As filed with the Securities and Exchange Commission on June 17, 2002

Registration No. 333-73992

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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

AMENDMENT NO. 1 to FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAGNITUDE INFORMATION SYSTEMS, INC.

(Name of small business issuer in its charter)

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Delaware 7372 75-2228828

(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer

incorporation or organization) Classification Code Number) Identification No.)

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401 State Route 24, Chester, New Jersey 07930

(908) 879-2722

(Address and telephone number of principal executive offices and place of business)

Steven D. Rudnik Joseph J. Tomasek, Esq.

401 State Route 24, Chester, New Jersey 07930 75-77 North Bridge Street, Somerville, New Jersey 08876

(908) 879-2722 (908) 429-0030

(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ____________.

If this form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ____________.

If this form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ____________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

The prospectus forming a part of this registration statement combines securities offered pursuant to a previously filed and currently effective registration statement on Form SB-2, Registration No. 333-34512, pursuant to Rule 429(a).

Calculation Of Registration Fee

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PROPOSED PROPOSED PROPOSED

TITLE OF MAXIMUM MAXIMUM MAXIMUM

SECURITIES AMOUNT OFFERING AGGREGATE

TO BE TO BE PRICE PER OFFERING AMOUNT OF

REGISTERED(1) REGISTERED SHARE PRICE REGISTRATION FEE

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Common stock 11,693,288 shares(1) $.195(2) $ 2,280,191 $691.00

$.0001 par value per share

Common Stock

Registered by 22,144,152 shares(3) $.235(4) $ 5,285,747 $487.00 this Amendment No. 1

Total Common Stock

Being Registered in

this Form SB-2_________33,837,440 shares_________________________________________________ ______________

Common Stock 19,482,086 shares(5) $1.91 $37,210,784 $11,276

Previously Registered in

this Form SB-2

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(1) Common shares included in this Form SB-2 registration Statement as filed with the Securities and Exchange Commission on November 21, 2001.

(2) Estimated solely for the purpose of computing the registration fee required by Section 6(B) Of the Securities Act and computed pursuant to Rule 457(C) under the Securities Act Based upon the average of the high and low prices of the common stock on November 19, 2001 as reported on the Electronic Bulletin Board Over-The-Counter Market maintained by The National Association of Securities Dealers, Inc.

(3) Additional common shares being registered in this Amendment No. 1 to Form SB-2 registration statement.

(4) Estimated solely for the purpose of computing the registration fee required by Section 6(B) Of the Securities Act and computed pursuant to Rule 457(C) under the Securities Act Based upon the average of the high and low prices of the common stock on June 4, 2002 as reported on the Electronic Bulletin Board Over-The-Counter Market maintained by The National Association of Securities Dealers, Inc.

(5) The Prospectus included in and forming a part of this Registration Statement includes the balance of 12,389,402 common shares of the original 19,482,086 common shares previously registered on a prior Form SB-2 Registration Statement, filed with the Securities and Exchange Commission on April 11, 2000, Registration No. 333-34512, declared effective on August 24, 2000. The filing fee paid of $11,276 was based upon the average of the high and low prices of the common stock of $1.91 as reported on the Electronic Bulletin Board, Over-The-Counter Market maintained by The National Association of Securities Dealers, Inc. on April 5, 2000, and was computed pursuant to Rule 457(C) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus

Magnitude Information Systems, Inc.

28, 642,334 Shares of Common Stock

1,000,000 Shares of Common Stock

Underlying Series C Preferred Stock

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805,570 Shares of Common Stock

Underlying Series D Preferred Stock

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7,180,172 Shares of Common Stock

Underlying Common Stock Purchase Warrants

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5,849,866 Shares of Common Stock

Underlying Stock Option Grants

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2,748,900 Shares of Common Stock

Underlying Company Note

This prospectus covers a total of 46,226,842 common shares registered on behalf of selling shareholders for resale. These total shares include 33,837,440 new common shares we are currently registering as well as 12,389,402 common shares that we previously registered in August, 2000. This prospectus covers all 46,226,842 of these common shares. Some of these common shares have been issued already or may be issued under our warrants, stock options and convertible preferred stock owned by selling shareholders. We are also registering 2,748,900 common shares that our President and Chief Executive Officer may obtain by converting his company promissory note. All of the 46,226,842 common shares covered in this prospectus may be sold from time to time by the named selling shareholders. We are not selling any of these common shares and will not receive any of the proceeds from their sale. We will receive the proceeds from any cash exercises of any of the warrants and stock options by the selling shareholders. Our common shares are quoted on the Electronic Bulletin Board, Over-The-Counter Market under the symbol "MAGY". On June 4, 2002, the average of the high and low prices paid for our common stock was $0.235. See "Selling Shareholders" and "Use of Proceeds".

You may contact us at our principal executive offices located at 401 State Route 24, Chester, New Jersey 07930 or by phone at (908)879-2722. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This Investment Involves Certain High Risks. See "Risk

Factors" Beginning on Page __.

The date of this prospectus is June __, 2002

Neither the Securities And Exchange Commission nor any state Securities Commission has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus Summary

This Summary Is Qualified In Its Entirety By The More Detailed Information Appearing Elsewhere In This Prospectus

The Company

We are a corporation that was organized under the laws of the State of Delaware (the "Company" or "Magnitude") on April 19, 1988 under the name Fortunistics Inc. On March 4, 1993, we changed our name to Whitestone Industries, Inc. On July 14, 1997, the Company changed its name to Proformix Systems, Inc., and on November 18, 1998, the Company changed its name to Magnitude Information Systems, Inc. .

The Company's primary product is an integrated suite of proprietary software modules marketed under the name "ErgoManagerTM" which are designed to help individual computer users and businesses increase productivity and reduce the risk of potentially preventable repetitive stress injury (RSI). These software modules can be applied individually or together in a comprehensive ergonomic and early intervention program that seeks to modify a user's behavior by monitoring computer usage patterns over time and warning the user when to break a dangerous trend in repetitive usage of an input device, such as a keyboard or mouse. The product was developed to train people working on computers, monitor computer-use related activities and evaluate a user's risk exposure and propensity towards injury or loss of effectiveness in connection with his/her day-to-day work. Moreover, the software enables a company to not only address the issue of health risks involving employees and to minimize resulting potential liabilities, but delivers a powerful tool to increase overall productivity.

Background

On June 24, 1997, the Company entered into an acquisition agreement whereby it acquired substantially all of the outstanding stock of Proformix, Inc., a Delaware corporation and manufacturer of ergonomic keyboarding systems. Proformix, Inc. in November 1998 changed its name to Magnitude, Inc. and is hereafter referred to as Magnitude, Inc. The business combination took the form of a reverse acquisition. The Company and Magnitude, Inc. remain as two separate legal entities whereby Magnitude, Inc. operates as a subsidiary of Magnitude Information Systems, Inc.. The operations of the newly combined entity are currently comprised solely of the operations of Magnitude, Inc.

On February 2, 1998, the Company entered into an Agreement and Plan of Merger with Rolina Corporation, a privately held New Jersey software developing firm, and on April 30, 1998, into an Asset Purchase Agreement with Vanity Software Publishing Co., a Canadian developer of specialized software, whereby the Company, in return for payments in form of cash and equity, acquired the rights to certain software products and related assets, with such software products subsequently forming the basis for the further development during the year of the Company's proprietary ErgoManagerTM software product.

On November 18, 1998, the Company and its wholly owned subsidiary Magnitude, Inc. entered into an Asset Purchase Agreement and several related agreements with 1320236 Ontario Inc. ("OS"), a publicly traded Canadian designer, manufacturer and distributor of office furniture pursuant to which OS acquired Magnitude, Inc.'s hardware product line comprised of ergonomic keyboard platform products and accessories, and all related inventory and production tooling and warehousing assets, and all intellectual property rights including the Proformix name, against a cash consideration and certain royalty payments on OS' sales of the Proformix hardware products. With the sale of the hardware product line, the Company's business is now focused exclusively on the further development and marketing of its new software products. This development comes against the backdrop of the issuance of a patent by the US Patent and Trademark Office on the Company's patent application for certain design principles underlying its ErgoManagerTM software.

The Offering

Securities offered 46,226,842 shares of common stock, $.0001 par value, including 1,000,000 shares of common stock issuable upon conversion of Series C Preferred Stock; 805,570 shares of common stock issuable upon the conversion of Series D Preferred Stock; 7,180,172 shares of common stock issuable upon the exercise of Warrants; 5.849,866 shares of common stock issuable upon the exercise of stock options; 2,748,900 shares of common stock issuable upon the conversion of a company note. See "Selling Shareholders" at page __.

Selling Shareholders The selling shareholders are identified in this prospectus at page __ together with the maximum amount of our common shares that each may sell either outright or upon conversion or exercise of rights under their respective preferred stock, warrants, stock options and the company note or subsequent to consummation of the subscription agreement. See "Selling Shareholders" at page __.

Plan of Distribution Up to 46,226,842 shares of common stock may be offered and sold by the selling shareholders through agents or brokers, acting as principal, agent in transactions, which may involve block transactions, on the Electronic Bulletin Board,

over-the-counter market or on other exchanges on which the

shares are then listed, pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at negotiated

prices or at fixed prices; through brokers or agents in private sales at negotiated prices; or by any other legally available means.

Offering Price At prevailing market prices on the Electronic Bulletin Board or on other exchanges on which the shares are then listed or at negotiated prices.

Use of Proceeds We will not obtain any funds from the sale of the common stock sold by the selling shareholders.

Securities Outstanding We are authorized to issue up to an aggregate

100,000,000 shares of common stock and 3,000,000

shares of preferred stock of which 48,766,035 common

shares and 209,857 preferred shares were issued and

outstanding at June 4, 2002. If the selling

shareholders exercise all of their rights to convert and/or exercise all of their preferred shares, warrants, stock options, and the convertible note, an additional 17,584,508 common shares, representing part of the shares being registered, will be outstanding, resulting in 66,350,543 total outstanding common shares. We have in reserve an additional 2,790,143 authorized preferred shares that it may issue in one or more series with such rights, preferences and privileges as may be determined by our

Board of Directors.

Risk Factors An investment in our common shares is highly speculative and any purchasers will suffer substantial dilution per common share compared to the purchase price. We have suffered losses for the three months period ended March 31, 2002 of $644,216, losses of $3,244,389 during 2001 and losses of $3,716,527 during 2000. We will need additional funding. No person should invest in our common shares who cannot afford to risk the loss of his or her entire investment. See "Risk Factors" at page __.

RISK FACTORS

You should carefully consider the risks described below when evaluating your ownership of the Magnitude common stock. The risks and uncertainties described below are not the only ones Magnitude faces. Additional risks and uncertainties we are presently not aware of or that we currently consider immaterial may also impair Magnitude's business operations.

If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline significantly.

We Continue to Suffer Financial Losses in our Business.

We have a history of losses and if we do not achieve profitability we may not be able to continue our business in the future. We have incurred substantial operating losses since our inception, which has resulted in an accumulated deficit of approximately $18,259,030 as of December 31, 2001 of which approximately $7 million are attributable to its discontinued hardware product line. For the fiscal years ended December 31, 2001 and 2000, we incurred losses of $3,244,389 and $3,716,527, respectively. For the three months period ended March 31, 2002, we had additional losses of $644,216. We have financed our operations primarily through the sales of equity and debt securities. Our expense levels are high and our revenues are difficult to predict. We anticipate incurring additional losses until we increase our client base and revenues. We may never achieve or sustain significant revenues or profitability. If we are unable to achieve increased revenues, we will continue to have losses and may not be able to continue our operations.

Our auditors have expressed their opinion that based upon our financial condition as shown in our financial statements for our fiscal year that ended on December 31, 2001, they have substantial doubts whether or not we will be able to continue in business as an operating company. See "Financial Statements".

We Need Additional Financing.

We could be required to cut back or stop operations if we are unable to raise or obtain needed funding. Our ability to continue operations will depend on our positive cash flow, if any, from future operations or our ability to raise additional funds through equity or debt financing. At present, we have not received firm commitments for private financings in amounts sufficient to cover the working capital necessary to continue to finance our operations and execute our business plan. Although we anticipate that future revenues and new capital from private and institutional investors with whom we are currently in negotiations will be sufficient to fund our current operations and capital requirements for the current fiscal year, we cannot give you any assurance that these negotiations will result in definite agreements that will provide such needed capital. We could be required to cut back or stop operations if we are unable to raise or obtain funds when needed.

We Do Not Have A Proven Software Sales Record

We do not have a proven software sales record and have made only limited sales of our software products. Our total revenues for software sales and licenses and support services for the years ended December 31, 2001 and 2000 were approximately $609,214 and $646,035, respectively. For the three month period ended March 31, 2002, we have revenues of only $10,767. As a result of our lack of proven sales success and lack of evidence that the business or consumer marketplaces have accepted our software products, you and other investors may not have enough or sufficient financial and operational information about us that is necessary in order to properly evaluate the risks of making any investment in our stock.

We Are Not Certain That Customers Will Buy Our Products.

Our revenues depend on sales of our specialized software products and we are uncertain whether there will be broad market acceptance of these products. Our revenue growth for the foreseeable future is largely dependent upon increased sales of our ErgoManagerTM suite of software products. Since the introduction of our ErgoManagerTM software products in November, 1998 and through March 31, 2002, revenue from our software products has been approximately $1,542,000 (prior to this time, we had sales of approximately $63,000 based upon a predecessor version of the ErgoManagerTM software}.

For the three months period ended March 31, 2002, we had revenues from the sales of software product licenses and support services of $10,767. Our future financial performance will depend upon the successful introduction and customer acceptance of our ErgoManagerTM software products as well as the development of new and enhanced versions of this product as well as other related software products that may be developed in the future. Revenue from products such as ErgoManagerTM depend on a number of factors, including the influence of market competition, technological changes in the ergonomic workplace market, our ability to design, develop and introduce enhancements on a timely basis and our ability to successfully establish and maintain distribution channels. If we fail to achieve broad market acceptance of our ErgoManagerTM products, it would have a material adverse effect on our business, operating results and financial condition.

We Do Not Have An Established Sales Distribution Network.

We do not have an established sales distribution network through which to sell our software products. Our inability to enter into strategic relationships with indirect channel partners could have a material adverse effect on us. As part of our sales and marketing efforts, we are seeking to develop strategic relationships with indirect channel partners, such as original equipment manufacturers and resellers. We have limited financial, personnel and other resources to undertake extensive marketing activities ourselves. Therefore, our software products will depend on our ability to develop and maintain strategic marketing relationships with indirect channel partners and their ability to market and distribute our software products. If we are unable to enter into and maintain such arrangements or if such arrangements do not result in the successful commercialization of our software products, then this could have a material adverse effect on our business, operating results and financial condition.

You Could Lose Your Entire Investment.

Our common stock offered in this prospectus is highly speculative, involves a high degree of risk and should not be purchased by any person who cannot afford the loss of his entire investment. A purchase of our common stock in this offering would be unsuitable for a person who cannot afford to sustain such a loss.

If We Were To Lose The Services of Our President Our Business Would Suffer

We are substantially dependent upon the continued services of Steven D. Rudnik, our President and Chief Executive Officer. The loss of the services of Mr. Rudnik through incapacity or otherwise would have a material adverse effect upon our business and prospects. To the extent that his services become unavailable, we will be required to retain other qualified personnel, and there can be no assurance that we will be able to recruit and hire qualified persons upon acceptable terms. We do, however, maintain key person life insurance on the life of Mr. Rudnik in the amount of $1 Million.

In addition to Mr. Rudnik, if we were to lose the services of one or more of our key employees, such as Joerg Klaube, our Chief Financial Officer, or Mark Fuller, our Senior Vice President of Marketing and Sales, our business, operating results, financial condition or business prospects could be materially adversely affected. We have several programs in place to retain key personnel, including granting of stock options that vest annually over four or five years. A number of key employees have vested stock options with exercise prices lower than our current stock price. These potential gains provide these employees the economic freedom to explore personal objectives both within and outside of our Company, which may result in the loss of one or more key employees during the coming years.

Penny Stock Regulations

The Securities Enforcement Penny Stock Act of 1990 requires specific disclosure to be made available in connection with trades in the stock of companies defined as "penny stocks". The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (I) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years; or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risk associated therewith as well as the written consent of the purchaser of such security prior to engaging in a penny stock transaction. The regulations on penny stocks may limit the ability of the purchasers of our securities to sell their securities in the secondary marketplace. Our common stock is currently considered a penny stock.

There is Intense Competition in the Industry

The market for ergonomic application software is expected to become intensely competitive. Although we are not aware of any ergonomic software that competes with our ErgoManagerTM software products currently, competitors will certainly enter this marketplace. Although we believe our success will be due in part to our early entry into the computer workplace market, we expect other software product manufacturers to develop and sell similar products.

Intense competition could lead to increased price competition in the market, forcing us to reduce prices. As a result, our gross margins may decline and we may lose our first-to-market advantage which, in turn, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may be unable to compete successfully with any new competitors which are better financed, have larger technical staffs and operational resources. There can be no assurances, therefore, that our software products will be able to successfully compete in the marketplace.

~~The computer software industry and products developed for the computer workplace face intense competition. We will be at a competitive disadvantage in seeking to compete with other companies having more assets, larger technical staffs, established market shares and greater financial and operational resources than us. There can be no assurance that we will be able to meet the competition and operate profitably.~~

We Have ~~Magnitude Has~~ Limited Protection of Intellectual Property and Proprietary Rights and May Potentially Infringe Third Party Intellectual Property Rights

We consider certain aspects of our software and documentation to be proprietary, and rely on a combination of contract, patent, copyright, trademark and trade secret laws and other measures to protect this information. Outstanding applications may not result in issued patents and, even if issued, the patents may not provide any meaningful competitive advantage. Existing copyright laws afford only limited protection. We believe that the rapid pace of technological change in the computer software industry has made patent, trade secret and copyright protection less significant than factors such as:

o knowledge, ability and experience of our employees;

o frequent software product enhancements; and

o timeliness and quality of support services.

Patent, trade secret and copyright protections may be inadequate, and our competitors may independently develop ergonomic software products that are substantially equivalent or superior to our software products. We do not believe that our software products, our trademarks or other proprietary rights infringe on the property rights of any third parties. However, third parties may assert infringement claims against us and our products. These assertions could require us to enter into royalty arrangements or could result in costly litigation.

Magnitude May Experience Product Liability Claims

Although our license agreements contain provisions designed to limit our exposure to potential product liability claims, these provisions could be invalidated by unfavorable judicial decisions or by federal, state or local laws or ordinances. Although we have not experienced any product liability claims to date, use of our software in mission critical applications may create a risk that a third party may pursue a claim against us. Although we carry product liability insurance, if a product liability claim against us was successful, the resulting damages or injunctive relief could have a material adverse affect on our business, financial condition and results of operations.

Our Stock Price is Volatile and There is a Risk of Litigation

The trading price of our common stock has in the past and may in the future be subject to wide fluctuations. For example, during the first quarter of fiscal year 2000, the average high sales price for our common stock traded in the public market was $4.75 per share while the average low sales price during the same period was $0.41 per share. Similarly, $1.16 was the average high and $0.38 the average low trading prices of our stock during the first quarter of 2001 in contrast to the $0.29 per share high average and $0.08 per share low average trading prices witnessed during the first quarter of this year.

Further, the stock market has experienced in recent months and may continue in the future to experience extreme price and volume fluctuations that particularly affect the market prices of equity securities of high technology companies that often are not related to or are disproportionate to the operating performance of such companies. These broad market fluctuations, as well as general economic, political and market conditions have, and may continue to have, a material adverse effect on the trading price of our common stock. fluctuations in the price of our common stock may expose us to the risk of securities class action lawsuits. We cannot assure you that there will not be lawsuits in the future or that future lawsuits will not have a material adverse effect on our business, financial condition and results of operations.

Rapid Technological Change; Dependence on New Products

The market for software is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements. The Company must respond rapidly to developments related to operating systems and applicable programming languages. Such developments will require the Company to continue to make substantial product development investments. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness or revenue.

The Company's future success will depend on its ability to continue to enhance its current product line and to continue to develop and introduce new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving customer requirements and otherwise achieve market acceptance. There can be no assurance that the Company will be successful in continuing to develop and market on a timely and cust-effective basis fully functional product enhancements or new products that respond to technological advances by others, or that its enhanced and new products will achieve market acceptance. In addition, the Company has in the past experienced delays in the development, introduction and marketing of new or enhanced products, and there can be no assurance that the Company will not experience similar delays in the future. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in product development or introduction, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Patents and New Products" and "Research and Development" below.

Any Further Stock Issuances Could Depress Our Share Trading Price

Of the 46,226,842 common shares offered in this prospectus, 26,642,334 common shares have already been issued to the selling shareholders. If the selling shareholders were to fully exercise their rights under their warrants, convertible preferred stock, stock options, and convertible note to purchase or convert into the remaining 17,584,508 common shares offered in this prospectus and then sell them, the market price of our common stock could be materially adversely affected. As of June 4, 2002, the substantial majority of the warrants, and stock options had exercise prices above the current market price of our common stock.

The Market Price At Which The Selling Shareholders Resell Their Stock Offered In This Prospectus May Bear No Relationship To Our Value

The prices at which Selling Shareholders resell our common shares will be determined by the then prevailing market prices of our common shares offered and sold on the Electronic Bulletin Board, over-the-counter market or on any other then applicable exchange where our Common Shares are traded, or may be at negotiated prices which, in all likelihood, will bare no relationship to our assets, book value, net worth or other economic or recognized measure of value. All of the exercise and conversion prices and rates of the Company's outstanding warrants, stock options, convertible preferred stock, convertible promissory notes and convertible note were arbitrarily determined by us and, as well, bare no relationship to our assets, book value, net worth, or any other economic or recognized measure of value. These exercise prices or conversion rates should not be regarded as any indication of current or future market price for our common shares.

FORWARD LOOKING STATEMENTS

When used in this Prospectus, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "projected," "intends to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including but not limited to economic conditions, changes in laws or regulations, the Company's history of operating losses, demand for its software products and services, newly developed technologies and software, regulatory matters, protection of technology, lack of industry standards, the ability to obtain contracts and licensing sales, the effects of competition and the ability of the Company to obtain additional financing. Such factors, which are discussed in "Risk Factors," "Business" and "Management's Discussion and

Analysis of Financial Condition and Results of Operations" and the notes to consolidated financial statements, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with undue reliance on any such forward-looking statements, which speak only as of the date made. See "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

This prospectus is part of a Form SB-2 registration statement that we filed with the SEC. This prospectus provides you with a general description of the securities that may be offered for sale, but does not contain all of the information that is in the registration statement. To see more detail, you should read the entire registration statement and the exhibits filed with the registration statement. Copies of the registration statement and the exhibits are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or examined without charge at the public reference facilities of the Commission described above.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information.

Neither Magnitude nor any selling shareholder is making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or in any other document incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

Upon request, we will provide without charge a copy of our Annual, Quarterly and Current Reports we have filed electronically with the Commission as well as a copy of any and all of the information that has been or may be incorporated by reference in this prospectus. Requests for such copies should be directed to Magnitude Information Systems, Inc., 401 State Route 24, Chester, New Jersey 07930 (telephone: 908-879-2722).

USE OF PROCEEDS

The selling shareholders will receive all of the net proceeds from the resale of any of the Company's common shares offered in this prospectus. We will not receive any of the proceeds from any sale of the shares by the selling shareholders. We will receive up to $11,137,039 in proceeds from the cash exercise of the warrants and stock options currently outstanding and included in this prospectus and we intend to use any such cash proceeds received for general corporate purposes, which may include repaying indebtedness, making additions to our ~~its~~ working capital, funding future acquisitions or for further developing our ~~its~~ products and hiring additional personnel.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock currently trades on the Electronic Bulletin Board, over-the-counter market, under the symbol "MAGY". The following table sets forth, for the calendar quarters indicated, and for the last two years, the high and low sales prices for our common stock:

High/Ask Low/Bid

1999

First Quarter $ 1.37 $ 0.41

Second Quarter 0.81 0.53

Third Quarter 1.09 0.55

Fourth Quarter 0.76 0.42

2000

First Quarter $ 4.75 $ 0.42

Second Quarter 2.88 0.95

Third Quarter $ 1.44 $ 0.71

Fourth Quarter $ 0.97 $ 0.63

2001

First Quarter $ 1.16 $ 0.38

Second Quarter $ 0.62 $ 0.27

Third Quarter $0.54 $ 0.22

Fourth Quarter $0.30 $ 0.12

2002

First Quarter $0.29 $ 0.08

As of June 4, 2002, there were approximately 300 shareholders of record for our common stock. The number of record holders does not include shareholders whose securities are held in street name.

The Company has not declared or paid, nor has it any present intention to pay, cash dividends on its Common stock. The Company is obliged to pay cash dividends on its outstanding convertible preferred stock and, under certain circumstances, on its outstanding cumulative preferred stock. See "DESCRIPTION OF CAPITAL STOCK" - "The Series A Stock", "The Series B Stock", "The Series C Stock" and "The Series D Stock", below.

Selling Shareholders

All of the common stock offered is either already issued or is issuable upon the exercise or conversion of Company warrants, stock options, convertible preferred stock and convertible note issued or issuable by Magnitude to the selling shareholders. We may from time to time supplement or amend this prospectus, as required, to provide other information with respect to the selling shareholders.

The following table sets forth certain information regarding ownership of Magnitude's common stock by the selling shareholders as of June 4, 2002, including their names, and the number of shares of common stock owned by them and offered pursuant to this prospectus. The selling shareholders listed in the table do not necessarily intend to sell any of their shares. Magnitude filed the registration statement, which includes this prospectus, due to the registration rights granted to the selling shareholders, not because they had expressed an intent to immediately sell their shares.

Name of No. of

Selling Beneficial Holdings Common Shares % of Class

Shareholders Before the Offering Offered Hereby after Offering

-------------------------------------------------------------------------------------------------------------------

929595 Ontario Ltd. 760 380 **

Abrams, Philip 11,400 5,700 **

Acosta, Elbert R. II 1,270,000 1,250,000 **

Alexander, Ian 3,376 1,688 **

Angelastri, Ivano 1,512,500 850,000 0.96%

Angelastri-Keller, Sophie 200,000 200,000 **

Aniso Stiftung 202,332 202,332 **

Ash, Howard 246,814 246,814 **

Barbaro, Ronald D. in Trust 22,392 11,196 **

Baumann, Luciano 10,000 10,000 **

Beck, Kurt N. 200,000 200,000 **

Benoliel, Ian 1,646 823 **

Berek, Roman 25,000 25,000 **

Bicking, David L. 200,000 200,000 **

Bischoff, Dieter 400,000 400,000 **

Bischoff, Nina 125,000 125,000 **

Blue Fuel Corporation 2,306 1,153 **

Boehm-Raffay, Thomasz 25,000 25,000 **

Boroski, Eugene 50,000 30,000 **

Bourke, Robert L. 27,780 27,780 **

Bourke, Delia J. 27,780 27,780 **

Brandstatter, Albert 1,153 1,153 **

Brant Investment Ltd. 26,573 26,573 **

Brooks, Adam 20,000 20,000 **

Brooks, Blake 20,000 20,000 **

Burgman, David 20,000 20,000 **

Burri, Erwin 200,000 200,000 **

Calter Associates 121,124 121,124 **

Carrel, Rene 603,400 603,400 **

Carter, Gary 14,819 14,819 **

Christoph, Marti 100,000 100,000 **

Citrus Land & Development Corp. 778,111 646,111 **

Consulting for Strategic Growth 390,000 390,000 **

Coop Bank 62,500 20,000 **

Corbett, William & M. 100,000 100,000 **

Cumming, Frederick 5,000 5,000 **

Curtis, Jeff 2,470 1,235 **

Cynamon Holding Corp. 8,232 4,116 **

Dean, Mike 50,000 50,000 **

Dellelce, Perry 1,646 823 **

DeWolf, Keith G. 820,000 820,000 **

Dina Partners 1,555,560 1,555,560 **

Done Wright Termite & Pest Control Inc. 100,000 100,000 **

Duncan, John C. 557,500 500,000 **

Edgerton, Walter L. 50,000 50,000 **

ES-LEA Holdings Ltd. 15,072 7,536 **

Feld, Ian 35,000 35,000 **

Ferrier Lullin Bank&Trust 2,470 2,470 **

Fiala, Drew 14,819 14,819 **

Fireworks Creative Inc. 658 329 **

Franz, Gerald J. 35,330 30,000 **

Fuller, Mark A. 1,250,000 450,000 1.63%

GGD Associates 275,000 275,000 **

Gamrasni, David 30,000 30,000 **

Gamrasni, Andre 41,667 41,667 **

Gamrasni Ahlen, Nina 41,667 41,667 **

Gamrasni, Kerstin 41,666 41,666 **

Gamrasni, David (Jr.) 41,667 41,667 **

Gamrasni, Nicolai 41,667 41,667 **

Gamrasni, Ivan 41,666 41,666 **

Gibb, Dean A. 100,000 100,000 **

Goebel, Jean-Pierre 200,000 200,000 **

Gomez, L.M. 55,560 55,560 **

Gort, Stefan 50,000 50,000 **

Gray, Steven L. 1,812,729 1,050,829 1.54%

Gray, Virginia 25,000 25,000 **

Groconi Holdings, Inc. 1,120 560 **

Haering, Greg and Joy 10,000 10,000 **

Hauschild, Rudolf 60,000 60,000 **

Heuberger, Roland 185,000 185,000 **

Hinst, Raymond and Suzanne 100,000 100,000 **

Hoefig, Marc 100,000 100,000 **

Holian, John W. Jr. 120,000 120,000 **

Holt Revocable Trust UTA 5-15-97 300,000 300,000 **

Jackson Hewitt Investment Svc. 400,000 400,000 **

Kaemper, Siegfried D. 500,000 500,000 **

Kaercher, William B.

C/F Benjamin Kaercher 38,000 38,000 **

Kaercher, William B. C/F Sam Kaercher 47,000 47,000 **

Kaercher, William M. 50,000 50,000 **

Keenan, Lynne 6,838 3,419 **

Kesselring, Roland 555,500 555,500 **

Klaube, Joerg H. 560,517 100,000 0.94%

Kroll, Seymour 177,602 137,602 **

Kutkrvicius, John 3,294 1,647 **

Lalande, Audrey 824 412 **

Lands, Larry A. 211,120 211,120 **

Langheck, Andreas M. 338,000 338,000 **

Liebel, Peter 2,305 2,305 **

Liechtensteinische Landesbank 3,109, 040 3,011,510 **

Logie, Tim 1,646 823 **

Lu, Lixin 823 823 **

Luescher, Dieter 40,000 40,000 **

Luethi, Jules 50,000 50,000 **

Lynch, Terry 2,306 1,153 **

Manis, Warren 6,586 3,293 **

Marot, Richard & Charlene 250,000 250,000 **

Martin, Martin G. 1,750,000 1,100,000 1.32%

Masionis, Sal 4,940 2,470 **

McGrath, Thomas J. 125,000 125,000 **

Meixger, Andreas 200,000 200,000 **

Merhavia Construct.Ltd. 1,520 760 **

Merrill, Bryan G. 560,000 560,000 **

Mette, Tim 41,000 26,000 **

Mickelson, Sheldon 400,000 400,000 **

Miller, Philip C. 500,000 500,000 **

Miller, Philip C. SSB Keogh MP/PS 300,000 300,000 **

MJE Partners 100,000 100,000 **

Morton, James W.& Karen E. 125,000 125,000 **

Mueller, Klaus 100,000 100,000 **

Murphy, John K. 11,400 5,700 **

Niro, Giocondo 1,646 823 **

Noshagya, Jane L. 20,000 20,000 **

Oakes, Glenn A. II 130,000 130,000 **

Pachino, Joseph & Marlene 200,000 200,000 **

Paine Webber C/F Gary Shemano 200,000 200,000 **

Pisani, B.Michael 977,780 977,780 **

Pisani, Michael B. 22,000 22,000 **

Print-O-Plast Ltd. 2,306 1,153 **

Purvis, Blakely W. 550,000 550,000 **

R&A Group Holdings 60,000 60,000 **

RAM Trading 555,560 555,560 **

Regency Capital Partners LLC 476,000 440,000 **

Reidar's Retreat LLC 100,000 100,000 **

Reiter, Sygney 950 950 **

Reimann-Dubbers, Nina 600,000 600,000 **

Reman Partners AG 150,000 150,000 **

Rodman & Renshaw 50,000 50,000 **

Rogivue, Nicolas 530,562 530,562 **

Rolls. Len 1,000,000 1,000,000 **

Roni Excavating Ltd. 1,520 760 **

Rubin, Richard 35,000 35,000 **

Rudnik, Steven D. 8,074,595 7,898,900 0.37%

S & I Consulting 65,500 65,500 **

Sal Investments Inc. 5,700 5,700 **

Santino, Dennis 1,000,000 1,000,000 **

Saperia, Eva 4,446 2,223 **

Schuerch, Siegfried 540,000 540,000 **

Schuerch Asset Mgmt. GmbH 120,000 120,000 **

Schuerch, Kerstin . 250,000 250,000 **

Schuerch, Ueli 1,707,144 1,457,144 **

Shear Holdings Ltd. 950 475 **

Shear, Eleanore 4,116 2,058 **

Shemano, Gary J. 100,000 100,000 **

Sheppard, Tom 1,647 1,647 **

Shoemaker, John & Audrey 200,000 200,000 **

Shulenberger, Chris 5,928 2,964 **

Siegel, Howard G. 944,275 544,000 **

Solid Rock Corp. 222,000 222,000 **

Spinnaker Ventures LLC 630,000 525,000 **

Stangel, Georg 255,500 255,500 **

Staiger, Jochen M. 279,800 279,800 **

Stanley, T. 14,819 14,819 **

Strasler, Brent 2,470 2,470 **

Studer, Marlies E. 25,000 25,000 **

T+T Vermoegensverwaltungs AG 500,000 500,000 **

Tapio, John A.& Nels D.

&Kyle J. JTWROS 1,000,000 1,000,000 **

Tapio, Roy W. and Shirley M. JTWROS 372,000 372,000 **

Tarek, Pamela 5,598 2,799 **

Tauss, Michael 831,000 831,000 **

Thomas, David 32,930 32,930 **

Thornton, Robert G. 200,000 200,000 **

Tomas, Peter A. 50,000 50,000 **

Trull, Richard B. 200,000 200,000 **

Twomey, Lee J. 350,000 350,000 **

Ushter Holdings Inc. 1,300 650 **

Vanity Software Publ.Co. 4,508 2,254 **

Stuart H. Zimmerman Rev.Trust 1,091,389 1,000,000 **

Von Mitschke-Collande, Christopher 125,000 125,000 **

Wagner, Tomacz 20,000 20,000 **

Ward, Diana J. 50,000 50,000 **

Watson, Kemp 3,705 3,705 **

Wider, Harald 34,000 34,000 **

Wunderlich, Courtney 25,000 25,000 **

Wunderlich, Justin 25,000 25,000 **

Xonnel Holdings Ltd. 14,923 9,223 **

Zaldastani, Nicholas & Kerri JT TEN 300,000 300,000 **

Ziraldo, Donald 6,586 3,293 **

__________ ___________

51,150,346 46,226,842

** less than 1 percent

Description of Selling Shareholders and certain transactions:

1) Private Placement Pursuant to Section 4(2)

The above table includes 500,000 shares underlying a stock purchase warrant, previously registered with a registration statement on Form SB-2 originally declared effective in August 2000 and subsequently amended, on behalf of an institutional investor, such warrant having been issued in connection with the conversion of a convertible promissory note dated April 23, 1999, and subsequently assigned to the below entity.

Previously registered on behalf of: Stuart H. Zimmerman Rev.Trust 500,000

(2) Private Placement Pursuant to Section 4(2)

The above table includes 200,000 shares already issued and 300,000 shares underlying stock purchase warrants, all of which were previously registered with a registration statement on Form SB-2 originally declared effective in August 2000 and subsequently amended, on behalf of four private investors, such shares and warrants having been issued pursuant to their election to convert convertible promissory notes issued during June 1999.

Previously registered on behalf of: MJE Partners 100,000

Paine Webber C/F Gary Shemano 200,000

Trull, Richard B. 100,000

Twomey, Lee J. 100,000

(3) Private Placement Pursuant to Section 4(2)

The above table includes 22,000 shares already issued and 200,000 shares underlying a stock purchase warrant, all of which were previously registered with a registration statement on Form SB-2 originally declared effective in August 2000 and subsequently amended, on behalf of a private investor and his assignee, such shares and warrant having been issued pursuant to his election to convert a convertible promissory note dated May 28, 1999.

Previously registered on behalf of: Pisani, B.Michael 200,000

Pisani, Michael B. 22,000

(4) Private Placement Pursuant to Section 4(2)

The above table includes 236,000 shares already issued and 610,000 shares underlying stock purchase warrants, all of which were previously registered with a registration statement on Form SB-2 originally declared effective in August 2000 and subsequently amended, on behalf of a private investor and four assignees of the investor. The shares had been issued pursuant to his election to convert several convertible promissory notes dating between June 1999 and November 1999 into common shares of the Company; the stock purchase warrants were issued concurrent with the convertible notes.

Previously registered on behalf of: Dean, Mike 50,000

Hinst, Raymond and Suzanne 100,000

Siegel, Howard G. 424,000

Solid Rock Corp. 222,000

Ward, Diana J. 50,000

(5) Private Placement Pursuant to Section 4(2)

The above table includes 1,555,000 shares already issued and 332,332 shares underlying stock purchase warrants, all of which were previously registered with a registration statement on Form SB-2 originally declared effective in August 2000 and subsequently amended, on behalf of eight private foreign investors and one assignee. The investors include Mr. Ivano Angelastri, a director of the Company. The shares and warrants were issued pursuant to private placement subscriptions entered into between the Company and such investors between October 1999 and December 1999.

Previously registered on behalf of: Angelastri, Ivano 600,000

Angelastri-Keller, Sophie 200,000

Aniso Stiftung 202,332

Christoph, Marti 100,000

Coop Bank 20,000

Heuberger, Roland 185,000

Luescher, Dieter 40,000

Schuerch Asset Mgmt.GmbH 120,000

Schuerch, Ueli 400,000

Wagner, Tomacz 20,000

(6) Resignation Agreement of Former Chairman

The above table includes 1,000,000 shares underlying 100,000 shares of Series C Senior Convertible Preferred Stock and were previously registered with a registration statement on Form SB-2 originally declared effective in August 2000 and subsequently amended, on behalf of the former chairman of the Company pursuant to the terms of his Resignation Agreement dated January 28, 2000

Previously registered on behalf of: Martin, Martin G. 1,000,000

(7) Private Placement Pursuant to Section 4(2)

The above table includes 400,000 shares already issued and 100,000 shares underlying stock purchase warrants, all of which were previously registered with a registration statement on Form SB-2 originally declared effective in August 2000 and subsequently amended, on behalf of two private investors. The shares and warrants were issued pursuant to private placement subscriptions entered into between the Company and such investors in January and February 2000.

Previously registered on behalf of: Jackson Hewitt Investment Svc. 400,000

Miller, Philip C. 100,000

(8) Shares Underlying Warrants Issued Pursuant to Acquisition

The above table includes 209,074 shares underlying warrants previously registered with a registration statement on Form SB-2 originally declared effective in August 2000 and subsequently amended, on behalf of former shareholders of Vanity Software Publishing Corporation ("Vanity"), a Canadian software company. On April 30, 1998, the Company signed an agreement to acquire substantially all of the assets, subject to the assumption of certain liabilities, of Vanity in exchange for 224,000 restricted shares of the common stock of the Company and warrants to purchase an additional 224,000 shares

Previously registered on behalf of: 929595 Ontario Ltd 380

Abrams, Philip 5,700

Alexander, Ian 1,688

Barbaro, Ronald D. in Trust 11,196

Benoliel, Ian 823

Blue Fuel Corporation 1,153

Brandstatter, Albert 1,153

Brant Investment Ltd. 26,573

Carter, Gary 14,819

Curtis, Jeff 1,235

Cynamon Holding Corp. 4,116

Dellelce, Perry 823

ES-LEA Holdings Ltd. 7,536

Ferrier Lullin Bank&Trust 2,470

Fiala, Drew 14,819

Fireworks Creative Inc. 329

Groconi Holdings, Inc. 560

Keenan, Lynne 3,419

Kutkrvicius, John 1,647

Lalande, Audrey 412

Liebel, Peter 2,305

Logie, Tim 823

Lu, Lixin 823

Lynch, Terry 1,153

Manis, Warren 3,293

Masionis, Sal 2,470

Merhavia Construct.Ltd. 760

Murphy, John K. 5,700

Niro, Giocondo 823

Print-O-Plast Ltd. 1,153

Reiter, Sygney 950

Roni Excavating Ltd. 760

Sal Investments Inc. 5,700

Saperia, Eva 2,223

Shear Holdings Ltd. 475

Shear, Eleanore 2,058

Sheppard, Tom 1,647

Shulenberger, Chris 2,964

Stanley, T. 14,819

Strasler, Brent 2,470

Tarek, Pamela 2,799

Thomas, David 32,930

Ushter Holdings Inc. 650

Vanity Software Publ.Co. 2,254

Watson, Kemp 3,705

Xonnel Holdings Ltd. 9,223

Ziraldo, Donald 3,293

(9) Shares Underlying Non-Statutory Stock Options

The above table includes 3,124,866 shares underlying non-statutory stock options issued to certain present and past key employees, all of which had previously been registered with a registration statement on Form SB-2 originally declared effective in August 2000 and subsequently amended, on behalf of such employees and their assignees.

Previously registered on behalf of: Angelastri, Ivano 250,000

Cumming, Frederick 5,000

Duncan, John C. 500,000

GGD Associates 275,000

Klaube, Joerg H. 100,000

Kroll, Seymour 119,866

Martin, Martin G. 100,000

Rudnik, Steven D. 1,325,000

Schuerch, Kerstin 250,000

Stangel, Georg 200,000

(10) Options Issued in Lieu of Cash Compensation to Officer

The above table includes 150,000 shares underlying stock options, previously registered with a registration statement on Form SB-2 originally declared effective in August 2000 and subsequently amended, on behalf of the current President and Chief Executive Officer of the Company.

Previously registered on behalf of: Rudnik, Steven D. 150,000

(11) Shares Underlying Convertible Note Issued to an Officer and Director

The above table includes 749,780 shares underlying a company obligation, previously registered with a registration statement on Form SB-2 originally declared effective in August 2000 and subsequently amended, on behalf of the current President and Chief Executive Officer of the Company. The obligation was incurred in connection with the acquisition by the Company of Rolina Corporation in February 1998, and has been described in detail in the above mentioned filing on Form SB-2 which is incorporated herein by reference. The obligation was subsequently recast into a convertible note, a portion of which amounting to $274,890 is convertible, at the holder's option, into 2,748,900 shares.

Previously registered on behalf of: Rudnik, Steven D. 749,780

Newly registered on behalf of: Rudnik, Steven D. 1,999,120

(12) Private Placement Pursuant to Section 4(2)

The above table includes 1,813,150 shares already issued and 1,087,200 shares underlying stock purchase warrants, all of which were previously registered with a registration statement on Form SB-2 originally declared effective in August 2000 and subsequently amended, on behalf of six private foreign investors and two assignees. These securities were issued pursuant to private placement subscriptions entered into between the Company and such investors, between January and March 2000.

Previously registered on behalf of: Burri, Erwin 200,000

Calter Associates 111,200

Carrel, Rene 388,900

Kesselring, Roland 555,500

Liechtensteinische Landesbank 855,750

Reman Partners AG 150,000

Rogivue, Nicolas 375,000

Schuerch, Ueli 208,500

Stangel, Georg 55,500

(13) Shares Underlying Warrants Issued for Services

The above table includes 200,000 shares underlying stock purchase warrants, all of which were previously registered with a registration statement on Form SB-2 originally declared effective in August 2000 and subsequently amended. The warrants were issued pursuant to a consulting agreement involving investor relations services, with an unrelated party.

Previously registered on behalf of: Corbett, William & M . 100,000

Shemano, Gary J. 100,000

(14) Shares Underlying Warrants Issued Pursuant to Conversion of Preferred Stock

By way of this amendment, the Company is registering (a) an aggregate 791,960 shares underlying warrants and 125,000 shares issued upon exercise of warrants for the same number of shares, all issued to four investors in connection with them exercising, between May 17, 2001 and June 30, 2001, their conversion rights on shares of Series B Senior Convertible Preferred Stock, and (b) 555,500 shares underlying warrants, exercisable at $0.50 per share, issued for consulting services in connection with the before mentioned conversions. None of the recipients of such warrants is a registered broker-dealer. The Company received $12,500 for the exercise of the warrants for the 125,000 shares.

Newly registered on behalf of: Carrel, Rene 166,700

Liechtensteinische Landesbank 555,760

Rogivue, Nicholas 125,000

Schuerch, Ueli 625,000

(15) Shares Underlying Warrants Issued for Services

By way of this amendment, the Company is registering 650,000 shares underlying warrants issued pursuant to two consulting agreements involving investor relations services with unrelated parties, one of which assigned warrants for 210,000 shares to five assignees. 150,000 of these warrants are exercisable at $0.50 per share, 250,000 are exercisable at $1.00 per share, and 250,000 are exercisable at $1.50 per share. Copies of the two consulting agreements are attached as Exhibits 4.25 and 4.26.

Newly registered on behalf of: Brooks, Adam 20,000

Brooks, Blake 20,000

Consulting for Strategic Growth 390,000

Franz, Gerald J. 30,000

Gamrasni, David 30,000

R&A Capital Holdings 60,000

Rodman & Renshaw 50,000

Wunderlich, Courtney 25,000

Wunderlich, Justin 25,000

(16) Shares Underlying Warrants and Shares Issued Outright in lieu of Interest and Dividends

By way of this amendment the Company is registering 74,930 shares already issued and 17,736 shares underlying warrants, issued pursuant to the conversion into such securities of an aggregate $46,333 accrued dividends and interest. The warrants are exercisable at $0.90 per share.

Newly registered on behalf of: Calter Associates 9,924

Carrel, Rene 20,800

Kroll, Seymour 17,736

Rogivue, Nicolas 20,562

Schuerch, Ueli 23,644

(17) Private Placement Pursuant to Section 4(2)

By way of this amendment the Company is registering a total 1,711,140 shares on behalf of seven private investors pursuant to private placement subscriptions entered into between the Company and such investors, between September 2000 and March 2001. 805,570 of such shares underlie conversion privileges accruing to a total of 80,557 shares of Series D Senior Convertible Preferred Stock issued to or subscribed for by certain of these investors. 522,230 shares underlie Company Common Stock Purchase Warrants for the purchase of common shares at $0.50 per share issued to certain of these investors. 333,340 shares were issued pursuant to the exercise of warrants and 50,000 shares were issued upon conversion of 5,000 shares Series D Senior Convertible Preferred Stock. The Company received an aggregate $770,013 from these investment transactions. A copy of the subscription agreement utilized in these transactions is attached as Exhibit 4.27 .

Newly registered on behalf of: Bourke, Robert L. 27,780

Bourke, Delia J. 27,780

Dina Partners 555,560

Gomez, L.M. 55,560

Lands, Larry A. 111,120

Pisani, B.Michael 377,780

RAM Trading 555,560

(18) Private Placement Pursuant to Section 4(2)

By way of this amendment the Company is registering a total 6,962,022 shares on behalf of 27 private investors and three finders pursuant to private placement subscriptions entered into between the Company and such investors, between March 2001 and September 2001. 3,602,611 of such shares were issued outright to these investors; 2,258,371 shares were issued pursuant to subsequent exercises of stock purchase warrants issued to such investors against payment of $256,652, and 1,024,240 shares underlie Company Common Stock Purchase Warrants for the purchase of common shares at $0.90 per share and were issued to these investors. The above mentioned common shares include a total 160,000 shares that have been issued to one of the investors who also serves as a director of the Company, pursuant to his exercise of warrants for 160,000 shares, originally issued as part of the above transactions. In addition, the shares to be registered include 56,900 shares and 19,900 shares underlying stock purchase warrants, exercisable at $0.60 per share, issued as compensation to the finders, none of whom is a registered broker-dealer. The Company received an aggregate $1,476,500 from these investment transactions, not counting the $256,652 received from the exercising of the warrants. A copy of the subscription agreement utilized in these transactions is attached as Exhibit 4.28.

Newly registered on behalf of: Berek, Roman 25,000

Bischoff, Dieter 250,000

Bischoff, Nina 125,000

Boehm-Raffay, Thomasz 25,000

Carrel, Rene 27,000

Citrus Land & Development Corp. 521,111

DeWolf, Keith G. 250,000

Feld, Ian 35,000

Goebel, Jean-Pierre 100,000

Gort, Stefan 20,000

Gray, Steven L. 326,111

Hauschild, Rudolf 60,000

Kaemper, Siegfried D. 500,000

Langheck, Andreas M. 338,000

Liechtensteinische Landesbank 1,600,000

Meixger, Andreas 200,000

Mette, Tim 26,000

Morton, James W.& Karen E. 125,000

Pisani, B.Michael 150,000

Reimann-Dubbers, Nina 600,000

Rogivue, Nicholas 10,000

Rubin, Richard 35,000

Schuerch, Siegfried 540,000

Schuerch, Ueli 200,000

Shoemaker, John & Audrey 200,000

Spinnaker Ventures LLC 250,000

Staiger, Jochen M. 239,800

Tauss, Michael 25,000

Von Mitschke-Collande, Christopher 125,000

Wider, Harald 34,000

(19) Shares Underlying Stock Option

By way of this amendment the Company is registering 75,000 shares on behalf of Steven D. Rudnik, its chief executive officer. These shares underlie a stock option issued pursuant to an agreement between the chief executive officer and the Company whereby in lieu of the 150,000 shares to be issued for compensation which shares were described in note (12) above, Mr. Rudnik shall receive stock option for 225,000 shares, exercisable at $0.75 per share. Since 150,000 of such shares had previously been included in an earlier amendment of this registration and are already included elsewhere in this filing the Company is herewith registering the remaining 75,000 shares.

Newly registered on behalf of: Rudnik, Steven D. 75,000

(20) Private Placements Pursuant to Section 4(2)

By way of this amendment the Company is registering a total 330,000 shares on behalf of three private investors pursuant to private placement subscriptions entered into between the Company and such investors, between October 2001 and November 2001. 220,000 of such shares were issued outright to these investors; 50,000 shares were issued pursuant to subsequent exercises of warrants and 60,000 shares underlie Company Common Stock Purchase Warrants for the purchase of common shares, exercisable at $0.50 per share and were issued to these investors. The Company received an aggregate $55,000 from these investment transactions and $5,000 from the subsequent warrant exercises. A copy of the subscription agreement utilized in these transactions is attached as Exhibit 4.29.

Newly registered on behalf of: DeWolf, Keith G. 120,000

Oakes, Glenn A. II 60,000

Pachino, Joseph & Marlene 150,000

(21) Private Placements Pursuant to Section 4(2)

By way of this amendment the Company is registering a total 2,100,000 shares on behalf of nine private investors, two of who purchased 900,000 of these shares and are officers and directors of the company, pursuant to private placement subscriptions entered into between the Company and such investors, between January 2002 and March 2002. The beneficiaries include five assignees of one of the investors. The Company received a total of $210,000 from these transactions. A copy of the subscription agreement utilized in these transactions is attached as Exhibit 4.30.

Newly registered on behalf of: Boroski, Eugene 30,000

Citrus Land & Development Co. 125,000 Dina Partners 500,000

Fuller, Mark A. 300,000

Goebel, Jean-Pierre 50,000

Gort, Stefan 10,000

Gray, Steven L. 600,000

Haering, Greg and Joy 10,000

Holian, John W. Jr 50,000

Kaercher, William B

C/F Benjamin Kaercher 38,000

Kaercher, William B C/F Sam Kaercher 47,000

S&I Consulting 40,000

Tauss, Michael 50,000

Stuart H Zimmerman Rev.Trust 250,000

(22) Shares issued in exchange for debt and shares underlying stock award

By way of this amendment the Company is registering a total 987,532 shares on behalf of five creditors one of who is a director of the Company, in return for the cancellation of $98,753 company liabilities.

Newly registered on behalf of: Ash, Howard 116,814

Fuller, Mark A. 150,000

Gray, Steven L. 124,718

Regency Capital

Partners LLC 440,000

Tauss, Michael 156,000

(23) Private Placements Pursuant to Section 4(2)

By way of this amendment the Company is registering a total 12,897,000 shares on behalf of 46 private investors pursuant to private placement subscriptions entered into between the Company and such investors, between March 2002 and June 2002. In addition, the Company is registering 165,500 shares issued as compensation to three foreign finders, none of whom is a registered broker-dealer. The Company received a total of $1,204,200 from these transactions. A copy of the subscription agreement utilized in these transactions is attached as Exhibit 4.30.

Newly registered on behalf of:Acosta, Elbert R.II 1,250,000

Ash, Howard 130,000

Baumann, Luciano 10,000

Beck, Kurt N. 200,000

Bicking, David L. 200,000

Bischoff, Dieter 150,000

Burgman, David 20,000

DeWolf, Keith G. 450,000

Done Wright Termite

& Pest Ctrl.Inc. 100,000

Dina Partners 500,000

Edgerton, Walter L. 50,000

Gibb, Dean A. 100,000

Goebel, Jean-Pierre 50,000

Gort, Stefan 20,000

Gray, Virginia 25,000

Hoefig, Marc 100,000

Holian, John W. Jr. 70,000

Holt Revocable Trust UTA 5-15-97 300,000

Kaercher, William M. 50,000

Lands, Larry A. 100,000

Luethi, Jules 1,600,000 50,000

Marot, Richard & Charlene 250,000

McGrath, Thomas J. 125,000

Merrill, Bryan G. 560,000

Mickelson, Sheldon 400,000

Miller, Philip C. 400,000

Miller, Philip C.SSB Keogh M/PS 300,000

Mueller, Klaus 100,000

Noshagya, Jane L. 20,000

Oakes, Glenn A.II 70,000

Pachino, Joseph and Marlene 50,000

Pisani, B.Michael 250,000

Purvis, Blakely W. 550,000

Reidar's Retreat LLC 100,000

Rolls, Len 1,000,000

S&I Consulting 25,500

Santino, Dennis 1,000,000

Spinnaker Ventures LLC 275,000

Staiger, Jochen M. 40,000

Studer, Marlies E. 25,000

T+T Vermoegensverwaltungs AG 500,000

Tapio,RoyW.&Shirley M. JTWROS 372,000

Tapio, John A.&Nels D.

&Kyle J.HTWROS 1,000,000

Tauss, Michael 600,000

Thornton, Robert G. 200,000

Tomas, Peter A. 50,000

Trull, Richard B. 100,000

Twomey, Lee J. 250,000

Stuart H.Zimmerman Rev.Trust 250,000

Zaldastani, Nicholas & Kerri JT TEN 300,000

(24) Shares Issued in Lieu of Cash Compensation to Officer

By way of this amendment, the Company is registering 1,100,000 shares on behalf of the current President and Chief Executive Officer of the Company, such shares having been issued in lieu of cash compensation for most of the year 2002.

Newly registered on behalf of: Rudnik, Steven D. 1,100,000

(25) Shares Issued for Services

By way of this amendment, the Company is registering 250,000 shares on behalf of a consultant and his assignees, for management and business consulting services rendered. Such shares have been issued pursuant to a corporate resolution approved by the Company's board of directors.

Newly registered on behalf of: Gamrasni, Andre 41,667

Gamrasni Ahlen, Nina 41,667

Gamrasni, Kerstin 41,666

Gamrasni, David (Jr.) 41,667

Gamrasni, Nicolai 41,667

Gamrasni, Ivan 41,666

(26) Shares for Consultancy

By way of this amendment, the Company is registering 120,000 shares on behalf of a consultant, such shares having been issued for investor relations and management consulting services.

Newly registered on behalf of: Siegel, Howard G. 120,000

(27) Shares Underlying Stock Option Issued to Officer

By way of this amendment, the Company is registering 2,500,000 shares on behalf of the current President and Chief Executive Officer of the Company, such shares underlying a stock option issued in July 2001, which is exercisable at $0.50 per share.

Newly registered on behalf of: Rudnik, Steven D. 2,500,000

SHARES ELIGIBLE FOR FUTURE SALE

This prospectus covers 46,226,842 common shares of which 12,389,402 shares were part of the August 24, 2000 registration and 33,837,440 shares are being newly registered.

As of June 4, 2002, there are 48,766,035 common shares issued and outstanding of which 21,889,111 are freely tradable, including 4,886,910 common shares covered by the earlier, August, 2000 registration statement. In addition, 7,502,492 common shares underlying stock options, warrants, convertible preferred stock and convertible notes were also registered and included with this earlier, August, 2000 registration statement and will be eligible for resale upon the conversion of, or the exercise of rights associated with, such instruments.

Upon the effectiveness of this registration statement, (a) an additional 23,755,424 common shares already issued and (b) 10,082,016 common shares underlying stock options, warrants, convertible preferred stock and convertible notes, upon the conversion of, or the exercise of rights associated with, such instruments, will also be freely tradable.

In addition to the above, the 3,121,500 remaining shares of common stock presently outstanding that are restricted and/or affiliate securities and not included in this prospectus as well as 118,298 common shares underlying the issued and outstanding series A senior convertible preferred stock, 740,339 common shares underlying outstanding warrants, and 5,136,942 common shares underlying outstanding stock options, which, if converted or exercised, as the case may be, may not presently, but may in the future be sold into any public market that may exist for the common stock pursuant to Rule 144 promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Sales of substantial amounts of this common stock in the public market could adversely affect the market price of the common stock.

In general, under Rule 144 as currently in effect, a person (or group of persons whose shares are aggregated), including affiliates of the Company, can sell within any three month period, an amount of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or the reported average weekly trading volume during the four calendar weeks preceding the sale; provided at least one year has elapsed since the restricted securities being sold were acquired from the Company or any affiliate of the Company, and provided further that certain other conditions are also satisfied. If at least two years have elapsed since the restricted securities were acquired from the Company or an affiliate of the Company, a person who has not been an affiliate of the Company for at least three months can sell restricted shares under Rule 144 without regard to any limitations on the amount. Future sales by current shareholders could depress the market price of the Common Stock in the public market.

PLAN OF DISTRIBUTION

This Prospectus and the registration statement in which it is included relates to the offer and sale of up to an aggregate 46,226,842 common shares by the Selling Shareholders. The Selling Shareholders may sell some or all of their shares at any time and in any of the following ways. They may sell their shares:

o To underwriters who buy the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering

price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time;

o Through brokers, acting as principal or agent, in

transactions, which may involve block transactions, on the

Electronic Bulletin Board, over-the-counter market or on other exchanges on which the shares are then listed, in special

offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or

otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

o Directly or through brokers or agents in private sales at

negotiated prices; or

o By any other legally available means.

The Selling Shareholders may, in some circumstances, be deemed "underwriters" of the Company Common Shares offered and sold in this Prospectus. Selling Shareholders may pay part of the proceeds from the sale of shares in commissions and other compensation to underwriters, dealers, brokers or agents who participate in the sales.

Certain states may require shares to be sold only through registered or licensed brokers or dealers. In addition, certain states may require the shares to be registered or qualified for sale unless an exemption from registration or qualification is available and complied with.

Magnitude has agreed to contribute to payments the Selling Shareholders may be required to make under the Securities Act.

LEGAL PROCEEDINGS

The Company is not a party in any legal proceedings.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The names and ages of all directors and executive officers of the Company are as follows:

Name Positions Term Served (Expires)

Steven D. Rudnik Director (Chairman Feb. 11, 2000 (2002)

of the Board)

President, Chief Executive Jan. 8, 1999 (March 2, 2003)

Officer

Joerg H. Klaube Vice President, Secretary, Jul. .31, 1997 (April 15, 2002)

Chief Financial Officer

Steven W. Jagels Sr. Vice President Feb. 18, 1998

Mark A. Fuller Sr. Vice President Feb. 15, 2002

Steven L. Gray Director May 18, 2000 (2001)

Ivano Angelastri Director May 18, 2000 (2001)

Joseph J. Tomasek Director Feb. 11, 1999 (2001)

There are no family relationships among the Company's Officers and Directors. John C. Duncan resigned as an officer and director of the Company on May 18, 2001.

All Directors of the Company hold office until the next annual meeting of the shareholders and until successors have been elected and qualified. Executive Officers of the Company are appointed by the Board of Directors at meetings of the Company 's Directors and hold office until they resign or are removed from office.

Resumes:

Steven D. Rudnik , Age 42 - Chairman and Chief Executive Officer, President. Mr. Rudnik personally developed many of the copyrighted software products offered by Magnitude Information Systems. Mr. Rudnik co-founded Rolina Corporation in 1996. Prior to 1996, Mr. Rudnik had executive level positions in software product development and software company operations. In 1983, Mr. Rudnik joined Randall-Helms International, Inc. Over the next 13 years, he conceived and developed four independent families of stock market modeling software products aimed at the worldwide "large cap" institutional investor market. These product families generated over US$ 25 million in sales from more than 400 clients in 23 countries. Mr. Rudnik was Executive Vice President and Partner at Randall-Helms when it was sold in 1995.

Joerg H. Klaube , Age 60 - Chief Financial Officer. Joined Magnitude, Inc. in December 1994. From 1993 to 1994 he was Vice President Administration for Comar Technologies Inc., a computer retail firm, and from 1983 to 1993 Chief Financial Officer for Unitronix Corporation, a publicly traded software design and computer marketing firm. Prior to that, Mr.Klaube was employed for 16 years with Siemens Corp., the US subsidiary of Siemens AG, where he served most recently as Director of Business Administration for its Telecommunications Division. He graduated from the Banking School in Berlin, Germany, and holds an MBA degree from Rutgers University.

Steven W. Jagels, Age 42 - Senior Vice President Information Systems. Mr. Jagels joined Magnitude in February 1998. Mr. Jagels has 20 years of software development experience in such diverse disciplines as clinical laboratory analysis, stock market modeling, artificial intelligence, and retail business applications. Mr. Jagels also has experience in the software industry, including software management, project development, systems analysis, and training. Prior to his software career, Mr. Jagels had five years experience in biomedical engineering and management.

Mark A. Fuller, Age 45 - Senior Vice President Business Development. Mr. Fuller brings to Magnitude a strong background and extensive knowledge of enterprise software sales, branding and marketing. From August 2000 to February 2002 Mr. Fuller was Vice President of Sales for the Retail Energy Segment at LODESTAR. Fuller, built, implemented and managed a sales team to include alliance relationships with Siebel, Accenture, Oracle and AMS (American Management Systems). He was responsible for developing and managing alliance relationships with world-class companies that provide key processes and technologies for the retail market. Prior to LODESTAR Mr. Fuller was a corporate officer at Shell Energy Services and a key member of their Leadership Team, reporting directly to the President. Mr. Fuller directed staffing, developed infrastructure, formulated and implemented all business processes under a $100,000,000 budget.

Steven L. Gray, age 53 years, Mr. Gray was elected a director on May 18, 2000. For the past 3-1/2 years, Mr. Gray has served as the President and is a shareholder of a private Florida corporation engaged in the retail distribution of nutritional products. This corporation has a customer base in nine countries. Prior to that time, Mr. Gray ran his own real estate development company, specializing in the design and construction of multi-family housing.

Ivano Angelastri, Age 39 - Director. Mr. Angelastri was elected to serve on the Board on May 18, 2000. He is a resident of Zurich, Switzerland. Mr. Angelastri has been active in portfolio management services for many years. Since January 24, 2001 he is the Managing Director of T&T Vermoegensverwaltungs AG, Zurich whose main business is portfolio management. Prior to his current position, Mr. Angelastri served as Managing Director of Megan Services where he also performed financial advisory and portfolio management services.

Joseph J. Tomasek , Age 55 - Director. Mr. Tomasek was appointed a director in February 2000. He has been engaged in the private practice of corporate and securities law in his own law firm for the last ten years. Mr. Tomasek was appointed to serve as general counsel for the Company in 1999. In addition to his work with the Company, Mr. Tomasek represents several other clients in the United States and Europe in corporate finance matters.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

The Company is not subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation and executive capacities for the fiscal year ended December 31, 2001, for each executive officer whose aggregate cash remuneration exceeded $100,000, for all executive officers as a group, and for two most highly compensated other employees:

Other Restricted Securities

Annual Stock Underlying

Name Year Salary (1) Compensation Awards Options

Capacity in which served

Steven D. Rudnik 2001 $ 120,000 $ 14,050 - (2)

2000 $ 122,185 $ 11,350 - -

Chief Executive Officer 1999 $ 34,615 $ 9,529 $ 66,667(3)

Joerg H. Klaube 2001 $ 120,000 $ 10,710 - (2)

2000 $ 116,923 $ 3,960 -

Sr. Vice President, CFO 1999 $ 100,025 $ 1,710 -

Steven W. Jagels 2001 $100,030 $ 9,000 - (2)

Sr. Vice President 2000 $ 95,000 $ 2,250 -

1999 $ 80,000 $ -- -

All executive officers

as a group (4 persons) (3) 2001 $ 340,030 $ 33,760 (4) -

_______________________

  The value of other non-cash compensation, except for the items listed under (2), (4) and (5), that was extended to or paid for individuals named above did not exceed 10% of the aggregate cash compensation paid to such individual, or to all executive officers as a group.

  See table for "Stock Options" below.

(3) During 1999, the Board of Directors approved the issuance of 150,000 shares in lieu of $66,667 cash salary; this stock award was subsequently converted into stock options for the purchase of 225,000 shares at a price of $0.75 per share.

(4) Consists of unallocated expense allowances and personal insurance premiums.

  Stock Options:

The following table sets forth stock options granted during 2001 pursuant to the Company's 1997 Stock Option Plan and 2000 Stock Incentive Plan, to executive officers, certain other employees with highest remuneration, directors, and beneficial owners of more than 10 percent of any class of equity securities of the Company:

____________________________________________________________________________________

Number of Common % of Total Options

Shares Underlying Granted to Employees Exercise Expiration

Name Options Granted and Directors in FY Price ($/Sh.) Date .

I. Angelastri 112,500 4.3% 0.75 2/8/06

I. Angelastri 75,000 incl.in above 1.00 5/18/06

S. Gray 112,500 4.3% 0.75 2/8/06

S. Gray 75,000 incl.in above 1.00 5/18/06

S. Jagels 37,500 3.5% 0.75 1/25/06

S. Jagels 50,000 incl.in above 1.00 9/4/06

S. Jagels 31,250 incl.in above 0.75 6/30/06

S. Jagels 33,333 incl.in above 1.00 6/30/06

J. Klaube 37,500 2.3% 0.75 1/25/06

J. Klaube 31,250 incl.in above 0.75 6/30/06

J. Klaube 31,667 incl.in above 1.00 6/30/06

S. Rudnik 37,500 64.5% 0.75 11/25/06

S. Rudnik 225,000 incl.in above 0.75 2/8/06

S. Rudnik 31,250 incl.in above 0.75 6/30/06

S. Rudnik 29,167 incl.in above 1.00 6/30/06

J. Tomasek 112,500 4.3% 0.75 2/8/06

J. Tomasek 75,000 incl.in above 1.00 2/11/06

The following table sets forth stock options granted during 2001 outside of the Company's 1997 Stock Option Plan and 2000 Stock Incentive Plan to executive officers, directors, and beneficial owners of more than 10 percent of any class of equity securities of the Company:

____________________________________________________________________________________

Number of Common % of Total Options

Shares Underlying Granted to Employees Exercise Expiration

Name Options Granted and Directors in FY Price ($/Sh.) Date .

S. Rudnik 2,500,000 incl.in above 0.50 7/27/11

1997 Stock Option Plan:

The Company's 1997 Stock Option Plan, as filed with Information Statement pursuant to Section 14(c) with the Commission on July 1, 1997, and with Registration Statement on Form S-8 with the Commission on September 8, 1997, is hereby incorporated by reference.

2000 Stock Incentive Plan:

The Company's 2000 Stock Incentive Plan, as filed with the Commission as an exhibit to the quarterly report on Form 10-QSB for the period ended March 31, 2000, is hereby incorporated by reference.

Compensation of Directors:

The Company currently pays no outside directors- fees. Outside directors are awarded stock options for 40,000 shares each upon commencement of their office. In addition, the three incumbent outside directors have been awarded, in January 2001, stock options for 112,500 shares each, and in September 2001, stock options for 75,000 shares each, for services rendered during 2000 and 2001.

During 2001, one outside director of the Company who also serves as the Company's general and securities counsel, was paid an aggregate $108,600 for legal services.

Employment Agreements

In April 2002, the Company entered into an employment agreement with Steven D. Rudnik, its current President and Chief Executive Officer, to serve as President and Chief Executive Officer of the Company for a period of five years, replacing an earlier employment agreement dated February 1998, as amended. Base salary under the agreement is $133,333 per year with predetermined increases effective upon the Company achieving certain revenue goals. The agreement also calls for the grant of certain stock awards and incentive and non-statutory stock options and eligibility for the Company's benefit programs. The Company will also provide reimbursement of ordinary and necessary business expenses and a monthly car allowance. The agreement provides for severance compensation to be determined pursuant to a formula established therein, payable to the officer if the employment agreement is terminated or is not renewed by the Company. A non-competition/non-solicitation restriction applies for 24 months after termination of employment.

In February 2002, the Company entered into an employment agreement with Mark A. Fuller, its current Senior Vice President of Business Development, to serve in that capacity for a period of five years. Base salary under the agreement is $140,000 per year with predetermined increases effective upon the Company achieving certain revenue goals. The agreement also calls for the payment of sales commissions and for the grant of certain stock awards and incentive and non-statutory stock options and eligibility for the Company's benefit programs. The Company will also provide reimbursement of ordinary and necessary business expenses. The agreement provides for severance compensation to be determined pursuant to a formula established therein, payable to the officer if the employment agreement is terminated or is not renewed by the Company. A non-competition/non-solicitation restriction applies for 24 months after termination of employment.

In April 2002, the Company entered into an employment agreement with Joerg H. Klaube, its current Senior Vice President and Chief Financial Officer, to serve in that capacity for a period of five years, replacing an earlier employment agreement dated April 1996, as amended. Base salary under the agreement is $125,000 per year with predetermined increases effective upon the Company achieving certain revenue goals. The agreement also calls for the grant of certain stock awards and incentive and non-statutory stock options and eligibility for the Company's benefit programs. The Company will also provide reimbursement of ordinary and necessary business expenses and a monthly car allowance. The agreement provides for severance compensation to be determined pursuant to a formula established therein, payable to the officer if the employment agreement is terminated or is not renewed by the Company. A non-competition/non-solicitation restriction applies for 24 months after termination of employment.

In April 2002, the Company entered into an employment agreement with Steven W. Jagels, its current Senior Vice President Information Technology, to serve in that capacity for a period of five years. Base salary under the agreement is $108,333 per year with predetermined increases effective upon the Company achieving certain revenue goals. The agreement also calls for the grant of certain stock awards and incentive and non-statutory stock options and eligibility for the Company's benefit programs. The Company will also provide reimbursement of ordinary and necessary business expenses and a monthly car allowance. The agreement provides for severance compensation to be determined pursuant to a formula established therein, payable to the officer if the employment agreement is terminated or is not renewed by the Company. A non-competition/non-solicitation restriction applies for 24 months after termination of employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

The following table sets forth, as of June 4, 2002, the record and beneficial ownership of common stock of the Company by each executive officer and director, all executive officers and directors as a group, and each person known to the Company to own beneficially, or of record, five percent or more of the outstanding shares of the Company:

Title Name and Address of Amount and Nature of Percent

of Class )* Beneficial Owner Beneficial Ownership (1) of Class

Common Ivano Angelastri 1,512,500 (2) 3.07%

Stock Mark A. Fuller 1,250,000 (3) 2.52%

Steven L. Gray 1,812,729 (4) 3.69%

Steven W. Jagels 602,083 (5) 1.22%

Joerg H. Klaube 560,517 (6) 1.13%

Steven D. Rudnik 8, 074,595 (7) 14.50%

Joseph J. Tomasek 512,500 (8) 1.04%

Address of all persons above: c/o the Company.

All Directors and Executive Officers 14,324,924 24.41%

as a Group (7 persons)

Liechtensteinische Landesbank 3,109,040 (9) 6.30%

Zurich, Switzerland

)* The Company also has issued and outstanding as of June 4, 2002, 209,857 shares of its Senior Convertible Preferred Stock, with concentrations in excess of 10% for one or more of the holders of such stock, however, none of such shares bear any voting rights.

____________________________

  For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common stock which such person has the right to acquire within 60 days of May 29, 2002. For purposes of computing the percentage of outstanding shares of Common stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within such date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnote to this table and pursuant to applicable community property laws, the Company believes based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares of Common stock which they beneficially own.

  Includes options to acquire 512,500 shares.

  Includes options to acquire 750,000 shares.

  Includes options to acquire 262,500 shares.

  Represents options to acquire the same number of shares.

  Includes options to acquire 560,417 shares.

  Includes options to acquire 4,147,917 shares and conversion rights for 2,748,900 shares.

  Includes options to acquire 312,500 shares.

  Includes warrants for 600,000 shares.

DESCRIPTION OF CAPITAL STOCK

Magnitude is currently authorized by its Certificate of Incorporation to issue an aggregate 103,000,000 shares of capital stock, including 100,000,000 shares of common stock, $.0001 par value per share of which 48,766,035 were issued and outstanding as of June 4, 2002 and 3,000,000 shares of Preferred Stock, $0.01 par value per share of which: 2,500 shares have been designated as Cumulative Preferred Stock, par value $0.0001 per share, of which 1 share was outstanding as of June 4, 2002, 300,000 shares have been designated as Series A Senior Convertible Preferred Stock (the "Series A Stock"), $0.001 par value per share of which 29,300 were issued and outstanding as of June 4, 2002; 350,000 shares have been designated as Series B Senior Convertible Preferred Stock (the "Series B Stock"), par value $0.001 per share, of which no shares were outstanding as of June 4, 2002, 120,000 shares have been designated as Series C Senior Convertible Preferred Stock (the "Series C Stock") par value $0.001 per share of which 100,000 shares were outstanding as of June 4, 2002, and; 500,000 shares have been designated as Series D Senior Convertible Preferred Stock (the "Series D Stock"), $.001par value per share of which 80,557 were issued and outstanding as of June 4, 2002.

Common stock

The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to the rights and preferences of the holders of any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as are declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common stock have the right to a ratable portion of assets remaining after the payment of all debts and other liabilities of the Company, subject to the liquidation preferences, if any, of the holders of any outstanding Preferred Stock. Holders of Common Stock have neither preemptive rights nor rights to convert their Common Stock into any other securities and are not subject to future calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common stock. The rights, preferences and privileges of the holders of Common Stock may be subject to, and may be adversely affected by, the rights of the holders of shares of Preferred Stock that the Company may designate and issue in the future. Preferred Stock

The Board of Directors of the Company recently took action to create and authorize the issuance of (1) up to 300,000 shares of Preferred Stock designated as Series A Senior Convertible Preferred Stock of which 29,300 shares were issued and outstanding as of June 4, 2002 (the "Series A Stock"); (2) up to 350,000 shares of Preferred Stock designated as Series B Senior Convertible Preferred Stock (the "Series B Stock') of which no shares were outstanding as of June 4, 2002, (3) up to 120,000 shares of Preferred Stock designated as Series C Senior Convertible Preferred Stock (the "Series C Stock") of which 100,000 shares were outstanding as of June 4, 2002, and; (4) up to 500,000 shares of Preferred Stock designated as Series D Senior Convertible Preferred Stock (the "Series D Stock") of which 80,557 shares were outstanding as of June 4, 2002.

The Series A Stock

The Series A Stock has no voting rights and their holders do not have a right to cast a vote on shareholder matters. The holders of Series A Stock are entitled to receive semi-annual cumulative dividends before any dividends are declared and paid upon the Common Stock, but on par with the holders of any Series B Stock and Series C Stock, calculated against their liquidation price of $5.00 per share at the rate of 7% annually during the first year of their issuance, increasing thereafter in increments of 1/2 of 1% per year for the next six years when the interest rate is fixed at 10% annually. In the event of a liquidation, dissolution or winding up of the affairs of Magnitude and after payment of its debts and liabilities, the holders are entitled to be paid out of the remaining assets a liquidation price of $5.00 per share of Series A Stock, on an equal basis with the holders of any Series B Stock and Series C Stock.

Magnitude has the right to redeem or buy back part or all of the Series A Stock three years after their issuance by paying to the holders the liquidation price ($5.00 per share), any accumulated but unpaid dividends and a payment (a "call premium") equal to 15% of the liquidation price. Holders of the Series A Stock can convert their shares into Magnitude Common stock at a conversion rate equal to 150% of the "market price" of Magnitude's Common Stock at the time of conversion. "Market price" is based upon the average bid and asked prices for Magnitude's Common Stock as quoted by the then stock exchange during the 20 consecutive trading day period immediately preceding the conversion.

The Series B Stock

The Series B Stock has no voting rights and their holders do not have a right to cast a vote on shareholder matters. The holders of Series B Stock are entitled to receive semi-annual cumulative dividends before any dividends are declared and paid upon the Common Stock, but on a par with the holders of any Series A Stock and Series C Stock, calculated against their liquidation price of $9.00 per share at the rate of 7% annually. In the event of a liquidation, dissolution or winding up of the affairs of Magnitude and after payment of its debts and liabilities, the holders are entitled to be paid out of the remaining assets a liquidation price of $9.00 per share of Series B Stock, on an equal basis with the holders of any Series A Stock and Series C Stock. Magnitude has the right to redeem or buy back part or all of the Series B Stock three years after their issuance by paying to the holders the liquidation price ($9.00 per share), any accumulated but unpaid dividends and a payment (a "call premium") equal to 10% of the liquidation price. Holders of the Series B Stock can convert their shares into Magnitude Common Stock on the basis of 10 shares of Common stock for one share of Series B Stock at any time.

The Series C Stock

The Series C Stock has no voting rights and their holders do not have a right to cast a vote on shareholder matters. The holders of Series C Stock are entitled to receive monthly cumulative dividends before any dividends are declared and paid upon the Common Stock, but on par with the holders of any Series A Stock and Series B Stock, calculated against their liquidation price of $9.00 per share at the rate of 7% annually. In the event of a liquidation, dissolution or winding up of the affairs of Magnitude and after payment of its debts and liabilities, the holders are entitled to be paid out of the remaining assets a liquidation price of $9.00 per share of Series C Stock, on an equal basis with the holders of any Series A Stock and Series B Stock. Magnitude has the right to redeem or buy back part or all of the Series C Stock three years after their issuance by paying to the holders the liquidation price ($9.00 per share), any accumulated but unpaid dividends and a payment (a "call premium") equal to 10% of the liquidation price. Holders of the Series C Stock can convert their shares into Magnitude Common Stock on the basis of 10 shares of Common stock for one share of Series C Stock at any time.

The Series D Stock

The Series D Stock has no voting rights and their holders do not have a right to cast a vote on shareholder matters. The holders of Series D Stock are entitled to receive semi-annually cumulative dividends before any dividends are declared and paid upon the Common Stock, but on par with the holders of any Series A Stock, Series B Stock and Series C Stock calculated against their respective stated value per share at the rate of 7% semi-annually. In the event of a liquidation, dissolution or winding up of the affairs of Magnitude and after payment of its debts and liabilities, the holders are entitled to be paid out of the remaining assets a liquidation price equal to their stated value for the Series D Stock, on an equal basis with the holders of any Series A Stock, Series B Stock and Series C Stock. Magnitude has the right to redeem or buy back part or all of the Series D Stock three years after their issuance by paying to the holders the stated value thereof, any accumulated but unpaid dividends and a payment (a "call premium") equal to 10% of the stated value. Holders of the Series D Stock can convert their shares into Magnitude Common stock on the basis of 10 shares of Common stock for one share of Series D Stock at any time.

Cumulative Preferred Stock

The Company has designated 2,500 shares as "Cumulative Preferred Stock", of which as of September 30, 2000, one share is issued and outstanding. The Cumulative Preferred Stock is non-voting. Each share shall be entitled to receive out of the surplus or net profits of the Company, cumulative dividends thereon at the rate of $9,000 per year, payable quarterly, semi-annually, or annually, as and when declared by the Board of Directors. The Cumulative Preferred Stock shall, with respect to dividend rights, rights on liquidation, winding up and dissolution and rights upon redemption, rank prior to all classes and series of Common stock.

BUSINESS

Background

On June 24, 1997, the Company entered into an acquisition agreement whereby it acquired substantially all of the outstanding stock of Proformix, Inc., a Delaware corporation and manufacturer of ergonomic keyboarding systems. Proformix, Inc. in November 1998 changed its name to Magnitude, Inc. and is hereafter referred to as Magnitude, Inc. The business combination took the form of a reverse acquisition. The Company and Magnitude, Inc. remain as two separate legal entities whereby Magnitude, Inc. operates as a subsidiary of Magnitude Information Systems, Inc.. The operations of the newly combined entity are currently comprised solely of the operations of Magnitude, Inc.

On February 2, 1998, the Company entered into an Agreement and Plan of Merger with Rolina Corporation, a privately held New Jersey software developing firm, and on April 30, 1998, into an Asset Purchase Agreement with Vanity Software Publishing Co., a Canadian developer of specialized software, whereby the Company, in return for payments in form of cash and equity, acquired the rights to certain software products and related assets, with such software products subsequently forming the basis for the further development during the year of the Company's proprietary ErgoManagerTM software product.

On November 18, 1998, the Company and its wholly owned subsidiary Magnitude, Inc. entered into an Asset Purchase Agreement and several related agreements with 1320236 Ontario Inc. ("OS"), a publicly traded Canadian designer, manufacturer and distributor of office furniture pursuant to which OS acquired Magnitude, Inc.'s hardware product line comprised of ergonomic keyboard platform products and accessories, and all related inventory and production tooling and warehousing assets, and all intellectual property rights including the Proformix name, against a cash consideration and certain royalty payments on OS' sales of the Proformix hardware products. With the sale of the hardware product line, the Company's business is now focused exclusively on the further development and marketing of its new software products. This development comes against the backdrop of the issuance of a patent by the US Patent and Trademark Office on the Company's patent application for certain design principles underlying its ErgoManagerTM software.

As of June 4, 2002, there were outstanding 48,766,035 common shares, 1 Cumulative Preferred Share, 29,300 shares of Series A Stock, no shares of Series B Stock, 100,000 shares of Series C Stock and 80,557 shares of Series D Stock.

Narrative Description of Business

Until November 18, 1998, when the Company sold its hardware product line comprised of Magnitude, Inc.'s ergonomic keyboard platform products and accessories, its business was primarily centered around the design, manufacture, and marketing of accessory products for the computerized workplace. In parallel, and beginning with the February 1998 acquisition by the Company of Rolina Corporation, an early stage software business which had developed an ergonomic software product that was being marketed under the name "ErgoSentry", and the subsequent acquisition in May 1998 of substantially all of the assets of Vanity Software Publishing Corporation, a Canadian software firm, which also included a certain ergonomic software package known as "ErgoBreak", the Company engaged in the development of a unique suite of software packages designed to increase productivity and prevent repetitive stress injury in the computer-related work environment which include the before mentioned "ErgoSentry" and "ErgoBreak" products. These efforts resulted, in November 1998, in the completion of the initial release of the proprietary ErgoManager(TM) software system. The

Company's business is now focused exclusively on the further development and promotion of these and other software products. The Company has applied for several patents for its products, and has recently received a Notice of Allowance from the U.S. Patent and Trademark Office on its application relative to certain core inventions within its ErgoManager(TM) system. The Company has not yet realized material revenues from licensing its software. With new products targeted at relatively new markets the Company currently must be considered an enterprise in transition.

As the utilization of computers in the office has increased significantly in the last decade, so has the rate of health problems believed to be related to the use of computers. Computer ergonomics focuses on optimizing the design of technology involved in the utilization of computers in the office, and also attempts to affect the manner in which people interact with computers, so as to minimize the associated health risks. A successful technology delivery system positively impacts the cost of doing business by improving the comfort, productivity, job satisfaction and safety of the computer user, while reducing the costs of absenteeism and work related disability.

Repetitive stress injury (RSI) is a classification of diseases caused by the excessive use of joints. It is a sub-classification of Cumulative Trauma Disorders (CTDs). One common form of RSI is Carpal Tunnel Syndrome (CTS) which can be caused by excessive typing, among other activities, and can be aggravated by deficient - in the ergonomic sense - equipment and inappropriate work habits. The carpal tunnel is a channel in the wrist where tendons and the median nerve connect the arm to the hand. Through excessive use, the tendons become swollen and pinch the nerve. RSI accounts for a large portion of work-related illnesses, and the incidence of RSI is expected to grow as the number of people operating keyboards increases. The impact of RSI is measured not only in the pain and suffering of its victims, but also in time lost from work and medical costs.

The Company's proprietary software products are designed to help businesses deal with potentially preventable repetitive stress injuries, by real-time monitoring of keyboarding activities, pro-active dialog with at-risk employees, and strategic profiling and management of computer use throughout an organization.

During 1996, the issues of repetitive stress injuries and the potential of liability to employers from the effects of carpal tunnel syndrome and other RSI's on employees were forcibly brought to the forefront of corporate consciousness through widely publicized suits involving a major computer maker. The US Bureau of Labor Statistics reported that already in 1995, there were approximately 70,000 cases of carpal tunnel syndrome and associated tendonitis, and that 25% of all injuries that result in lost work time are due to repetitive stress problems. They currently cost employers an estimated $20 billion a year in workers' compensation claims. The federal government estimates an additional $80 billion is lost in related costs such as absenteeism and reduced productivity. Increased awareness of the health risks and associated costs led the State of California to pass OSHA Title 8 which directs qualifying employers to establish and implement a program designed to minimize RSI's. Such program shall include work-site evaluation, control of exposures which have caused RSI's, and training of employees. The Company's proprietary software products deliver a comprehensive compliance tool. In a similar pursuit, the Clinton Administration, in January 2000, proposed that on a federal level, preventive guidelines be established, and the Occupational Safety and Health Administration plans to issue pertinent regulations this year. The RSI issues in the United States are mirrored in the rest of the developed world. The Company believes that the growing recognition of these trends will give rise to a rapidly expanding market for the Company's products.

The Industry

The Company operates in only one business segment: the development, marketing, and licensing of risk aversion and productivity enhancement software products for the computerized workplace environment. More specifically, the Company licenses highly sophisticated and proprietary software that provides computer based training, work pacing and monitoring tools, as well as a computer workstation assessment tool.

Potential customers for the Company's products are businesses of all sizes, as well as organizations and government departments and agencies that employ many staff in computer-related functions. The software industry in general is comprised of a remarkable variety of providers, ranging from small boutique-type designers to large international corporations. The industry is characterized by great dynamics, patterns of rapid growth and well-known success stories, but also by a high degree of volatility and risk. As such, the Company with its recent transition from the more stable environment of a supplier of ergonomic (hardware) accessories, to a software house addressing a specialized market, has entered new territory. Nevertheless, its chances for success, in management's opinion, are greatly enhanced by the timeliness of the introduction of its product into an increasingly receptive market, as described above.

The Company operates primarily in the United States of America, however, has introduced a Portuguese language version of its software products for the Brazilian market, and is preparing other language versions. The Company has not yet derived any material revenues from the licensing or sale of its software products, either domestically or in foreign markets.

Products, Patents, Trademarks

The Company's current primary product is a suite of seven proprietary software modules marketed under the name ErgoManager(TM) which are designed to help individual computer users and businesses deal with potentially preventable repetitive stress injury (RSI). The seven software modules can be applied individually or together in a comprehensive ergonomic and early intervention program that seeks to modify a user's behavior by monitoring computer usage patterns over time and warning the user when to break a dangerous trend in repetitive usage of an input device, such as a keyboard or mouse. The product was developed to train people working on computers, monitor computer-use related activities and evaluate a user's risk exposure and propensity towards injury or loss of effectiveness in connection with his/her day-to-day work. Moreover, the package enables a company to not only address the issue of health risks involving employees and to minimize resulting potential liabilities, but delivers a powerful tool to increase overall productivity.

The system is highly customizable for management, staff and employees. All components operate on any PC or workstation running the Microsoft Windows operating system. The ErgoManager(TM) suite employs the International RULA (Rapid Upper Limb Assessment) standard for compliance with California OSHA Title

The seven modules are described as follows:

ErgoSure : A postural risk-assessment tool that records how an employee is working; it determines injury potential and suggests improvements. It also can be used to evaluate workstation alternatives prior to purchase.

ErgoSentry(TM) : Employing patent-pending algorithms that measure rest against work in real time, the non intrusive program informs users when to break from high-risk trends (thresholds definable by the user or corporate safety officer) when keyboarding or using a mouse. ErgoSentry also includes an "ErgoPak" video or slides that depict correct workstation setup, posture and repetitive stress-reducing exercises. Surveyor(TM) : An electronic surveyor used by management to gather macro-information about employee populations and to gain a clear understanding of equipment usage, discomfort and comfort patterns, workstation configurations and employee habits. The ErgoSentry trademark has been registered with the United States Patent and Trademark Office on September 12, 2000 providing legal protection for a ten year period through September 12, 2010.

UserNotes(TM) : An easy, effective means for employees to report workplace discomfort so staff can address certain issues earlier, at lower cost and with greater likelihood of success. UserNotes encourages a proactive approach.

Guardian : Captures the frequency of mouse clicks and activation of individual keys, over time. It also can be used in a review process to assess attributes such as ease-of-use among competing applications. Guardian also is a good training tool. By measuring before-and-after results, Guardian can be used to determine the type of training program needed, measure each program's effectiveness and highlight needed improvements.

ErgoQuiz: An electronic testing system and awareness-building tool that measures employees' understanding of ergonomic principles.

ErgoManager(TM) Analyzer: A comprehensive report writer and analysis tool for manipulating, interpreting and evaluating the data collected in the ErgoSentry module - on the workstation-, department-, and company level.

In addition to the trademarks shown above which are owned by the Company, Magnitude has applied for other product designators to be afforded trademark protection, and has filed US Patent Application for certain design principles underlying several of its proprietary software products, including a patent application for its newest product, a new class of usage tracking and data collection software that is directed towards e-commerce and a wide range of other Internet related applications. There can be no assurance, however, that such patents will be granted or, if granted, that a third party will not design products which perform the same or similar functions as the Company's products, using technology other than that covered by the Company's patents.

Patents and New Products

ErgoSentry - Patent Allowed:

A patent was issued to the Company on May 16, 2000 by the United States Patent and Trademark Office. The patent covers various innovations including a proven approach that helps computer users manage their activity to improve productivity and reduce the risk of repetitive motion injuries. Entitled "Computer Activity Monitoring Station", this patent provides protection under United States law through January 7, 2017.

ErgoPal Introduced, Patent Pending:

New patent-pending ErgoPal software -- a work pacing tool that helps users mitigate health risks and improve their productivity by gently alerting them to increases in stress and fatigue which are occurring before they realize it.

Business Strategy

The most important prospective customers for the Company's products are medium and large companies, organizations, and governmental departments and agencies that have a relatively large staff working in computer-related functions. These entities not only are more cognizant of the health risks and negative effect on productivity associated with many of the traditional tools of the computerized workplace and therefore tend to be more receptive to new remedial solutions and alternatives based on the science of Ergonomics, but also have a significant exposure in terms of legal liabilities if they fail to act addressing these potential risks. On an on-going basis, the increasing costs of worker's compensation insurance creates a growing incentive to deal with the underlying causes.

With its new proprietary ergonomic software the Company offers a comprehensive and effective tool for corporate clients to address the three major issues involved: (a) employee wellness, (b) cost containment and productivity enhancement, and (c) potential legal liabilities. While certain portions of the ErgoManager(TM) software suite have been previously marketed as individual modules, the release to the market, in November 1998, of an overall integrated solution in form of the ErgoManager(TM) system constituted a novel approach.

Since that time, the product has been installed by a rapidly growing number of corporate and institutional clients. For example, during fiscal year 2000 we acquired 43 new customers and in 2001, 36 new customers. Typically, in view of the new-ness of product and market, such client initially purchases a license for a "pilot version" of the software, functionally complete but limited to a smaller number of users. After undergoing a process of familiarization and evaluation the client is expected to upgrade to the intended ultimate number of users which, by definition, should encompass all personnel exposed to the above described risks. Many tests and evaluations by third parties have confirmed to the Company's satisfaction that its product is mature, stable, and effective. It is with a high degree of confidence, therefore, that the Company expects many of the ongoing trial installations to lead to larger enterprise orders and, thereby, to the targeted revenue stream. The key to economic success therefore lies in a comprehensive marketing approach that carries the Company's message to the largest possible number of prospective clients. Since its own financial resources are limited, the Company embarked on a strategy to seek marketing partnerships with entities and individuals in the risk management industry. An important milestone was reached when the Company, in the fall of 1998 entered into a joint venture agreement with AON Ergonomic Services, a division of AON, one of the largest insurance services companies in the world, to market the ErgoManager(TM) system. This agreement was renewed and expanded in July 1999. In January 2000, Anderson Consulting LLP and the Company entered into an agreement whereby Anderson will include the Company's products in their prestigious "Ideas Exchange" showcase. This agreement is of special significance because it will introduce the Company to a potentially large audience of key corporate clients. During the second quarter, 2000, the Company entered into joint marketing and distribution agreements with Automated Systems, Inc.. ("ASI"), a well-known, high-level systems integrator based in Chicago, and Protegrity Services, Inc., one of the largest, privately held workers' compensation companies in the United States, serving approximately 18,000 business customers in 17 States.

The Company intends to continue developing strategic marketing relationships with leading business consultants, to broaden its distribution channels to include tiered marketing arrangements, and to strengthen its direct sales force and support organization, thereby focusing on a marketing approach which emphasizes the advantages that accrue to a business from the unique combination of risk management and productivity enhancement tools provided by ErgoManager(TM).

Research and Development

Since early 1998 the Company has invested considerable resources in the further development of the overall ErgoManager(TM) system and the integration of certain software assets acquired pursuant to the agreements with Rolina Corporation and Vanity Software Publishing Corporation (see "Narrative Description of Business"), and in further enhancements to the products. Also during this time, a complete set of new and necessary documentation and marketing collateral was created. In late summer, the first official version of ErgoManager(TM), Version 1.78, was released, followed in October 1998 by Version 2.12., and in April 1999 by Version 3.05. The Company has scheduled Version 4.0 for release later this year.

The Company has expensed all expenditures related to the above efforts. Such expenses totaled $139,000 for the year ended December 31, 2001, and $162,600 for the year ended December 31, 1999.

Major University Study

Alan Hedge, Phd,, Professor of Ergonomics at Cornell University, in collaboration with Scott J. Evans, Manager of Facilities and ESH at Lockheed Martin Enterprise Information Systems, authored a Cornell University study testing the effects of using "ErgoManager", the Company's ergonomic management system ("EMS"), an ergonomic work pacing software, on 56 Lockheed Martin computer software programmers at that company's Orlando, Florida facility (the "Study"). Professor Hedge serves as the Chairman of the Company's Ergonomics Advisory Board and is a shareholder of the Company. In accordance with the policy of Cornell University, neither the results of the Study nor the fact of its publication, constitutes an endorsement by Cornell University of the Company's ErgoManager or EMS software products used in the Study.

The performance of the 56 studied-test participants was passively monitored using the EMS software for four weeks to establish a baseline, without activating the ErgoManager's icons at rest break capabilities. Following this initial four-week period, the full capabilities of ErgoManager were activated for all participants and their work performance was monitored for a further four-week period. Full activation permitted the EMS software to coach users to take periodic microbreaks throughout the workday depending upon their work rate.

The results of the Study displayed a significant 59% improvement in work accuracy following the activation of ErgoManager and the EMS software. The Study further disclosed that there was no difference in total keystrokes or in mouse use during either the initial four-week baseline period or the following four-week ErgoManager activation period, confirming previous research showing that alerting keyboard users to take more short rest and break periods did not impair their overall keystroke and mouse use but did improve their work accuracy. The Study proposed that further studies of this type of ergonomic workflow software could prove useful and beneficial in evaluating the effects of microbreaks on participants who are experiencing musculoskeletal problems and in quantifying the performance benefits of this software for a larger number of workers over a longer period.

Economic analysis showed that in this Study the performance benefits alone that accrued from using ErgoManager's ergonomic work pacing software would operate to provide a return on investment in less than one-week. This Study is available to the public on the Cornell University Website at : "http://ergo.human.cornell.edu/CUEHnews.html,and">http://ergo.human.cornell.edu/CUEHnews.html,and then clicking on the Study, entitled "Ergonomic Management Software and Work Performance".

Competition

Competitive pressures come from other ergonomic software products. Current competitors of the Company, their product names and locations are as follows:

Company Product Name Location

Great Attitudes, Inc. Compustretch Canada

ErgoWare ErgoWare RSI Manager San Diego, CA

Alen Jevsenak "mailto:fit@work">fit@work 3D Germany

Peak Technology Ltd. Kairos New Zealand

DITR Marketing, Inc. Mouse Tool California, USA

The key to ErgoManager winning the business appears to be finding someone at the prospective client who understands ergonomic issues and can appreciate why ErgoManager is a superior product.

The Company has ascertained, based on customer comments, that the Company's market share lead gives it the opportunity to be first to dominate this market niche. However, this market is in its infancy and there are no real competitors - higher or lower in cost compared to Magnitude - executing substantial marketing communications. Magnitude is left to finance and develop the market on its own.

The relatively small size of the existing marketplace , Magnitude, and its competitors provides a window of opportunity for companies with substantial resources to quickly enter and dominate the market, should they determine or suspect rapid growth. While such a move could lessen Magnitude's opportunity to be the overall market leader, it would greatly benefit the Company by drawing attention to and building the market.

From a marketing and sales perspective, Magnitude and its products do not currently have significant competition. There are several first and second-generation keystroke counters and egg timers but they do not provide the end user and the employer with the requisite compliance and usability that ErgoManager brings to the table. First-generation, or "egg timer" methodology focuses on counting time and then offering a typing break based upon a time threshold. Second-generation, or "odometer" methodology employs the counting of keystrokes and then offering a typing break based upon a total number of keystrokes threshold. Third-generation technology, which we utilize in our software, compares typing keystroke input over time to establish a correlation of typing work and rest for individual users, which once established proceeds to offer interrupting typing breaks based upon a user's typing patterns when typing work and rest patterns deviate from the previously established norms. In all comparisons, ErgoManager provides more features and better performance than competitive products. The differences between ErgoManager and competing products are substantial.

At this time, there is no significant competitor offering a product suite of features comparable to ErgoManager. A number of competing products offer rudimentary reporting capabilities. Magnitude's ErgoSentry is the only Third Generation Workpacing software available today.

Seasonality and Dependency

The industry segment in which the Company does business is not seasonal. The Company's software related revenues until now have consisted primarily of smaller orders for pilot projects and field tests. The Company's future success is dependent upon its ability to follow up on such initial orders with enterprise-wide contracts where corporate clients introduce the Company's software products across the entire spectrum of computer workplaces throughout their company or certain divisions. There can be no assurance that the Company will succeed in doing so, or if it does succeed, that its business will generate enough revenues during the coming periods, in a timely manner and sufficient in scope, to finance and support the Company's planned future growth as expected by management.

License Agreements

On December 1, 1997, the Company entered into a two year Software Distribution and Option Agreement with Cornell Ergonomics Inc., a Delaware corporation, pursuant to which it is licensed on an exclusive basis, to distribute and sub-license a certain software product known as "ErgoSure" which the Company currently markets in conjunction with its own proprietary software products. On January 15, 2000, the Company acquired full title and ownership to that product.

EMPLOYEES

As of May 29, 2002, the Company employed 12 persons, of whom six were primarily engaged in research and development and software support activities, three were primarily engaged in sales and marketing, and three in general administrative and clerical functions. The Company has no collective bargaining agreements with its employees.

PROPERTIES

On March 15, 2000, the Company entered a five year lease for approximately 6,000 square feet of office space at 401 State Route 24, Chester, New Jersey, and relocated its operations during April, 2000. This lease agreement calls for monthly rental payments of $6,500 with nominal increases after years No. 2, 3, and 4.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Except for historical information, the Company's reports to the Securities and Exchange Commission on Form 10-KSB and Form 10-QSB and periodic press releases, as well as other public documents and statements, contain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements. These risks and uncertainties include general economic and business conditions, development and market acceptance of the Company's products, current dependence on the willingness of investors to continue to fund operations of the Company and other risks and uncertainties identified in the Company's reports to the Securities and Exchange Commission, periodic press releases, or other public documents or statements.

Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

The selected financial information presented below under the captions "Statement of Operations" and "Balance Sheet" for the years ended December 31, 2001 and 2000 is derived from the financial statements of the Company and should be read in conjunction with the financial statements and notes thereto.

The financial data are those of Magnitude Information Systems, Inc. including the operations of Magnitude, Inc. All inter-company accounts and transactions have been eliminated in consolidation.

SELECTED FINANCIAL DATA

Balance Sheet December 31,

2001

Total assets $ 1,632,961

Current liabilities 1,580,266

Long-term debt 274,890

Working capital (1,093,665)

Shareholders - equity $ (222,195)

Statement of Operations For The Year Ended December 31,

2001 2000 .

Software Licenses $ 571,341 $ 615,829

Maintenance and Support 37,873 30,806

Total revenues 609,214 646,635

Operating income (loss) (3,096,648) (3,546,457)

Net (loss) (3,055,036) (3,515,473)

Net (loss) after dividends

On Preferred Shares (3,244,389) (3,716,527)

Net loss per common share $ (0.15) $ (0.25)

Number of shares used in computing

per share data 21,466,050 14,793,682

Results of Operations for the Year Ended December 31, 2001

Fiscal Year 2001 was a challenging year for the Company. A persistent shortage of cash - the result of slower than expected revenue growth coupled with an inability to attract sufficiently large amounts of new working capital on terms acceptable to the Company - hampered efforts to implement a successful marketing program and delayed a restructuring of the sales organization to make it more effective in executing changes sought by management in response to the sales results of this year. During the year, much of management's time and efforts were dedicated to raising capital. At the same time, most available resources were focused on gaining access to a small number of potential key clients who management believes are crucial in creating the visibility and establishing the credibility that are needed to attract a larger audience for the Company's products which are new and address a new and rapidly evolving market. This highly selective marketing approach, partially dictated by a scarcity of personnel and financial resources, responded to what management perceives to be the most pressing need, a number of visible and substantial transactions that constitutes a "break-through", however, came at the price of somewhat neglecting other potentially promising marketing channels. As the year progressed, the requirement for broadening the Company's marketing approach became more obvious, and management's efforts towards a solution and affirmative action finally culminated in the hiring, in February 2002, of a senior marketing executive with the necessary track record and credentials. Simultaneously, the Company is concentrating its efforts in the financing area on exploring alternatives for a larger financial transaction that would supply the necessary capital to support the new marketing programs and, subsequently, free available management resources towards the task of growing the business.

For the year ended December 31, 2001, the Company had revenues of $609,214, slightly less than the $646,635 achieved in 2000. The 2001 figure does not include a major $175,000 contract with a new overseas distributor that was signed in 2001 but will be consumed only during 2002 and 2003. A major portion of the 2001 revenues was attributable to one account, a U.S reseller organization that specializes in ergonomic products and related problem solutions, which client accounted for approximately 38% of total revenues.

Gross profits amounted to $449,948 for a 73.9% gross margin. Gross profits are burdened with a fixed charge for amortization of software investments. Software assets underlying the Company's products are being amortized on a straight line over 10 years, resulting in a level charge of approximately $12,000 per month to cost-of-goods-sold. Owing to the fact that variable cost-of-goods-sold expenses are in the vicinity of only 5%, the gross margins will increase further with larger revenues, as the portion of fixed expenses decreases relatively. After deducting selling -, research -, and general and administrative expenses of $3,546,596 which decreased by 10% from the $4,030,373 recorded in 2000, the Company realized an operating loss of $3,096,648, compared to an operating loss of $3,546,596 in 2000. Non-operating income and expenses of $51,849 included $80,772 net interest expense and $28,923 in non-recurring income consisting of an extraordinary credit for dissolution of certain prior year accruals. The Company also realized an extraordinary gain of $93,461 from the sale of net loss carry-forward tax credits pursuant to New Jersey Emerging Technology and Biotechnology Financial Assistance Act. The year concluded with a net loss of $3,055,036. After accounting for dividend accruals on outstanding preferred stock which totaled $189,353, the net loss applicable to common shareholders was $3,244,389 or $0.15 per share, compared to a loss of $3,716,527 or $0.25 per share for the previous year.

The decrease in operating expenses is primarily the result of lesser expenditures for certain marketing programs and of efforts to curtail general and administrative expenses across the board. Certain expense categories, however, experienced increases, such as non-sales related travel expenses and other expenditures associated with financing and other corporate undertakings. Management is committed to review the merit of all activities with respect to cost/benefit relations on an on-going basis and exercise due diligence in day-to-day operations with the goal of reducing all non-critical expenditures. Nevertheless, the Company's operating budget for the year 2002 foresees larger expenditures in the sales and marketing areas for certain new marketing initiatives and a planned enlargement of the sales organization. Such increases are expected to be front-end investments for a significant growth in revenues.

Results of Operations for the Quarter Ended March 31, 2002

The quarter was strongly affected by a continuing shortage of cash that could be ameliorated only towards the end of the period when the Company received the proceeds of a series of private placements of its common stock. In spite of the focus on capital raising efforts, management proceeded briskly with the planned restructuring of the sales organization, as described in previous filings. To that end, the Company hired two senior marketing executives with the necessary track record and credentials, who during the upcoming quarter will focus on formulating a comprehensive overall review of the Company's marketing strategy, on implementing new marketing programs that seek to broaden the Company's market presence, and on hiring and training support personnel. These efforts seek to replace a previously followed highly selective marketing approach that was partially dictated by a scarcity of personnel and financial resources, and focused on gaining access to a small number of potential key clients who are crucial in creating the visibility and establishing the credibility that are needed to attract a larger audience for the Company's products. The emphasis on such lead accounts has not been abandoned, however, will in the future be complemented by other potentially promising marketing channels.

The new marketing strategy that the Company pursues emphasizes a broader approach covering several sales and distribution channels simultaneously: strongly focused efforts towards direct sales to selected potential key accounts in specific industry segments, tie-ins with multi-level marketing operations, and increased use of distributors and area-exclusive resellers. Management expects that the revised strategy which is currently being put into effect, will prove to be significantly more effective in supporting the Company's efforts of opening up the emerging market of ergonomic productivity software - a highly specialized segment with what the Company believes enormous potential. However, management does not expect that the restructuring of the Sales and Marketing group, as well as the change of its focus, will yield significant tangible results before later in the year.

No major contracts were received during the quarter. The significant volatility that the currently still very narrow revenue base implies, where one single order can largely determine a period's performance, also means that in the absence of such contracts, sales volume will be marginal. This deficiency, coupled with the disruption caused by the above restructuring efforts, resulted in a first quarter that showed only $10,767 in revenues of which $6,691 was attributable to maintenance and support services, compared to $202,522 for the first quarter in 2001, when the Company received a major $130,000 contract

Selling- and general and administrative expenses for the quarter totaled $566,239, a decrease of 43% from the $989,486 recorded during the same period in 2001. The Company realized an operating loss of $594,413 for the first three months, compared to an operating loss of $825,795 in 2001. Non-operating expenses of $18,011 consisted of interest expenses, for a net loss of $612,424 for the period. After accounting for dividend accruals on outstanding preferred stock that totaled $31,792, the net loss applicable to common shareholders was $644,216 or $0.02 per share, compared to a loss of $917,985 or $0.05 per share for the same quarter in the previous year.

The decrease in operating expenses is primarily the result of significantly lesser expenditures for the sales and marketing area and also reflects efforts to curtail general and administrative expenses across the board. Certain expense categories, however, experienced increases, such as non-sales related travel expenses and other expenditures associated with financing and other corporate undertakings. Also, the Company's operating budget for the remainder of the year 2002 foresees larger expenditures in the sales and marketing areas for certain new marketing initiatives and a planned enlargement of the sales organization. Such increases are seen by management to be necessary investments for future revenue growth.

Liquidity and Capital Resources

During the first quarter in 2002 management continued its efforts to find new equity capital for financing the Company's ongoing operations. Such efforts were successful in attracting approximately $750,000 in new equity capital in the form of cash. The new equity placements were consummated by issuance of common stock to accredited private investors in the U.S. and overseas. Details of such transactions can be found in the "Changes and Issuance of Securities" section of this report as well as previous filings on Forms 10-KSB and 10-QSB. The Company is currently filing an amendment to a previously filed registration statement on Form SB-2 which amendment includes the common shares directly issued as well as the common shares underlying convertible preferred stock and warrants issued in connection with past financing transactions. In what management interprets as a sign of confidence, the Company's president and chief executive officer agreed to forego most of his cash compensation for the remainder of the current year in favor of a grant of common stock, at prevailing financing rates.

At March 31, 2002, the deficit in working capital amounted to $739,304 as compared to a deficit of $1,093,665 at December 31, 2001. This deficit continues to affect the pace at which the Company can proceed with its marketing programs, and limits its choices of venues. A planned larger capital raising transaction that would free the Company from these constraints is still in preliminary discussion stages. Until such a financing can be completed, the probability and timing of which is uncertain at this time, the Company will continue to have to succeed in obtaining series- of smaller investments to fund on-going operations.

At the time of this submission, the Company had no bank debt. At March 31, 2002 its short-term liabilities, aside from trade payables and accruals, consisted of certain notes and loans aggregating approximately $337,800 of which $237,800 was owed to the chairman and chief executive officer of the Company in form of demand notes, $229,599 in deferred revenues (see "Deferred Revenues" in the Notes to Financial Statements section), and $214,170 in accrued dividends on the Company's preferred stock. All of the long-term debt of approximately $275,000 was likewise owed to the chairman and chief executive officer and is evidenced by a promissory note maturing in 2003.

During April and May, 2002 and up to the time of this submission, more recent equity financing transactions have generated approximately $650,000 cash in the aggregate which was utilized to finance operations during that period, and repay certain liabilities. However, to improve the Company's liquidity overall and meaningfully address the "going-concern" issue, management needs to successfully complete a larger financing transaction as noted above. There can be no assurance, however, that pertinent negotiations will lead to the desired outcome.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 31, 2000, the Company and its President and Chief Executive Officer agreed to convert a current liability payable to him in the amount of $374,890 into a Company obligation, of which $100,000 was subsequently classified as due on demand with the remaining balance of $274,890 maturing July 1, 2002. On February 19, 2002, the maturity of the term portion of $274,890 was extended to July 2003, and the board of directors of the Company approved a change in the conversion option towards a rate of $0.10 per share.

In December 2001, a director of the Company exercised warrants for the purchase of 200,000 shares of the Company's common stock, at a price of $0.10 per share.

During 2001, one outside director of the Company who also serves as the Company's general and securities counsel, was paid an aggregate $108,600 for legal services.

In January 2002, the Company and its President and Chief Executive Officer agreed to issue 1,100,000 restricted shares of common stock bearing piggy-back registration rights, in lieu of $110,000 cash remuneration representing salary payments due to that individual for the time February through December 2002.

In January and February 2002, an outside director of the Company purchased common stock and exercised certain warrants for a total of 726,111 shares, at the price of $0.10 per share.

In February 2002, the Company and its President and Chief Executive Officer agreed to convert most of his base salary for the remainder of the year 2002 into restricted common stock in lieu of cash at the rate of $0.10 per share, for a total amount of $110,000.

During the first quarter in 2002, three outside directors of the Company were awarded stock grants for an aggregate 700,000 restricted common shares, for services rendered.

TRANSFER AGENT

The transfer agent for the Company is Securities Transfer Corporation, located at 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

ANNUAL REPORT

The Company intends to continue its practice of furnishing annual reports to its shareholders containing financial statements audited by independent certified public accountants.

MAGNITUDE INFORMATION SYSTEMS, INC.

INDEX TO FINANCIAL STATEMENTS

MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES

Unaudited Consolidated Financial Statements for the three months period ended March 31, 2002.

Audited Consolidated Financial Statements as of December 31, 2001 and for the years ended December 31, 2001, and 2000.

Magnitude Information Systems, Inc. and Subsidiary

Consolidated Financial Statements

March 31, 2002

MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(Unaudited)

March 31, 2002

ASSETS

Current Assets

Cash ....................................................................... $ 166,703

Accounts receivable, net of allowance for

doubtful accounts of 12,023 .................................. 389,057

Miscellaneous receivables ............... 48,769

Inventories ............................................................... 2,150

Prepaid expenses ......................................................... 128,549

Total Current Assets ................................................ 735,228

Receivables due for payment after 12 months ...... 83,750

Property, plant and equipment, net of accumulated

depreciation of $227,491 ............... 54,385

Software, net of accumulated amortization of $612,480 ...... 894,810

Other assets ............................................................... 21,829

TOTAL ASSETS ............................................................... 1,790,002

========

LIABILITIES AND STOCKHOLDERS- EQUITY

LIABILITIES

Accounts payable and accrued expenses .................... 628,465

Deferred revenue .................. 229,599

Dividends payable ....................................................... 214,170

Loans and notes payable ............................................. 237,802

Current maturities long-term debt ............................... 133,529

Prepayments on equity subscriptions ........... 22,500

Current maturities lease obligations ............................ 8,467

Total Current Liabilities ........................................... 1,474,532

Long-term debt, less current portion ........................... 274,890

TOTAL LIABILITIES ....................................................... 1,749,422

STOCKHOLDERS- EQUITY

Preferred Stock, $0.001 par value, non-voting, 3,000,000 shares authorized:

2,500 shares have been designated Cumulative Preferred Stock,

of which 1 share is issued and outstanding ................................ 0

300,000 shares have been designated Series A Convertible Preferred Stock,

350,000 shares have been designated Series B Convertible Preferred Stock,

120,000 shares have been designated Series C Convertible Preferred Stock,

500,000 shares have been designated Series D Convertible Preferred Stock,

of which a combined total 209,857 shares are issued and outstanding 210

Common stock, $0.0001 par value, 100,000,000 shares authorized,

36,089,482 shares are issued and outstanding ............... 3,609

Additional paid-in capital ............................................. 18,939,906

Accumulated deficit ................................................... (18,903,145)

TOTAL STOCKHOLDERS- EQUITY ............... 40,580

TOTAL LIABILITIES AND EQUITY ............................ $ 1,790,002

==========

See notes to consolidated financial statements

MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

Three Months Ended

March 31,

2002 2001

Software Licenses........... $ 4,076 $ 193,787

Maintenance and support........ 6,691 8,735

Total Revenues ....................................... $ 10,767 $ 202,522

Cost of Goods Sold ................................ 38,941 38,831

Gross Profit .................................................. (28,174) 163,691

Selling expenses ..................................... 140,278 421,482

General & administrative expenses ......... 425,961 568,004

Operating (Loss) .................................. (594,413) (825,795)

Interest expense, net ............................ (18,011) (14,263)

Non-Operating (Expense) .................... (18,011) (14,263)

Net (Loss) before taxes .......... (612,424) (840,058)

Provision for income taxes ...... 0 0

Net (Loss) .................................................... $ (612,424) $ (840,058)

========= = ========

Dividends accrued on preferred stock........... 31,792 77,927

Net (Loss) applicable to common shareholders $ (644,216) $ (917,985)

========= = ========

Loss per Common Share ............................... $ (0.02) $ (0.05)

= ======== = ========

Weighted Average Number of

Common Shares Outstanding .................. 30,867,482 15,745,597

========= = ========

See notes to consolidated financial statements

MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Three Months Ended March 31,

2002 2001

Cash Flows from Operating Activities

Net (loss) ................................................ $ (612,424) $ (840,058)

Adjustments to net income (loss)

Depreciation and amortization ....................... 50,950 51,013

Stock issued for debt and expenses ...... 176,510 18,000

Decreases (increases) in Assets

Accounts receivable ....................................... 35,968 20,798

Miscellaneous receivables ......... (3,249) 19,975

Prepaid expenses .......................................... (87,997) 45,682

Increases (decreases) in Liabilities

Deferred revenues ........... (6,321) 0

Accounts payable and accrued expenses ......... (149,006) 169,980

Net Cash (Used) by Operating Activities (595,569) (514,610)

Cash Flows from Investing Activities

Purchases of equipment and fixtures .................. (1,239) (944)

Net Cash (Used) by Investing Activities (1,239) (944)

Cash Flows from Financing Activities

Proceeds from notes payable .............................. 0 120,000

Repayment of loans and notes ............................ (4,698) 0

Dividend payments .......... 0 (14,003)

Issuance of preferred stock ........ 0 145,004

Issuance of common stock ................................ 752,980 270,000

Net Cash Provided by Financing Activities 748,282 521,001

Net Increase in Cash ................................. 151,474 5,447

Cash at Beginning of Period .................................... 15,229 37,701

Cash at End of Period .............................................. $ 166,703 $ 43,148

See notes to consolidated financial statements

MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2002

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

Magnitude Information Systems, Inc. (the "Company" or "Magnitude") was incorporated as a Delaware corporation on April 19, 1988 under the name Fortunistics Inc. On November 18, 1998, the Company changed its name to Magnitude Information Systems, Inc.

The Company's primary product is an integrated suite of proprietary software modules marketed under the name ErgoManager™ which are designed to help individual computer users and businesses increase productivity and reduce the risk of potentially preventable repetitive stress injury (RSI). These software modules can be applied individually or together in a comprehensive ergonomic and early intervention program that seeks to modify a user's behavior by monitoring computer usage patterns over time and warning the user when to break a dangerous trend in repetitive usage of an input device, such as a keyboard or mouse. The product was developed to train people working on computers, monitor computer-use related activities and evaluate a user's risk exposure and propensity towards injury or loss of effectiveness in connection with his/her day-to-day work. Moreover, the software enables a company to not only address the issue of health risks involving employees and to minimize resulting potential liabilities, but delivers a powerful tool to increase overall productivity.

On June 24, 1997, the Company extended a stock exchange offer to the shareholders of Magnitude, Inc., a Delaware corporation and manufacturer of ergonomic keyboarding systems. At the time of this submission, holders of 99.4% of Magnitude, Inc. common stock have tendered their shares. The remaining Magnitude, Inc. shareholders hold a minority interest which is valued at $0. The Company and Magnitude, Inc. remain as two separate legal entities whereby Magnitude, Inc. operates as a subsidiary of Magnitude Information Systems, Inc. The operations of the newly combined entity are currently comprised solely of the operations of Magnitude, Inc. On January 15, 2000, the Company acquired all of the issued and outstanding capital stock of Cornell Ergonomics, Inc. (Cornell) and Internet Ergonomics Technologies Corp. (IET), privately held New York corporations, whose only property was comprised of certain proprietary ergonomic software modules, in exchange for shares of the Company's common stock. These software modules were subsequently transferred to the Company. The Company is currently in the process of dissolving both Cornell and IET.

Narrative Description of Industry and Market

Magnitude Information Systems, Inc. is a pioneer in the Ergonomic Productivity Software (EPS) market. With ErgoManager™ , an interactive suite of Windows™ software products, Magnitude has developed and delivered the first integrated systems approach to computer ergonomics. Our patented proprietary software products provide business and government employers with a complete system for the evaluation and management of ergonomic and productivity risk factors with respect to the use of computers in the office environment. ErgoManager™ is designed to help employers minimize preventable Repetitive Stress Injuries ("RSI") and enhance productivity through:

-- Real-time monitoring of keyboarding activities to ensure proper posture and work pacing.

-- Pro-active dialogue with at-risk employees, including surveys and training in the best practices for wellness and productivity.

-- Strategic profiling and the management of computer use throughout an organization to employ best practices and to measure health, safety, and performance results.

-- Computer workstation assessment tools.

MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2002

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

The Company has received a patent from the U.S. Patent and Trademark Office on its application relative to certain core inventions within its ErgoManager™ system and has applied for several more patents for its products.

As the utilization of computers in the office has increased significantly in the last decade, so has the rate of health problems believed to be related to the use of computers. Computer ergonomics focus on optimizing the design of technology involved in the utilization of computers in the office, and also attempts to affect the manner in which people interact with computers, so as to minimize the associated health risks. A successful technology delivery system positively impacts the cost of doing business by improving the comfort, productivity, job satisfaction and safety of the computer user, while reducing the costs of absenteeism and work related disability.

Repetitive stress injury (RSI) is a classification of diseases caused by the excessive use of joints. It is a sub-classification of Cumulative Trauma Disorders (CTDs). RSI accounts for a large portion of work-related illnesses, and the incidence of RSI is expected to grow as the number of people operating keyboards increases. The impact of RSI is measured not only in the pain and suffering of its victims, but also in time lost from work and medical costs. The Company's software products are designed to help businesses deal with potentially preventable repetitive stress injuries, by real-time monitoring of keyboarding activities, pro-active dialog with at-risk employees, and strategic profiling and management of computer use throughout an organization.

A study released in January 2001 by the National Academy of Sciences, originally commissioned by Congress and produced by the National Research Council, finds that work-related back, hand and wrist injuries affect about 1 million U.S. workers every year. The total cost of the resultant disorders is between $45 billion and $54 billion in compensation, lost wages and lower productivity. Increased awareness of the health risks and associated costs led the State of California several years ago implemented an ergonomic regulation which directs qualifying employers to establish and maintain a program designed to minimize RSI's. Such program shall include work-site evaluation, control of the exposures that have caused RSI's, and training of employees. State agencies and employers in California face fines of up to $25,000 per incident for violating these regulations. The State of Washington adopted similar regulations in 2000, and other states have indicated a willingness to follow suit. The Company believes that the growing recognition of these trends will give rise to a rapidly expanding market for the Company's products.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosure required for annual financial statements. These financial statements should be read in conjunction with the consolidated financial statements and related footnotes included in the Company's annual report on Form 10-KSB for the year ended December 31, 2001.

In the opinion of the Company's management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of March 31, 2002, the results of operations for the three months ended March 31, 2002 and 2001, and the cash flows for the three months ended March 31, 2002 and 2001, have been included.

MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2002

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Principles of Consolidation

The consolidated financial statements include the accounts of Magnitude Information Systems, Inc. and its subsidiary Magnitude, Inc. All significant inter-company balances and transactions have been eliminated.

Inventories

Inventory consists of finished goods that are stated at the lower of cost (determined by the first-in, first out method) or market.

Depreciation and Amortization

Property, plant and equipment are recorded at cost. Depreciation on equipment, furniture and fixtures and leasehold improvements is computed on the straight-line method over the estimated useful lives of such assets between 3-10 years. Maintenance and repairs are charged to operations as incurred. Software assets are amortized on the straight-line method over 10 years. Software assets are capitalized at the fair value of stock exchanged/granted upon acquisition and are amortized on the straight line method on a product-by-product basis over the estimated economical life of the products which has been determined to be 10 years.

Securities Issued for Services

The Company accounts for stock, stock options and stock warrants issued for services and compensation by employees under the intrinsic value method. For non-employees, the fair market value of the Company's stock on the date of stock issuance or option grant is used. Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-based Compensation". The statement generally suggests, but does not require, employee stock-based compensation transactions be accounted for based on the fair value of the services rendered or the fair value of the equity instruments issued, whichever is more reliably measurable. As permitted by the statement, the Company has elected to continue to follow the requirements of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees- for employees under the intrinsic value method. The adoption of SFAS No. 123 does not have a material impact on the financial statements.

Income Taxes

The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expenses are expected to be settled in the Company's income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses for financial-reporting and tax-reporting purposes. Accordingly, for Federal income tax purposes, the benefit for income taxes has been offset entirely by a valuation allowance against the related federal deferred tax asset for the year ended December 31, 2001.

MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2002

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Net Loss Per Share

Net loss per share, in accordance with the provisions of Financial Accounting Standards Board No. 128, "Earnings Per Share" is computed by dividing net loss by the weighted average number of shares of Common stock outstanding during the period. Common stock equivalents have not been included in this computation since the effect would be anti-dilutive.

Revenue Recognition

Revenue from the licensing of our proprietary software products is recognized at the time of licensing provided that the resulting receivable is deemed probable of collection. In determining the amounts to be recognized, we follow the guidelines established by the SEC Statement of Position (SOP) 97-2, which states among other that where no significant production, modification, or customization of the software is called for -as is the case in almost all of our business -revenue should be recognized when all of the following criteria re met: (1) Persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) fees are fixed or determinable, and (4) collectibility is probable. We typically meet these criteria at the time of licensing. Revenue from software maintenance contracts and services are recognized ratably as earned.

Use of Estimates

The preparation of financial statements in conformity with generally accepted principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

GOING CONCERN

The ability of the Company to continue its operations is dependent on increasing sales and obtaining additional capital and financing. In their report for the fiscal year ended December 31, 2001, our auditors had expressed an opinion that, as a result of the losses incurred and the relative lack of working capital, there was substantial doubt regarding our ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary if the Company were unable to continue as a going concern. During the last year and the first quarter in 2002 the Company has relied on the private placement of its common and preferred stock to fund its operations. Management's plans are to continue seeking additional working capital through equity and debt placements with private and institutional investors.

PREPAID EXPENSES

Prepaid expenses at the end of the quarter included a position of $90,000 representing the unamortized portion of the Company's chief executive officer's base salary for the remainder of the current year which was prepaid in February 2002 in the form of restricted common stock, in lieu of cash (see "Related Party Transactions").

RECEIVABLES WITH EXTENDED PAYMENT TERMS

Accounts receivable include $83,750 with extended payment terms, due for payment after March 31, 2003. The underlying revenues for the entire amount have been deferred and are included in the position "Deferred Revenues".

MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2002

CONCENTRATIONS OF BUSINESS AND CREDIT RISK

The Company maintains cash balances in several financial institutions which are insured by the Federal Deposit Insurance Corporation up to $100,000. Balances in these accounts may, at times, exceed the federally insured limits.

The Company provides credit in the normal course of business to customers located throughout the U.S. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following at March 31, 2002:

Equipment	$166,130
Furniture and fixtures	69,976
Leasehold improvements	45,770
281,876
Less accumulated depreciation	227,491
Total	$54,385

Depreciation expense charged to operations was $11,970 in the first quarter 2002 and $12,034 in the first quarter 2001.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following at March 31, 2002:

Accounts payable	$326,249
Accrued interest	51,185
Accrued commissions	23,356
Accrued returns	35,719
Accrued salaries	30,540
Accrued professional fees	145,771
Miscellaneous accruals	15,645
Total	$628,465

MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2002

DEFERRED REVENUES

Deferred revenues at March 31, 2002, include $37,649 prepaid software maintenance and support charges which are amortized ratably over the duration of the underlying maintenance agreements. Also included are $191,950 representing revenues from software licensing agreements where the Company has not been reasonably assured of the collectibility of the associated receivables, primarily because the majority of such receivables was invoiced with extended payment terms of which a portion of $83,750 is due after March 31, 2003 (see "Receivables with Extended Payment Terms"). The Company recognizes revenue upon the earlier event of when it obtains such assurances of collectibility or when payments are received.

LOANS AND NOTES PAYABLE

At March 31, 2002, Magnitude, Inc. and the Company had borrowings under short term loan agreements with the following terms and conditions:

Note issued by Magnitude, Inc. originally maturing December 4, 1998 and accruing interest at 5% per year. This note is overdue at September 30, 2001; no demand for payment has been made through today's date.	$75,000

Note issued by Magnitude, Inc. originally maturing June 1996 and accruing interest at 12% per year. This note is overdue at September 30, 2001; no demand for payment has been made through today's date.

Cash advances from an officer and director of the Company, carrying interest at the rate of 10% p.a., payable on demand.

25,000 137,802

Total $ 237,802 ========

LONG TERM DEBT

Long-term debt as of March 31, 2002, is comprised of the following:

Pursuant to the February 2, 1998, Agreement and Plan of Merger with Rolina Corporation (see "Background") the Company had issued 155,556 shares (the "Shares") of its common stock to the principal of Rolina Corporation who currently serves as the Company's President and Chief Executive Officer, and had issued a Put Option for such Shares at a price of $2.41 per share in accordance with the provisions contained therein, with notice for exercise eligible to be given at any time after February 1, 2000, and before the 90th day thereafter. This liability was converted into a Company obligation maturing July 1, 2003, carrying interest at the rate of 7% per year payable monthly, of which a portion of $100,000 has been reclassified as due on demand. The obligation includes an option to the holder for conversion of the outstanding principal into shares of the Company's common stock at the rate of $0.10 per share.

Discounted present value of a non-interest bearing $70,000 settlement with a former investor of Magnitude, Inc. to be paid in monthly payments commencing July 1, 1997. The imputed interest rate used to discount the note is 8% per annum. This obligation is in default.

$374,890 33,529

Total 408,419

Less current maturities 133,529

Long-term debt, net of current maturities $ 274,890 ========

MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2002

INCOME TAXES

At December 31, 2001, the Company had net operating loss carry forwards approximating $17,000,000 for federal income tax purpose which expire between the years 2007 and 2021 and are subject to certain annual limitations.

The Company's total deferred tax asset and valuation allowance at December 31, 2001 are as follows:

Total deferred tax asset	$6,800,000
Less valuation allowance	6,800,000
Net deferred tax asset	$-

COMMITMENTS AND CONTINGENCIES

Lease Agreements

On March 15, 2000, the Company entered into a lease agreement for office space which is utilized for the Company's principal offices. Such lease commenced April 15, 2000 and expires on March 31, 2005 and requires monthly payments of $6,500 from April 15, 2000 through March 31, 2002; of $6,695 thereafter through March 31, 2003; of $6,896 thereafter through March 31, 2004; and of $7,103 thereafter through March 31, 2005.

RELATED PARTY TRANSACTIONS

In February 2002, the Company and its President and Chief Executive Officer agreed to convert most of his base salary for the remainder of the year 2002 into restricted common stock in lieu of cash at the rate of $0.10 per share, for a total amount of $110,000.

During the first quarter in 2002, three outside directors of the Company were awarded stock grants for an aggregate 700,000 restricted common shares, for services rendered.

In January and February 2002, an outside director of the Company purchased common stock and exercised certain warrants for a total of 726,111 shares, at the price of $0.10 per share.

Magnitude Information Systems, Inc. and Subsidiaries

Consolidated Financial Statements

December 31, 2001

Magnitude Information Systems, Inc. and Subsidiaries

Index to the Consolidated Financial Statements

December 31, 2001

Page

Independent Auditors- Report 1

Financial Statements

Consolidated Balance Sheet 2

Consolidated Statements of Operations 3

Consolidated Statement of Stockholders Equity (Deficit) 4-5

Consolidated Statements of Cash Flows 6-7

Notes to the Consolidated Financial Statements 8-21

[letterhead of

Rosenberg Rich Baker Berman & Company

380 Foothill Road, Bridgewater, New Jersey]

Independent Auditors' Report

To the Board of Directors and Stockholders of

Magnitude Information Systems, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Magnitude Information Systems, Inc. and Subsidiaries as of December 31, 2001 and the related consolidated statements of operations, stockholders- equity (deficit), and cash flows for the two years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Magnitude Information Systems, Inc. and Subsidiaries as of December 31, 2001 and the consolidated results of their operations and their cash flows for the years ended December 31, 2001 and 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey

March 27, 2002

Magnitude Information Systems, Inc. and Subsidiaries

Consolidated Balance Sheet

December 31, 2001
Assets
Current Assets
Cash	$15,229
Accounts receivable, net of allowance for doubtful accounts of $12,023	383,150
Miscellaneous receivables	47,669
Prepaid expenses	40,553
Total Current Assets	486,601
Property, plant and equipment, net of accumulated depreciation of $215,521	65,116
Software, net of accumulated amortization of $573,500	933,790
Long-term receivables	125,625
Deposits	21,829
Total Assets	1,632,961
Liabilities and Stockholders- Equity (Impairment)
Current Liabilities
Accounts payable and accrued expenses	772,327
Deferred revenues	235,920
Deferred rental obligation	5,145
Dividends payable	182,378
Loans payable	217,500
Notes payable	125,000
Current maturities of long-term debt	33,529
Current maturities of capitalized lease obligations	8,467
Total Current Liabilities	1,580,266
Long term debt, less current portion	274,890
Total Liabilities	1,855,156
Stockholders- Equity (Impairment)
Preferred Stock, $.001 par value, non-voting, 3,000,000 shares authorized; 214,858 shares issued and outstanding	215
Common stock, $.0001 par value, 100,000,000 shares authorized; 25,711,403 shares issued and outstanding	2,571
Additional paid in capital	18,033,948
Accumulated deficit	(18,258,929)
Total Stockholders- Equity (Impairment)	(222,195)
Total Liabilities and Stockholders- Equity (Impairment)	$1,632,961

See notes to the consolidated financial statements.

Magnitude Information Systems, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
	2001	2000

Net Sales
Hardware Products	$-	$600
Software	609,214	646,035
Total Net Sales	609,214	646,635

Cost of Good Sold
Hardware Products	521	600
Software	158,745	162,119
Total Cost of Goods Sold	159,266	162,719
Gross Profit	449,948	483,916
Research and development costs	13,561	77,334
Selling, general and administrative expenses	3,533,035	3,953,039
(Loss) From Operations	(3,096,648)	(3,546,457)
Other Income (Expense)
Miscellaneous income	28,923	84,192
Interest income	103	16,528
Interest expense	(80,875)	(176,337)
Loss on disposition of assets	-	(5,075)
Total Other (Expense)	(51,849)	(80,692)
(Loss) Before Provision for Income Taxes	(3,148,497)	(3,627,149)
Benefit from Income Taxes	93,461	111,676
Net (Loss)	$(3,055,036)	$(3,515,473)
Dividends on Preferred Shares	$(189,353)	$(201,054)
Net (Loss) Applicable to Common Shareholders	$(3,244,389)	$(3,716,527)
Net (Loss) Per Common Share	$(0.15)	$(0.25)
Weighted Average of Common Shares Outstanding	21,466,050	14,793,682

See notes to the consolidated financial statements.

Magnitude Information Systems, Inc. and Subsidiaries

Consolidated Statement of Stockholders- Equity (Deficit)

Years Ended December 31, 2000 and 1999 - (A)

	Convertible Preferred Shares		Cumulative Preferred Shares		Common stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balances, January 1, 2000	-	$-	10	$-	10,340,261	$1,034
Issuance of common stock granted for services performed	-	-	-	-	107,828	11
Issuance of common stock pursuant to stock option exercise	-	-	-	-	100,000	10
Issuances of common stock for conversion of loans	-	-	-	-	3,298,702	330
Issuances of common stock pursuant to registration penalty clause	-	-	-	-	160,000	16
Cancellation of previously issued common stock pursuant to put option agreement in exchange for note	-	-	-	-	(155,556)	(15)
Exchange of the Company's common stock, one common share for 3.4676 common shares of Magnitude, Inc.	-	-	-	-	11,535	1
Issuance of common stock pursuant to private equity placements	-	-	-	-	900,000	90
Conversion of previously issued cumulative preferred shares and note into common and convertible preferred shares pursuant to resignation agreement	100,000	100	(9)	-	700,000	70
Issuance of common stock pursuant to warrant exercise	-	-	-	-	200,000	20
Issuance of common stock to employee for compensation	-	-	-	-	16,854	2
Issuance of common stock in connection with hiring bonus to officer	-	-	-	-	100,000	10
Issuance of convertible preferred stock pursuant to private equity placements	395,037	395	-	-	-	-
Issuance of convertible preferred stock for conversion of loans	29,300	29	-	-	-	-
Issuance of common stock for conversion of loan and accrued interest	-	-	-	-	617,616	62
Issuance of common stock pursuant to the Cornell Ergonomics, Inc. Acquisition Agreement	-	-	-	-	54,000	5
Issuance of common stock pursuant to the Internet Ergonomics Corp. Acquisition Agreement	-	-	-	-	64,000	5
Issuance of common stock granted for private placement finders fee	-	-	-	-	10,000	1
Net loss, year ended December 31, 2000	-	-	-	-	-	-
Dividends on convertible preferred stock	-	-	-	-	-	-
	-	-	-	-	-	-
Balances, December 31, 2000	524,337	$524	1	$-	16,525,240	$1,652

See notes to the consolidated financial statements.

Magnitude Information Systems, Inc. and Subsidiaries

Consolidated Statement of Stockholders- Equity (Deficit)

Years Ended December 31, 2000 and 1999 - (B)

	Additional Paid in Capital	Accumulated Deficit	Total Stockholders Equity (Deficit)

Balances, January 1, 2000	9,016,034	$(11,298,013)	$(2,280,945)
Issuance of common stock granted for services performed	58,147	-	58,158
Issuance of common stock pursuant to stock option exercise	99,990	-	100,000
Issuances of common stock for conversion of loans	1,887,383	-	1,887,713
Issuances of common stock pursuant to registration penalty clause	(16)	-	-
Cancellation of previously issued common stock pursuant to put option agreement in exchange for note	15	-	-
Exchange of the Company's common stock, one common share for 3.4676 common shares of Magnitude, Inc.	(1)	-	-
Issuance of common stock pursuant to private equity placements	449,910	-	450,000
Conversion of previously issued cumulative preferred shares and note into common and convertible preferred shares pursuant to resignation agreement	350,890	-	351,060
Issuance of common stock pursuant to warrant exercise	99,980	-	100,000
Issuance of common stock to employee for compensation	3,655	-	3,657
Issuance of common stock in connection with hiring bonus to officer	24,210	-	24,220
Issuance of convertible preferred stock pursuant to private equity placements	3,233,404	-	3,233,799
Issuance of convertible preferred stock for conversion of loans	146,471	-	146,500
Issuance of common stock for conversion of loan and accrued interest	459,938	-	460,000
Issuance of common stock pursuant to the Cornell Ergonomics, Inc. Acquisition Agreement	23,745	-	23,750
Issuance of common stock pursuant to the Internet Ergonomics Corp. Acquisition Agreement	28,143	-	28,148
Issuance of common stock granted for private placement finders fee	(1)	-	-
Net loss, year ended December 31, 2000	-	(3,515,473)	(3,515,473)
Dividends on convertible preferred stock	-	(201,054)	(201,054)
	-	-	-
Balances, December 31, 2000	15,881,897	(15,014,540)	$869,533

See notes to the consolidated financial statements.

Magnitude Information Systems, Inc. and Subsidiaries

Consolidated Statement of Stockholders- Equity (Deficit)

Years Ended December 31, 2001 and 2000 (A)

	Convertible Preferred Shares		Cumulative Preferred Shares		Common stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balances, January 1, 2001	524,337	$524	1	$-	16,525,240	$1,652
Issuance of convertible preferred stock pursuant to private equity placement	16,112	16	-	-	-	-
Conversion of convertible preferred stock into common stock	(325,592	(325)	-	-	3,255,920	325
Issuances of common stock for accrued dividends	-	-	-	-	74,930	8
Issuances of common stock for accrued interest	-	-	-	-	17,736	2
Issuances of common stock pursuant to conversion of debt	-	-	-	-	85,333	9
Issuances of common stock pursuant to exercise of options	-	-	-	-	200,000	20
Issuance of common stock pursuant to exercise of warrants	-	-	-	-	1,517,500	152
Issuance of common stock pursuant to private equity placements	-	-	-	-	3,662,611	366
Issuance of common stock granted for private placement finders- fees	-	-	-	-	52,230	5
Issuance of common stock pursuant to conversion of accounts payable	-	-	-	-	226,817	23
Issuance of common stock for services performed	-	-	-	-	93,086	9

Net loss, year ended December 31, 2001	-	-	-	-	-	-
Dividends on convertible preferred stock	-	-	-	-	-	-

Balances, December 31, 2001	214,857	$215	1	$-	25,711,403	$2,571	$

See notes to the consolidated financial statements.

Magnitude Information Systems, Inc. and Subsidiaries

Consolidated Statement of Stockholders- Equity (Deficit)

Years Ended December 31, 2001 and 2000 (B)

	Additional Paid in Capital	Accumulated Deficit	Total Stockholders Equity (Deficit)

Balances, January 1, 2001	15,881,897	$(15,014,540)	$869,533
Issuance of convertible preferred stock pursuant to private equity placement	144,988	-	145,004
Conversion of convertible preferred stock into common stock	-	-	-
Issuances of common stock for accrued dividends	37,457	-	37,465
Issuances of common stock for accrued interest	8,866	-	8,868
Issuances of common stock pursuant to conversion of debt	39,991	-	40,000
Issuances of common stock pursuant to exercise of options	49,980	-	50,000
Issuance of common stock pursuant to exercise of warrants	330,282	-	330,434
Issuance of common stock pursuant to private equity placements	1,429,024	-	1,429,390
Issuance of common stock granted for private placement finders- fees	(5)	-	-
Issuance of common stock pursuant to conversion of accounts payable	78,769	-	78,792
Issuance of common stock for services performed	32,699	-	32,708

Net loss, year ended December 31, 2001	-	(3,035,036)	(3,055,036)
Dividends on convertible preferred stock	-	(189,353)	(189,353)

Balances, December 31, 2001	18,033,948	(18,258,929)	$(222,195)

See notes to the consolidated financial statements.

Magnitude Information Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
	Year Ended December 31,
	2001	2000
Cash Flows From Operating Activities
Net Income (Loss)	$(3,055,036)	$(3,515,473)
Adjustments to Reconcile Net (Loss) to Net Cash (Used) by Operations
Depreciation and amortization	203,848	200,564
Common stock issued for various expenses	32,708	119,000
New debt issued for interest expenses	-	32,318
Loss on disposition of assets	-	5,075
Bad debt provision (recovery)	(35,821)	41,328
Forgiveness of debt	(28,923)	(76,328)
Inventory writeoff	-	6,170
Decreases (Increases) in Assets
Accounts receivable	(113,751)	(341,807)
Miscellaneous receivables	10,795	4,432
Inventories	-	215
Deferred tax asset	122,044	79,426
Prepaid expenses	315,764	35,064
Other assets	2,600	(21,970)
Increases (Decreases) in Liabilities
Accounts payable and accrued expenses	346,797	79,157
Deferred revenue	207,522	28,398
Deferred rental obligation	5,145	-
Net Cash Provided by (Used) by Operating Activities	(1,986,308)	(3,324,431)
Cash Flows From (Used) by Investing Activities
Purchases of equipment, fixtures, and software	(945)	(62,691)
Sales of property and equipment	-	750
Loans made	-	(55,000)
Collections of loans	-	500
Net Cash (Used) by Investing Activities	(945)	(116,441)
Cash Flows From (Used) by Financing Activities
Repayment of note payable	(40,000)	(498,250)
Repayment of capital lease obligations	(5,091)	(6,385)
Proceeds from loans payable	107,500	125,000
Repayment of loans payable	-	(156,284)
Proceeds from officer loans	8,231	-
Dividends paid	(14,003)	(118,876)
Proceeds from issuance of common and preferred stock	1,908,144	3,883,799
Net Cash Provided by Financing Activities	1,964,781	3,229,004
Net (decrease) in Cash	(22,472)	(211,868)
Cash at beginning of period	37,701	249,569
Cash at end of period	$15,229	$37,701
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest Paid	$26,836	$139,624
Taxes Paid	$5,521	$2,582

See notes to the consolidated financial statements

Magnitude Information Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
	Year Ended December 31,
	2001	2000
Schedule of non-cash investing and financing activities
In exchange for accrued dividends on preferred stock, 74,930 common shares were issued	$37,465
In exchange for accrued interest in a promissory note, 17,736 common shares were issued	$8,868
In connection with the retirement of a portion of a promissory note, 85,333 common shares were issued	$40,000
In connection with the exercise of warrants against accrued dividends on preferred shares, 250,000 common shares were issued	$46,684
In connection with the issuance of common stock, 226,817 common shares were issued as consideration for past services	$78,792
In connection with the issuance of common stock, 93,086 shares were issued as consideration for current year services	$32,708
In connection with the retirement of the balance of $162,462 remaining on a $200,000 promissory note, 324,926 common shares were issued		$162,462
In connection with the Rolina Corporation merger agreement, an accrued contingent liability agreement was converted to long-term debt and 155,556 previously issued common shares were cancelled		$374,890
In connection with the issuance of common stock, 174,632 common shares were issued for current services		$74,269
In connection with the retirement of a $351,060 loan and conversion of 9 cumulative preferred shares pursuant to a resignation agreement, 100,000 new convertible preferred shares and 700,000 common shares were issued		$351,060
In connection with the Cornell Ergonomics, Inc. and Internet Technologies, Corp. acquisitions, 118,000 common shares were issued		$51,900
In connection with the issuance of common stock, 35,605 shares were issued as consideration for past services		$11,765
In connection with the retirement of a $400,000 promissory note and accrued interest of $260,000 thereon, 617,616 common shares were issued and a $200,000 short-term installment obligation was issued		$660,000
In connection with the retirement of a $59,735 loan, 120,000 common shares were issued		$59,735
In connection with the retirement of $1,111,750 promissory notes, 653,776 common shares and 29,300 Series A Senior convertible preferred shares were issued		$1,111,750
In connection with the retirement of $1,028,000 promissory notes, 2,200,000 common shares were issued		$1,028,000

See notes to the consolidated financial statements.

Magnitude Information Systems, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

Magnitude Information Systems, Inc. (the "Company") was incorporated as a Delaware corporation on April 19, 1988 under the name Fortunistics Inc. On November 18, 1998, the Company changed its name to Magnitude Information Systems, Inc.

The Company and Magnitude, Inc. remain as two separate legal entities whereby Magnitude, Inc. operates as a subsidiary of the Company. However, the operations of the combined entity are currently comprised solely of the operations of Magnitude, Inc. The remaining 1% of Magnitude, Inc. stockholders hold a minority interest which is valued at $0.

On January 15, 2000, the Company acquired all of the issued and outstanding capital stock of Cornell Ergonomics, Inc. (Cornell) and Internet Ergonomics Technologies Corp. (IET), privately held Delaware Corporations, whose only property was comprised of certain proprietary ergonomic software modules, in exchange for the Company's common stock. These modules were subsequently transferred to the Company. The Company is currently in the process of dissolving both Cornell and IET.

The Company's primary product is an integrated suite of proprietary software modules marketed under the name ErgoManagerTM which are designed to help individual computer users and businesses increase productivity and reduce the risk of potentially preventable repetitive stress injury (RSI). These software modules can be applied individually or together in a comprehensive ergonomic and early intervention program that seeks to modify a user's behavior by monitoring computer usage patterns over time and warning the user when to break a dangerous trend in repetitive usage of an input device, such as a keyboard or mouse. The product was developed to train people working on computers, monitor computer-use related activities and evaluate a user's risk exposure and propensity towards injury or loss of effectiveness in connection with his/her day-to-day work. Moreover, the software enables a company to not only address the issue of health risks involving employees and to minimize resulting potential liabilities, but delivers a powerful tool to increase overall productivity.

Magnitude Inc.'s wholly owned subsidiary, Corporate Ergonomic Solutions, Inc. (Ergonomics) was incorporated in the State of New Jersey during October 1992. Ergonomics, which commenced operations in September 1998, was formed primarily to market Proformix's hardware products which has since been disposed of. Prior to that, its operations had not been significant. It's operations during 1999 and 2000 have not been significant. Ergonomics was dissolved on January 29, 2001.

Principles of Consolidation

The consolidated financial statements include the accounts of Magnitude Information Systems, Inc. and its subsidiaries, Magnitude, Inc. and Corporate Ergonomic Solutions, Inc. All significant intercompany balances and transactions have been eliminated.

Depreciation

Property, plant and equipment are recorded at cost. Depreciation on equipment, furniture and fixtures and leasehold improvements is computed on the straight line method over the estimated useful lives of such assets between 5-10 years. Maintenance and repairs are charged to operations as incurred. Repairs and maintenance which do not extend the useful lives of the related assets are expensed as incurred.

Magnitude Information Systems, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Amortization

Software assets are capitalized at the fair value of stock exchanged/granted upon acquisition and are amortized on the straight line method on a product-by-product basis over the estimated economic life of the products which has been determined to be 10 years.

Advertising Costs

Advertising costs are charged to operations when incurred. Advertising expense was $166,767 and $127,241 for the years ended December 31, 2001 and 2000, respectively.

Evaluation of Long Lived Assets

Long-lived assets are assessed for recoverability on an ongoing basis. In evaluating the fair value and future benefits of long-lived assets, their carrying value would be reduced by the excess, if any of the long-lived asset over management's estimate of the anticipated undiscounted future net cash flows of the related long-lived asset. During 2001, the Company charged to operations certain prepaid advertising costs in the amount of $318,956 which had been scheduled to be amortized through December 31, 2002.

Securities Issued for Services

The Company accounts for stock, stock options and stock warrants issued for services and compensation by employees under the intrinsic value method. For non-employees, the fair market value of the Company's stock on the date of stock issuance or option grant is used. Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-based Compensation". The statement generally suggests, but does not require, employee stock-based compensation transactions be accounted for based on the fair value of the services rendered or the fair value of the equity instruments issued, whichever is more reliably measurable. As permitted by the statement, the Company has elected to continue to follow the requirements of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees- for employees under the intrinsic value method. The adoption of SFAS No. 123 does not have a material impact on the financial statements.

Income Taxes

The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expenses are expected to be settled in the Company's income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses for financial-reporting and tax-reporting purposes. Accordingly, for Federal and state income tax purposes, the benefit for income taxes has been offset entirely by a valuation allowance against the related federal and state deferred tax asset for the year ended December 31, 2001.

Net Loss Per Share

Net loss per share, in accordance with the provisions of Financial Accounting Standards Board No. 128, "Earnings Per Share," is computed by dividing net loss by the weighted average number of shares of Common stock outstanding during the period. Common stock equivalents have not been included in this computation since the effect would be anti-dilutive.

Revenue Recognition

Revenue from software sales is recognized at the time of licensing provided that the resulting receivable is deemed probable of collection. Revenue from software maintenance contracts is recognized ratably as earned.

Magnitude Information Systems, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

GOING CONCERN

As shown in the accompanying financial statements, the Company incurred net losses of $3,055,036 and $3,515,473 during the years ended December 31, 2001 and 2000, respectively. The ability of the Company to continue as a going concern is dependent on increasing sales and obtaining additional capital and financing. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Management's plans are to continue discussions with several potential investors to obtain additional capital in order to alleviate the situation.

CONCENTRATIONS OF BUSINESS AND CREDIT RISK

The Company maintains cash balances in several financial institutions which are insured by the Federal Deposit Insurance Corporation up to $100,000. Balances in these accounts may, at times, exceed the federally insured limits.

The Company provides credit in the normal course of business to customers located throughout the U.S. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

RECEIVABLES WITH EXTENDED PAYMENT TERMS

Accounts receivable include $125,625 with extended payment terms, due for payment after December 31, 2002. The underlying revenues for the entire amount have been deferred and are included in the position "Deferred Revenues".

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following at December 31, 2001
Equipment	$	$164,891
Furniture and fixtures		69,976
Leasehold improvements		45,770
		280,637
Less accumulated depreciation		215,521
	$	$65,116

Depreciation expense charged to operations was $47,930 and $44,645 in 2001 and 2000, respectively.

Magnitude Information Systems, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following at December 31, 2001

Accounts payable	$402,536
Accrued interest	61,901
Accrued commissions	23,356
Accrued returns	35,719
Accrued legal settlement	10,000
Accrued professional fees	166,490
Accrued taxes	1,600
Accrued payroll	38,234
Miscellaneous accruals	32,491
$772,327

LOANS PAYABLE

The Company and Magnitude, Inc. had borrowings under short term loan agreements with the following terms and conditions at December 31, 2001:
On December 4, 1996, Magnitude, Inc. repurchased 500,000 shares of its common stock and retired same against issuance of a promissory note maturing twelve months thereafter accruing interest at 5% per annum and due December 4, 1998. This note is overdue at December 31, 2001 and no demand for payment has been made through the date of our report.	$75,000
Notes dated December 6, 2000, December 28, 2000, January 8, 2001, February 16, 2001, March 1, 2001, March 7, 2001, and May 16, 2001 representing cash advances by the Company's Chief Executive Officer and Board Chairman. The notes are due on demand. The notes carry an interest rate of 10% per annum.	142,500
Total	$217,500

NOTES PAYABLE
At December 31, 1999 the Company had $1,475,000 of notes outstanding related to a June 1995 private placement offering. During 2000 the holders of $1,450,000 worth of notes agreed to accept partial repayment of approximately 30% of the note balances and converted the remaining balances into common shares or convertible preferred shares. The total amount of nonconverted notes outstanding at December 31, 2001 is $25,000 in which attempts to locate the holder of this note, to settle this liability, have been unsuccessful.	$25,000
Current portion of Company obligation to the Company's Chief Executive Officer and Board Chairman, carrying interest at the rate of 7% per year payable monthly and due on demand (See Long-Term Debt below).	100,000
$125,000

Magnitude Information Systems, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

LONG-TERM DEBT

Long-term debt as of December 31, 2001 is comprised of the following:

Pursuant to the February 2, 1998, Agreement and Plan of Merger with Rolina Corporation (see "Nature of Organization") the Company had issued 155,556 shares (the "Shares") of its common stock to the principal of Rolina Corporation who currently serves as the Company's Chief Executive Officer and Board Chairman, and had issued a Put Option for such Shares at a price of $2.41 per share in accordance with the provisions contained therein, with notice for exercise eligible to be given at any time after February 1, 2000, and before 5:00 p.m. on the 90th day thereafter. This liability was converted into a Company obligation for $274,890 maturing March 31, 2002 and a demand loan for $100,000 both carrying interest at the rate of 7% per year payable monthly. The obligation includes an option to the holder for conversion of the outstanding principal into shares of the Company's common stock at the rate of $0.50 per share.

$274,890
Discounted present value of a non-interest bearing $70,000 settlement with a former investor of Magnitude, Inc. to be paid in 24 equal monthly payments commencing July 1, 1997. The imputed interest rate used to discount the note is 8% per annum. This obligation is in default.	33,529
Total	308,419
Less current maturities	33,529
Long-term debt, net of current maturities	$274,890

Total maturities of long-term debt are as follows:

Year Ending December 31,

2001	$33,529
2002	274,890
$308,419

CAPITALIZED LEASE OBLIGATIONS

The Company leases office equipment under non-cancelable capital lease agreements expiring between October 26, 2002 and October 27, 2002. The capital lease obligations have been recorded at the present value of future minimum lease payments, discounted at an interest rate of 7.00%. The capitalized cost of equipment at December 31, 2001 amounted to $7,473 net of accumulated depreciation of $18,903.

The following is a schedule of minimum lease payments due under capital leases at December 31, 2001:

Year Ending December 31,
2002	$8,841
Total minimum capital lease payments	8,841
Less amounts representing interest	374
Present value of net minimum capital lease payments	8,467
Less current maturities of capital lease obligations	8,467
Obligations under capital leases, excluding current maturities	$-

Magnitude Information Systems, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

DEFERRED REVENUES

Deferred revenues at December 31, 2001, amounted to $235,920. These include $43,970 prepaid software maintenance and support charges which are amortized ratably over the duration of the underlying maintenance agreements. The remainder of $191,950 represents revenues from software licensing agreements where the Company has not been reasonably assured of the collectibility of the associated receivables, primarily because a majority portion of $125,625 was invoiced with extended payment terms, due after December 31, 2002. (See Receivables With Extended Payment Terms)

PREFERRED STOCK

Preferred stock is non-voting, $.001 par value per share with 3,000,000 shares authorized. Cumulative Preferred Stock has 2,500 shares designated of which 1 share is issued and outstanding. The total Cumulative Preferred Stock at December 31, 2001 is $0 with a liquidation price of $100,000. As of December 31, 2001, there was $9,000 of cumulative preferred dividends in arrears representing $9,000 per cumulative preferred share.

Series A of the Senior Convertible Preferred Stock series which was issued in 2000 has 300,000 shares designated, 29,300 shares issued and outstanding. The total outstanding Series A Senior Convertible Preferred Stock at December 31, 2001 is $29 with a liquidation price of $146,500. The following is a description of the Series A convertible preferred stock:

(1) The holders of said shares of Series A Senior Preferred shall be entitled to receive cumulative dividends at the rate of seven percent (7%) per annum during the first annual period after issuance, increasing by increments of one half of one percent for every year thereafter until the rate reaches ten percent (10%) per annum at which time it will remain at 10% payable semi-annually when declared by the Board of Directors, before any dividend shall be declared, set apart for, or paid upon the Common stock of the Company. The Dividend Rate shall accrue on the Liquidation Price of each share of the Series A Senior Preferred. The dividends on the Series A Senior Preferred, payable in cash, shall be cumulative, so that if the Company fails in any fiscal year to pay such dividends on all the issued and outstanding Series A Senior Preferred, such deficiency in the dividends shall be fully paid, but without interest, before any dividends shall be paid on or set apart for the Cumulative Preferred Stock or the Common stock.

(2) The Series A Senior Preferred shall with respect to dividend rights and liquidation rights rank prior to all classes and series of Common stock and the Cumulative Preferred Stock, and on a par with the Series B and C Senior Convertible Preferred Stock.

(3) In the event of any liquidation, of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series A Senior Preferred shall be entitled to receive, out of the remaining net assets of the Company, the amount of Five ($5.00) Dollars for each share of Series A Senior Preferred (the "Liquidation Price") held of record by such holder, payable in cash or in shares of stock, securities or other consideration, the value of which stock, securities or other consideration shall be fixed by the Board of Directors, plus the amount of all dividends in arrears on each such share up to the date fixed for distribution, provided, however, that such remaining net assets are sufficient to cover all the before mentioned payments and also like payments to holders of Series B and C Senior Preferred, before any distribution shall be made to the holders of Common stock or Cumulative Preferred Stock of the Company. In case such remaining net assets are insufficient to cover all such payments to holders of Series A, B and C Senior Preferred, the holders of these series shall receive payments on a pro rata basis.

Magnitude Information Systems, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

PREFERRED STOCK - (Continued)

(4) The Company shall have the right to redeem pro rata any or all of its Series A Senior Preferred issued and outstanding at any time, with the Board of Directors of the Company in its sole discretion deciding how many shares to redeem, provided, however, that any such shares called for redemption have been issued and outstanding for a minimum of three (3) years at the time of notice of redemption to the holders of such shares, by paying to the holders thereof the Liquidation Price for each share of Series A Senior Preferred held by such holder plus a "call premium" of 15% of the Liquidation Price, together with the amount of any accrued and unpaid dividends as may have accumulated thereon at the time of redemption (the "Redemption Price").

(5) Each share of Series A Senior Preferred shall be convertible at any time prior to the Redemption Date, at the holder's option, into such number (the "Conversion Ratio") of shares of the Common stock of the Company as arrived at by dividing the Liquidation Price by one hundred fifty (150) percent of the market price of the Common stock of the Corporation ("Market Price") on the earlier of the dates such share of Series A Senior Preferred is subscribed for or issued (the "Effective Date").

As of December 31, 2001 there were $11,964 Series A Senior Convertible Preferred share dividends accrued and unpaid representing $0.41 per share.

Series B of the Senior Convertible Preferred Stock series which was issued in 2000 has 350,000 shares designated, no shares issued and outstanding. The total outstanding Series B Senior Convertible Preferred Stock at December 31, 2001 is $0. The following is a description of the Series B Senior Convertible Stock:

(1) The holders of said shares of Series B Senior Preferred shall be entitled to receive cumulative dividends thereon at the rate of seven percent (7%) per annum, payable semi-annually when declared by the Board of Directors, before any dividend shall be declared, set apart for, or paid upon the Common stock of the Company. The Dividend Rate shall accrue on the Liquidation Price of each share of the Series B Senior Preferred. The dividends on the Series B Senior Preferred, payable in cash, shall be cumulative, so that if the Company fails in any fiscal year to pay such dividends on all the issued and outstanding Series B Senior Preferred, such deficiency in the dividends shall be fully paid, but without interest, before any dividends shall be paid on or set apart for the Cumulative Preferred Stock or the Common stock.

(2) The Series B Senior Preferred shall with respect to dividend rights and liquidation rights rank prior to all classes and series of Common stock and the Cumulative Preferred Stock, and on a par with the Series A and C Senior Convertible Preferred Stock.

(3) In the event of any liquidation of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series B Senior Preferred shall be entitled to receive, out of the remaining net assets of the Company, the amount of nine ($9.00) Dollars for each share of Series B Senior Preferred (the "Liquidation Price") held of record by such holder, payable in cash or in shares of stock, securities or other consideration, the value of which stock, securities or other consideration shall be fixed by the Board of Directors, plus the amount of all dividends in arrears on each such share up to the date fixed for distribution, provided however, that such remaining net assets are sufficient to cover all the before mentioned payments and also like payments to holders of Series A and C Senior Preferred, before any distribution shall be made to the holders of Common stock or Cumulative Preferred Stock of the Company. In case such remaining net assets are insufficient to cover all such payments to holders of Series A, B and C Senior Preferred, the holders of these series shall receive payments on a pro rata basis.

Magnitude Information Systems, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

PREFERRED STOCK - (Continued)

(4) The Company shall have the right to redeem pro rata any or all of its Series B Senior Preferred issued and outstanding at any time, with the Board of Directors of the Company in its sole discretion deciding how many shares to redeem, provided, however, that any such shares called for redemption have been issued and outstanding for a minimum of three (3) years at the time of notice of redemption of the holders of such shares, by paying to the holders thereof the Liquidation Price for each share of Series B Senior Preferred held by such holder plus a "call premium" of 10% of the Liquidation Price, together with the amount of any accrued and unpaid dividends as may have accumulated thereon at the time of redemption (the "Redemption Price").

(5) Each share of Series B Senior Preferred shall be convertible at any time prior to the Redemption Date, at the holder's option, into shares of Common stock of the Company on the basis of ten (10) shares of Common stock for 1 share of Series B Senior Preferred.

As of December 31, 2001 there were $35,385 Series B Senior Convertible Preferred share dividends accrued and unpaid. These dividends pertain to 111,000 shares issued in 2000 that were converted into common stock during 2001.

Series C of the Senior Convertible Preferred Stock series which was issued in 2000 has 120,000 shares designated, 100,000 shares issued and outstanding. The total outstanding Series C Senior Convertible Preferred Stock at December 31, 2001 is $100 with a liquidation price of $900,000. The following is a description of the Series C Senior Convertible Stock:

(1) The holders of said shares of Series C Senior Preferred shall be entitled to receive cumulative dividends thereon at the rate of seven percent (7%) per annum, payable monthly, before any dividend shall be declared, set apart for, or paid upon the Common stock of the Company. The Dividend Rate shall accrue on the Liquidation Price (as hereinafter defined) of each share of the Series C Senior Preferred. The dividends on the Series C Senior Preferred, payable in cash, shall be cumulative, so that if the Company fails in any fiscal year to pay such dividends on all the issued and outstanding Series C Senior Preferred, such deficiency in the dividends shall be fully paid, but without interest, before any dividends shall be paid on or set apart for the Cumulative Preferred Stock or the Common stock.

(2) The Series C Senior Preferred shall with respect to dividend rights and liquidation rights rank prior to all classes and series of Common stock and the Cumulative Preferred Stock, and on a par with the Series A and B Senior Convertible Preferred Stock.

(3) In the event of any liquidation of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series C Senior Preferred shall be entitled to receive, out of the remaining net assets of the Company, the amount of nine ($9.00) Dollars for each share of Series C Senior Preferred (the "Liquidation Price") held of record by such holder, payable in cash or in shares of stock, securities or other consideration, the value of which stock, securities or other consideration shall be fixed by the Board of Directors, plus the amount of all dividends in arrears on each such share up to the date fixed for distribution, provided, however, that such remaining net assets are sufficient to cover all the before mentioned payments and also like payments to holders of Series A and B Senior Preferred, before any distribution shall be made to the holders of Common stock or Cumulative Preferred Stock of the Company. In case such remaining net assets are insufficient to cover all such payments to holders of Series A, B and C Senior Preferred, the holders of these series shall receive payments on a pro rata basis.

Magnitude Information Systems, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

PREFERRED STOCK - (Continued)

(4) The Company shall have the right to redeem pro rata any or all of its Series C Senior Preferred issued and outstanding at any time, with the Board of Directors of the Company in its sole discretion deciding how many shares to redeem, provided, however, that any such shares called for redemption have been issued and outstanding for a minimum of three (3) years at the time of notice of redemption to the holders of such shares, by paying to the holders thereof the Liquidation Price for each share of Series C Senior Preferred held by such holder plus a "call premium" of 10% of the Liquidation Price together with the amount of any accrued and unpaid dividends as may have accumulated thereon at the time of redemption (the "Redemption Price").

(5) Each share of Series C Senior Preferred shall be convertible at any time prior to the Redemption Date, at the holder's option, into shares of Common stock of the Company on the basis of ten (10) shares of Common stock for 1 share of Series C Senior Preferred.

As of December 31, 2001 there were $63,000 Series C Senior Convertible Preferred share dividends accrued and unpaid representing $0.63 per share.

Series D of the Senior Convertible Preferred Stock series which was issued in 2000 has 500,000 shares designated, 85,557 shares issued and outstanding. The total outstanding Series D Senior Convertible Preferred Stock at December 31, 2001 is $86 with a liquidation price of $770,013. The following is a description of the Series D Senior Convertible Stock:

(1) The holders of said shares of Series D Senior Preferred shall be entitled to receive cumulative dividends thereon at the rate of seven percent (7%) per annum, payable semi-annually when declared by the Board of Directors before any dividend shall be declared, set apart for, or paid upon the Common stock of the Company. The Dividend Rate shall accrue on the Stated Value (the "Stated Value"), which Stated Value shall be noted on the certificate issued to the holder, of each share of the Series D Senior Preferred. The dividends on the Series D Senior Preferred, payable in cash, shall be cumulative, so that if the Company fails in any fiscal year to pay such dividends on all the issued and outstanding Series D Senior Preferred, such deficiency in the dividends shall be fully paid, but without interest, before any dividends shall be paid on or set apart for the Cumulative Preferred Stock or the Common stock.

(2) The Series D Senior Preferred shall with respect to dividend rights and liquidation rights rank prior to all classes and series of Common stock and the Cumulative Preferred Stock, and on a par with the Series A, B and C Senior Convertible Preferred Stock.

(3) In the event of any liquidation of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series D Senior Preferred shall be entitled to receive, out of the remaining net assets of the Company, an amount equal to the Stated Value of each share of Series D Senior Preferred held of record by such holder, payable in cash or in shares of stock, securities or other consideration, the value of which stock, securities or other consideration shall be fixed by the Board of Directors, plus the amount of all dividends in arrears on each such share up to the date fixed for distribution, provided, however, that such remaining net assets are sufficient to cover all the before mentioned payments and also like payments to holders of Series A, B and C Senior Preferred, before any distribution shall be made to the holders of Common stock or Cumulative Preferred Stock of the Company. In case such remaining net assets are insufficient to cover all such payments to holders of Series A, B, C and D Senior Preferred, the holders of these series shall receive payments on a pro rata basis.

Magnitude Information Systems, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

PREFERRED STOCK - (Continued)

(4) The Company shall have the right to redeem pro rata any or all of its Series D Senior Preferred issued and outstanding at anytime, with the Board of Directors of the Company in its sole discretion deciding how many shares to redeem, provided, however, that any such shares called for redemption have been issued and outstanding for a minimum of three (3) years at the time of notice of redemption to the holders of such shares, by paying to the holders thereof the Stated Value for each share of Series D Senior Preferred held by such holder plus a "call premium" of 10% of the Stated Value, together with the amount of any accrued and unpaid dividends as may have accumulated thereon at the time of redemption (the "Redemption Price").

(5) Each share of Series D Senior Preferred shall be convertible at any time prior to the Redemption Date, at the holder's option, into shares of Common stock of the corporation on the basis of ten(10) shares of Common stock for 1 share of Series D Senior Preferred.

As of December 31, 2001 there were $63,029 Series D Senior Convertible Preferred share dividends accrued and unpaid representing $0.74 per share.

At the time each Convertible Preferred Stock Series was issued, the respective conversion features were in excess of the then market value of the Company's common stock.

INCOME TAXES

The income tax provision (benefit) is comprised of the following:

	Year Ended December 31,
	2001	2000
State current provision (benefit)	$(93,461)	$(111,676)
State deferred provision (benefit)	-	-
	$(93,461)	$(111,676)

In 1998, the State of New Jersey enacted legislation allowing emerging technology and/or biotechnology companies to sell their unused New Jersey Net Operating Loss ("NOL") Carryover and Research and Development Tax Credits ("R&D Credits) to corporate taxpayers in New Jersey. During 2000 and 2001, the Company entered into an agreement under which it retained a third party broker to identify a buyer for its NOL Carryover. The total anticipated net proceeds of this transaction for 1999 ($497,238) was recorded as a current deferred tax asset ($201,470) and a tax benefit of $295,768 in the accompanying financial statements.

Due to limitations placed by the State of New Jersey on the total amount of NOL Carryover and R&D Credits eligible to be sold in any one year, the sale of only a portion of the Company's NOL Carryover ($295,768) was completed in 1999. The receipt of these funds was recorded as a reduction to the non-current deferred tax asset in the accompanying financial statements. The sale of the remaining balance of the Company's NOL Carryover was completed in 2000; however the deferred amount of $201,470 was subsequently reduced by the State to $164,450.

Magnitude Information Systems, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

INCOME TAXES - (Continued)

The total anticipated net proceeds of this transaction for 2001, which represents the sale of the Company's 2000 New Jersey Net Operating Loss, was $291,093; of which $93,411 was received by December 31, 2001 and the remaining $197,682 has not been set up as a current deferred tax asset due to the uncertainty of the program given the current budget crisis in the State of New Jersey.

The Company's total deferred tax asset and valuation allowance are as follows:

	December 31,
	2001	2000
Total deferred tax asset, noncurrent	$6,800,000	$5,600,000
Less valuation allowance	(6,800,000)	(5,600,000)
Net deferred tax asset, noncurrent	$-	$-

The differences between income tax benefits in the financial statements and the tax benefit computed at the combined state and U.S. Federal statutory rate of 40% are as follows:

	Year Ended December 31,
	2001	2000
Tax benefit	40%	(40%)
Valuation allowance	40%	(40%)
Effective tax rate	-	-

At December 31, 2001, the Company has available approximately $17,000,000 of net operating losses to carry-forward and which may be used to reduce future federal taxable income and expire between December 31, 2007 and 2021.

At December 31, 2001, the Company has available approximately $3,050,000 of net operating losses to carry-forward and which may be used to reduce future state taxable income which expire December 31, 2008.

401(k) PLAN

The Company adopted the qualified Magnitude, Inc. sponsored 401(k) plan covering substantially all full time employees under which eligible employees may elect to contribute, within statutory limits, a percentage of their annual compensation. The Company matches up to 50% of the employee's contribution of which the match may not exceed 3% of the employee's total compensation for the plan year. Contributions to the plan were $22,711 and $20,718 for the years ended December 31, 2001 and 2000, respectively.

Magnitude Information Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

STOCK OPTION PLANS

In April 1996, Magnitude, Inc. adopted its 1996 Stock Incentive Plan ("the 1996 Plan"). The 1996 Plan provides that certain options granted thereunder are intended to qualify as "incentive stock options" (ISO) within the meaning of Section 422A of the United States Internal Revenue Code of 1986, while non-qualified options may also be granted under the Plan. The initial plan and subsequent amendments provided for authorization of up to 480,000 shares. Pursuant to the above described stock exchange offer on July 2, 1997, all options under the 1996 Plan were converted into shares of the Company at a rate of 3.4676 shares of Magnitude, Inc. to 1 share of the Company.

In September 1997, the Company adopted its 1997 Stock Incentive Plan ("the 1997 Plan"). The 1997 Plan provides that certain options granted thereunder are intended to qualify as "incentive stock options" (ISO) within the meaning of Section 422A of the United States Internal Revenue Code of 1986, while non-qualified options may also be granted under the Plan. The initial plan and subsequent amendments provided for the grant of options for up to 1,000,000 shares. The purchase price per share of common stock deliverable upon exercise of each ISO shall not be less than 100% of the fair market value of the common stock on the date such option is granted. If an ISO is issued to an individual who owns, at the time of grant, more than 10% of the total combined voting power of all classes of the Company's common stock, the exercise price of such option shall be at least 110% of the fair market value of the common stock on the date of grant and the term of the option shall not exceed five years from the date of grant. The purchase price of shares subject to non-qualified stock options shall be determined by a committee established by the Board of Directors with the condition that such prices shall not be less than 85% of the fair market value of the common stock at the time of grant.

In May, 2000 the Company adopted its 2000 Stock Incentive Plan ("the 2000 Plan"). The 2000 Plan provides that certain options granted thereunder are intended to qualify as "incentive stock options" (ISO) within the meaning of Section 422A of the United States Internal Revenue Code of 1986, while nonqualified options may also be granted under the Plan. The initial Plan provides for the grant of options for up to 5,000,000 shares. The purchase price per share of common stock deliverable upon exercise of each ISO shall not be less than 100% of the fair market value of the common stock on the date such option is granted. If an ISO is issued to an individual who owns, at the time of grant, more than 10% of the total combined voting power of all classes of the Company's common stock, the exercise price of such option shall be at least 110% of the fair market value of the common stock on the date of the grant, and the term of the option shall not exceed five years from the date of grant. The purchase price of shares subject to non-qualified stock options shall be determined by a compensation committee established by the Board of Directors.

	Qualified and Non-Qualified Shares Under Option Pursuant to the 1997 Plan December 31,
	2001	2000
Outstanding, beginning of year	913,000	795,000
Granted during the year	-	193,000
Forfeited during the year	(56,000)	(75,000)
Outstanding, end of year (at prices ranging from $1.00 to $2.00 per share)	857,000	913,000
Eligible, end of year for exercise (at prices ranging from $1.00 to $2.00 per share)	853,000	757,500

At December 31, 2001 and 2000, the weighted average exercise price and weighted average remaining contractual life is $1.06 and $1.10 per share and 3 years 5 months and 4 years 4 months, respectively

At December 31, 2001, there were 143,000 shares reserved for future option grants.

Magnitude Information Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

STOCK OPTION PLANS - (Continued)
	Qualified and Non-Qualified Shares Under Option Pursuant to the 2000 Plan December 31,
	2001	2000
Outstanding, beginning of year	648,000	-
Granted during the year	2,153,109	648,000
Forfeited during the year	(100,000)	-
Outstanding, end of year (at prices ranging from $0.50 to $1.33)	2,701,109	648,000
Eligible, end of year for exercise (at prices ranging from $0.50 to $1.33)	2,673,609	528,000

At December 31, 2001 and 2000 the weighted average exercise price and weighted average remaining contractual life is $0.85 and $1.07 per share and 3 years 10 months and 4 years 6 months, respectively.

At December 31, 2001, there were 2,298,891 shares reserved for future option grants.

WARRANTS

The Company granted common stock purchase warrants between May 1, 1998 and November 26, 2001.

At December 31, 2001, there were 11,780,472 shares eligible for exercise at prices ranging from $.50 to $5.00 per share, of which 1,460,000 eligible shares are callable at $2.00 per share. All warrants vested upon issuance and expire between July 22, 2002 and February 24, 2006.

COMMITMENTS AND CONTINGENCIES

Lease Agreement

On March 15, 2000, the Company entered into a lease agreement for office space which is utilized for the Company's principal offices. Such lease commenced April 15, 2000 and expires on March 31, 2005 and requires monthly payments of $6,500 from April 15, 2000 through March 31, 2002; of $6,695 thereafter through March 31, 2003; of $6,896 thereafter March 31, 2004; and of $7,103 thereafter through March 31, 2005.

Under the lease agreements, the Company is required to make future minimum lease payments as follows in addition to a pro-rata share of certain operating expenses:

Year Ending December 31,
2002	$79,755
2003	82,149
2004	84,615
2005	21,309
Total	$267,828

Included in general and administrative expenses is rent expense which amounted to $99,626 and $84,160 for the years ended December 31, 2001 and 2000, respectively.

Magnitude Information Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

COMMITMENTS AND CONTINGENCIES, (Continued)

Employment Agreements

The Company has entered into employment agreements with certain key personnel which provide for a base salary, yearly bonuses in common stock and/or options of the Company and other benefits. Termination of the agreements may be made by either party with advance notice.

RELATED PARTY TRANSACTIONS

On March 31, 2000, the Company and its President and Chief Executive Officer agreed to convert a current liability payable to him in the amount of $374,890 into a Company obligation, of which $100,000 was subsequently classified as due on demand with the remaining balance of $274,890 maturing July 1, 2002. On February 19, 2002, the maturity of the term portion of $274,890 was extended to July 2003, and the board of directors of the Company approved a change in the conversion option towards a rate of $0.10 per share.

In December 2001, a director of the Company exercised warrants for the purchase of 200,000 shares of the Company's common stock, at a price of $0.10 per share.

In January 2002, the Company and its President and Chief Executive Officer agreed to issue 1,100,000 restricted shares of common stock bearing piggy-back registration rights, in lieu of $110,000 cash remuneration representing salary payments due to that individual for the time February through December 2002.

MAJOR CUSTOMERS

The Company had two major customers for the year ended December 31, 2001, which comprised 39% and 28% of total sales. For the year ended December 31, 2000, the Company had two other major customers which comprised 19% and 29% of total sales. The Company had accounts receivable balances due from such customers of $224,641 and $327,637, at December 31, 2001 and December 31, 2000. Such customers accounted for $405,320 and $310,385 of total revenues in each year. The Company's revenue profile consists of a larger number of small transactions interspersed with very few large contracts which, if they were not to materialize, would significantly alter period revenues. This unpredictability and volatility represents a risk.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash, accounts receivable, accounts payable, accrued expenses, notes payable, long-term debt and capitalized lease obligations:

The carrying amount approximates fair value because of the short-term maturity of these instruments.

Limitations

Fair value estimates are made at a specific point in time, based on relevant information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

43,083,231 Shares

Magnitude Information Systems, Inc.

Common stock

______________

PROSPECTUS

______________

June __, 2002

NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN

AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

TABLE OF CONTENTS Page

Where You Can Find More Information
Prospectus Summary
Risk Factors
Use of Proceeds
Market for Company's Common Equity &
Dividend Policy
Selling Shareholders
Shares Eligible for Future Sale
Plan of Distribution
Legal Proceedings
Management
Principal Shareholders
Description of Capital Stock
Business
Management's Discussion and Analysis
Certain Transactions
Financial Statements

UNTIL ________________, 2002 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION AND LIMITATION OF LIABILITY OF MANAGEMENT

As permitted by the Delaware General Corporation Law, Magnitude has included in its Certificate of Incorporation a provision to eliminate the personal liability of it's directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of Magnitude require the Company to (i) indemnify the officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and (ii) advance expenses to the officers and directors as incurred in connection with proceedings against them for which they may be indemnified. Magnitude has entered into indemnification agreements with the officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the companies, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they may be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. Magnitude believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Magnitude understands that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Magnitude will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

Legal fees and expenses 5,000.00

Accounting fees and expenses 1,000.00

Printing expenses 2,500.00

Miscellaneous expenses 1,000.00

Total $ 9,500.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

FISCAL YEAR 2001

During the Third Quarter ended September 30, 2001, the Company issued the following unregistered securities:

    1,124,030 shares of common stock accompanied by warrants for the purchase of 1,118,700 shares of common stock exercisable at $0.60 per share, to four accredited investors pursuant to private placement subscriptions, issued in reliance upon exemptions provided under Section 4(2), Rule 506 of Regulation D and Regulation S of the Securities Act, which resulted in the receipt by the Company of approximately $423,000 in cash. The Company placed these investments with accredited investors with whom the Company had established a business relationship and without the use of any general solicitation or advertisement.

    79,403 shares of common stock to three creditors of the Company, pursuant to the conversion of $31,800 in miscellaneous payables. The Company negotiated these debt conversions with its corporate creditors with whom the Company had business relationships.

    1,000,000 shares of common stock pursuant to the exercise of certain options and warrants by two individuals, one of whom is a director of the Company (see "Related Party Transactions" above); resulting in the receipt by the Company of $250,000 in cash;

    3,750 shares of common stock for services performed.

    During the Second Quarter Ended June 30, 2001, the Company issued the following unregistered securities:

    932,200 shares of common stock accompanied by warrants for the purchase of 932,200 shares of common stock exercisable at prices of $0.60 and $0.90 per share, to ten accredited investors pursuant to private placement subscriptions, issued in reliance upon exemptions provided under Section 4(2), Rule 506 of Regulation D and Regulation S of the Securities Act, which resulted in the receipt by the Company of approximately $380,000 in cash. The Company placed these investments with accredited investors with whom the Company had established a business relationship and without the use of any general solicitation of advertisement.

    2,033,920 shares of common stock pursuant to the conversion of 203,392 shares of Senior Convertible Preferred Stock, Series B and D, of the Company;

    92,666 shares of common stock pursuant to the conversion into equity of accrued dividends on certain Convertible Preferred Stock and interest accrued on notes payable;

    250,000 shares of common stock pursuant to the cash-less exercise of certain warrants;

    3,750 shares of common stock for services performed.

During fiscal year 2000 and through the three month period ended March 31, 2001, the Company placed the following unregistered securities with accredited or institutional investors:

70,000 shares of Common stock pursuant to the conversion of $35,000 in convertible promissory notes, issued in reliance upon exemptions provided under Section 4(2) of the Securities Act;

(x) 27,788 shares of Series B Senior Convertible Preferred Stock to a foreign investor pursuant to private placement subscriptions under Section 4 (2) of the Securities Act, which resulted in the receipt by the Company of $250,092 in cash, whereby such shares, among other things, have the following rights and privileges: (i) 7% annual preferential dividend, payable semi-annually, (ii) conversion at the holder's option into shares of Common stock at a conversion rate of 10 common shares for 1 preferred share. The preferred shares are callable by the Company under certain terms and conditions. The Company placed these investments with accredited investors with whom the Company had established a business relationship and without the use of any general solicitation or advertisement.

260,000 shares of Common stock pursuant to the conversion of an aggregate $130,000 in convertible promissory notes, issued in reliance upon exemptions provided under Section 4(2) of the Securities Act;

3,407 shares of Common stock to one outside consultants and suppliers for services rendered;

118,000 shares of Common stock to the principals of two privately held companies, Internet Ergonomic Technologies, Inc. and Cornell Ergonomics, Inc., purchased by the Company in January 2000, which companies owned certain software assets which have been made part of and integrated into the Company's proprietary ErgoManager™ software system

100,000 shares to an officer of the Company pursuant to the terms of his employment agreement;

77,976 shares of Common stock to three outside consultants and suppliers for services rendered;

14,445 shares of Common stock to a director and shareholder of the Company pursuant to a 1997 transaction approved by the Board of Directors of the Company;

16,854 shares of Common stock to an employee in lieu of salary, for services rendered;

2,120,000 shares of Common stock pursuant to the conversion of an aggregate $1,060,000 in convertible promissory notes, issued in reliance upon exemptions provided under Section 4(2) of the Securities Act;

(xi) 160,000 shares of Common stock to seven private investors who had previously subscribed for certain convertible debt, such shares issued pursuant to the terms of the pertinent subscription agreement, and in reliance upon exemptions provided under Section 4(2) of the Securities Act. The Company placed these investments with accredited investors with whom the Company had established a business relationship and without the use of any general solicitation or advertisement.

(xii) 400,000 shares of Common stock to two individual investors pursuant to private placement subscriptions under Section 4 (2) of the Securities Act, which resulted in the receipt by the Company of $200,000 in cash. The Company placed these investments with accredited investors with whom the Company had established a business relationship and without the use of any general solicitation or advertisement.

(xiii) 500,000 shares of Common stock to three individual foreign investors pursuant to private placement subscriptions under Section 4 (2) of the Securities Act, which resulted in the receipt by the Company of $250,000 in cash. The Company placed these investments with accredited investors with whom the Company had established a business relationship and without the use of any general solicitation or advertisement.

(xiv) 194,440 shares of Series B Senior Convertible Preferred Stock to five individual foreign investors pursuant to private placement subscriptions under Section 4 (2) of the Securities Act, which resulted in the receipt by the Company of $1,750,000 in cash, whereby such shares, among other things, have the following rights and privileges: (i) 7% annual preferential dividend, payable semi-annually, (ii) conversion at the holder's option into shares of Common stock at a conversion rate equivalent to $0.90 per share, and (iii) callable by the Company under certain terms and conditions. The Company placed these investments with accredited investors with whom the Company had established a business relationship and without the use of any general solicitation or advertisement.

100,000 shares of Series C Senior Convertible Preferred Stock to the former chairman of the Company pursuant to the terms of a Resignation Agreement entered into between the Company and this individual, whereby such shares, among other things, have the following rights and privileges: (i) 7% annual preferential dividend, payable monthly, (ii) conversion at the holder's option into 1,000,000 shares of Common, and (iii) callable by the Company under certain terms and conditions.

109,926 shares of Common stock pursuant to the conversion of $54,963 in convertible promissory notes, issued in reliance upon exemptions provided under Section 4(2) of the Securities Act;

12,000 shares of Common stock for services rendered;

11,535 shares of Common stock in exchange against 40,000 common shares of Magnitude, Inc., pursuant to the Company's stock exchange offer of July 1997;

617,616 shares of Common stock and warrants for the purchase of 100,000 shares at a price of $1 per share, in exchange against the cancellation of a $460,000 liability in form of a past-due promissory note and accrued interest thereon;

Warrants for the purchase of 36,000 shares of Common stock at $1 per share, for services rendered;

(xv) 83,364 shares of Series B Senior Convertible Preferred Stock accompanied by warrants for the purchase of 416,820 shares at a price of $0.90 per share, to a foreign investor pursuant to private placement subscriptions under Section 4 (2) and Regulation S of the Securities Act, which resulted in the receipt by the Company of $750,276 in cash, whereby such shares, among other things, have the following rights and privileges: (i) 7% annual preferential dividend, payable semi-annually, (ii) conversion at the holder's option into shares of Common Stock at a conversion rate of 10 common shares for 1 preferred share. The Company placed these investments with accredited investors with whom the Company had established a business relationship and without the use of any general solicitation.

(xvi) 55,556 shares of Series D Senior Convertible Preferred Stock accompanied by warrants for the purchase of 555,560 shares at a price of $0.50 per share, to two investors pursuant to private placement subscriptions under Section 4 (2), Rule 506 of Regulation D and Regulation S of the Securities Act, which resulted in the receipt by the Company of $500,000 in cash, whereby such shares, among other things, have the following rights and privileges: (i) 7% annual preferential dividend, payable semi-annually, (ii) conversion at the holder's option into shares of Common stock at a conversion rate of 10 common shares for 1 preferred share. The Company placed these investments with accredited investors with whom the Company had established a business relationship and without the use of any general solicitation or advertisement.

Fiscal Year 1999

During fiscal year 1999, the Company placed the following unregistered securities with accredited and institutional investors:

1,250,332 shares of Common stock to seven individual foreign investors pursuant to private placement subscriptions under Section 4(2) of the Securities Act, which resulted in the receipt by the Company of $625,000 in cash, and; 60,000 shares of Common stock to an investor who had previously subscribed for certain convertible debt, pursuant to the terms of the pertinent subscription agreement, issued in reliance upon exemptions provided under Section 4(2) of the Securities Act. The Company placed these investments with accredited investors with whom the Company had established a business relationship and without the use of any general solicitation. or advertisement.

On September 1, 1999, the Company issued 7,210 shares of its common stock to a shareholder of Magnitude, Inc., f/k/a Proformix, Inc. in exchange for his 25,000 shares in Proformix, Inc., pursuant to the terms of the Company's stock exchange offer of July 2, 1997.

During the second and third quarters of 1999 the Company received an aggregate $1,225,000 in cash against issuance of convertible promissory notes in the same aggregate amount, to eight individual accredited private investors pursuant to transactions under Section 4 (2) of the Securities Act, all of them maturing at 14 months from date of issuance, convertible at the holder's option into shares of the common stock of the Company at the rate of $0.50 /share, and carrying interest at rates between 7% and 12% p.a. A portion of such notes was accompanied by stock purchase warrants for the purchase of an aggregate 1,450,000 shares at $1 per share, with such warrants being callable by the Company under certain circumstances, if and when the market price reaches $2 per share. The Company placed these investments with accredited investors with whom the Company had established a business relationship and without the use of any general solicitation or advertisement.

565,000 shares of Common stock to a director and principal shareholder in exchange against cancellation of promissory notes and interest thereon in the aggregate value of $282,500;

77,778 shares of Common stock to the former principal of Rolina Corporation and current President of the Company, pursuant to a Non-Dilution clause in the February 2, 1998 Agreement and Plan of Merger with Rolina Corporation;

54,100 shares of Common stock to three Magnitude, Inc. consultants and providers of services to the Company.

Fiscal Year 1998

During fiscal year 1998, the Company placed the following unregistered securities with accredited and institutional investors:

70,000 shares of Common stock to a creditor of the Company pursuant to that party's exercise of an option to convert debt into common stock, at $1.00 per share;

7,500 shares of Common stock to two individuals who had invested in the Company pursuant to a 506 Offering Memorandum. The Company placed these investments with accredited investors with whom the Company had established a business relationship and without the use of any general solicitation or advertisement.

56,000 shares of Common stock to two outside consultants as compensation for services rendered;

272,000 shares of Common stock to a creditor of the Company pursuant to that party's exercise of an option to convert debt into common;

14,419 shares of Common stock to Proformix, Inc. shareholders pursuant to the Company's acquisition of Proformix, Inc. and its subsequent exchange offer to Proformix, Inc. shareholders. The Company issued these shares pursuant to Section 4(2) of the Securities Act;

5,035 shares of Common stock to independent sales representatives and clients as awards for outstanding sales performance for the Company's products.

224,000 shares of Common stock to Vanity Software Publishing Corporation (see "Acquisition of Vanity Software Publishing Corporation" in the Notes to Financial Statements included herein). The issuance of the aforesaid shares was made pursuant to Section 4(2) of the Securities Act;

22,000 shares of Common stock and warrants to purchase 22,000 shares at a price of $4.50 per share, to one of the Company's board members in return for an investment of $100,000 under Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended;

70,972 shares of Common stock to Proformix, Inc. shareholders pursuant to the Company's acquisition of Proformix, Inc. and its subsequent exchange offer to Proformix, Inc. shareholders. The Company issued these shares pursuant to Section 4(2) of the Securities Act;

15,000 shares of Common stock to an outside consultant as compensation for services rendered, with an agreement that the Company register such shares through a Registration Statement on Form S-8.

150,000 shares of Common stock to an entity which provides a platform for advertising the Company's products. The Company received as consideration advertising credits equivalent to $900,000 in retail value. The issuance of the aforesaid shares was made pursuant to Section 4(2) of the Securities Act;

50,000 shares of Common stock at a purchase price of $2.00 per share to an individual pursuant to a private placement under Section 4(2) of the Securities Act. The Company placed these investments with accredited investors with whom the Company had established a business relationship and without the use of any general solicitation or advertisement.

100,644 shares of Common stock to a management consulting firm pursuant to their exercise of a stock option at $1.7338 per share. The stock option was granted for services rendered, and the shares were issued pursuant to Section 4(2) of the Securities Act;

887,500 shares of Common stock issued to foreign entities, thereby raising $1,550,000 in gross proceeds, pursuant to Regulation S of the Securities Act. The Company placed these investments with accredited investors with whom the Company had established a business relationship and without the use of any general solicitation or advertisement.

155,556 shares of Common stock pursuant to Section 4(2) of the Securities Act, to the principal of Rolina Corporation in the course of that entity's acquisition by the Company.

ITEM 27. EXHIBITS INDEX

SEC No. Document

2.2+ Agreement and Plan of Merger with Rolina Corporation and Steven D. Rudnik, and Employment Agreement with Steven D. Rudnik, both of the date February 2 , 1998, as filed as Exhibit to the Company's report on Form 10-KSB for the year ended December 31, 1998. Incorporated herein by reference.

3(i)+ Articles of Incorporation and Amendments thereto, incorporated herein by reference to Exhibits of previous filings with the Commission.

3(ii)+ Bylaws of the Company, incorporated herein by reference to Exhibits of previous filings with the Commission.

4.1* Term Sheet

4.2* Form of Subscription Agreement

4.3* Form of Common stock Purchase Warrant

4.4* Form of Convertible Promissory Note

4.5* Form of Subscription Agreement

4.6* Form of Convertible Grid Promissory Note

4.7* Form of Common stock Purchase Warrant

4.8* Form of Convertible Promissory Note

4.9* Form of Common stock Purchase Warrant

4.10* Loan Agreement with S.Kroll

4.11* Form of Convertible Promissory Note

4.12* Form of Subscription Agreement

4.13* Form of Subscription Agreement

4.14* Form of Subscription Agreement

4.15* Form of Subscription Agreement

4.16* Form of Subscription Agreement

4.17* Form of Common stock Purchase Warrant

4.18* Amendment to the Company's Certificate of Incorporation as filed with the State of Delaware on January 31, 2000, and amended on March 20, 2000, designating a new class of Series B Senior Convertible Preferred Stock.

4.19* Form of Common stock Purchase Warrant

4.20+ Amendment to the Company's Certificate of Incorporation as filed with the State of Delaware on January 31, 2000, and amended on March 20, 2000, designating a new class of Series C Senior Convertible Preferred Stock

4.21* Agreement with S.Rudnik, re: convertible debt

4.22* Consulting agreement with G.Shemano

    * Form of Common stock Purchase Warrant

4.24+ Amendment to the Company's Certificate of Incorporation as filed with the State of Delaware on January 31, 2000, and amended on March 20, 2000, designating a new class of Series A Senior Convertible Preferred Stock.

4.25 Letter Agreement by and between the Company and Consulting for Strategic Growth, Ltd., dated May 8, 2001.

4.26 Letter Agreements by and between the Company and Rodman & Renshaw, Inc. dated June 26, 2001 and September 4, 2001, respectively.

4.27 Form of Subscription Agreement.

4.28 Form of Subscription Agreement.

4.29 Form of Subscription Agreement.

4.30 Form of Subscription Agreement.

5.1 Legal opinion and consent of Joseph J. Tomasek, Esq.

10.1* Resignation Agreement dated July 21, 1999, between J. Swon and B. Deichl and the Company, incorporated herein by reference to the Exhibit of Form S-8 filed with the Commission on August 3, 1999.

10.2* Resignation Agreement dated January 28, 2000, between M. Martin and the Company, incorporated herein by reference to the Exhibit of Form S-8 filed with the Commission on January 31, 2000.

10.3* Employment Agreement, dated April 15, 1996 between the Company and Joerg Klaube, incorporated herein by reference and previously filed as an Exhibit to the Company's Form 10-KSB for the fiscal year ended December 31, 1997 with the Commission.

10.4* Employment Agreement, dated July 1, 1999 between the Company and John C. Duncan.

10.5+ Termination Agreement, dated as of August 1, 2001, by and between the Company and Torneaux

Fund, Ltd.

10.6* Contract by and between Lockheed Martin and the Company, dated December 21, 2000.

10.7 Employment Agreement, dated April 15, 2002 between the Company and Steven D. Rudnik.

10.8 Employment Agreement, dated February 15, 2002 between the Company and Mark Fuller.

10.9 Employment Agreement, dated April 15, 2002 between the Company and Joerg Klaube.

10.10 Employment Agreement, dated April 15, 2002 between the Company and Steven Jagels

23.1 Independent Auditors' Consent

______

+Documents incorporated by reference to Magnitude's Annual Report previously filed on Forms 10-KSB for the fiscal years ended December 31, 2002 and 2000 and Forms 10-QSB for the quarter ended March 31, 2002, June 30, 2001 and September 30, 2001 with the Securities and Exchange Commission.

*Previously filed as exhibits to the Registration Statement and amendments thereto filed on Form SB-2, Registration No. 333-34512, with the Commission.

ITEM 28. UNDERTAKINGS

A. UNDERTAKING PURSUANT TO RULE 415

The undersigned Registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of this offering.

B. UNDERTAKING IN RESPECT OF INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, MAGNITUDE INFORMATION SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware, has duly caused this Amendment No. 1 to Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chester, State of New Jersey, on June 11, 2002.

MAGNITUDE INFORMATION SYSTEMS, INC.

By: _/s/ Steven D. Rudnik____________________________

Steven D. Rudnik, President and Chief Executive Officer

By: _/s/ Joerg H. Klaube_____________________________

Joerg H. Klaube, Chief Financial Officer (Chief Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven D. Rudnik, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form SB-2, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE TITLE DATE

/s/ Steven D. Rudnik President and

Steven D. Rudnik Chief Executive Officer June 11, 2002

/s/ Joerg H. Klaube Chief Financial Officer June 11, 2002

Joerg H. Klaube (Principal Financial Officer)

/s/ Steven L. Gray Director June 11, 2002

Steven L. Gray

/s/ Ivano Angelastri Director June 11, 2002

Ivano Angelastri

/s/ Joseph J. Tomasek Director June 11, 2002

Joseph J. Tomasek

Magnitude Amen. No. 1 to SB-2 June 2002

SUBSCRIPTION AGREEMENT Exhibit 4.30

Pursuant to Section 4 (2) and Rule 506 of the Securities Act of 1933

Subscription Agreement and Questionnaire of Magnitude Information Systems, Inc.

The undersigned hereby subscribes for the purchase of ___________ shares (the "Shares") of the Common Stock of Magnitude Information Systems, Inc. (the "Company"), for the purchase price of US$0.10 per Share. The Shares are sometimes hereinafter collectively referred to as the "Security" or "Securities". The entire purchase price is due and payable upon the execution of this Subscription Agreement, and shall be paid by check, subject to collection, or by wire transfer, made payable to the order of "Magnitude Information Systems, Inc." The Company shall have the right to reject this subscription in whole or in part.

1 The undersigned, in order to induce the Company to accept this Subscription Agreement represents, warrants and covenants to the Company as follows:

(a) The undersigned acknowledges that (i) the Shares being purchased hereunder have not been registered under the Securities Act of 1933, as amended ("Securities Act"), or the securities laws of any State; (ii) absent an exemption from registration contained in those laws, the issuance and sale of the Shares would require registration; and (iii) the Company's reliance upon any such exemption is invariably based upon the undersigned's representations, warranties, and agreements contained in this Subscription Agreement (the Subscription Agreement and the included Investor Questionnaire are collectively referred to herein as the "Subscription Documents").

(b) The undersigned agrees that this Subscription Agreement is and shall be irrevocable unless it has not been accepted by the Company.

(c) The undersigned has carefully read the Company's Form 10-KSB for the fiscal year ended December 31, 2001 and Form 10-QSB for the quarter ended March 31, 2002, and this Subscription Agreement (collectively, the "Disclosure Materials") all of which the undersigned acknowledges have been delivered to the undersigned. The undersigned acknowledges that the undersigned has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of this Subscription Agreement and the Disclosure Materials and to obtain such additional written information, to the extent the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of same, as the Undersigned desires in order to evaluate the investment. The undersigned further acknowledges that the undersigned has received no representations or warranties from the Company, or their respective employees or agents in making this investment decision other than as set forth in the Disclosure Materials.

(d) The undersigned acknowledges that the undersigned has investigated the Company's business, financial conditions, current state of affairs, planned business and other matters necessary in order for the undersigned to make an informed investment decision regarding the purchase of the Shares.

(e) The undersigned acknowledges that the undersigned is purchasing the Shares without being furnished any prospectus or written description of the Company, its business and/or its future plans, other than the Disclosure Materials, and has relied solely upon the Disclosure Materials and the undersigned's own investigation into the Company and its proposed operations.

(f) The undersigned is aware that the purchase of the Shares is a speculative investment involving a high degree of risk and that there is no guarantee that the undersigned will realize any gain from this investment, and that the entire investment could be lost.

(g) The undersigned understands that no federal or state agency has made any finding or determination regarding the fairness of this private offering, or any recommendation or endorsement of this private offering.

(h) The undersigned is acquiring the Shares for its own account for investment only and not with a view towards. Or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, the undersigned does not agree to hold any of the Shares for any minimum or other specified term and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

(i) The undersigned will not maintain a net short position at any time in the Company's shares. This net position includes any preferred shares and warrants on an "as converted" basis and also freely trading shares.

(j) The undersigned is financially able to bear the economic risk of this investment, including the ability to hold the Shares indefinitely or to afford a complete loss of the undersigned's investment in the Shares.

(k) The undersigned represents that the undersigned's overall commitment to investments which are not readily marketable is not disproportionate to its net worth, and the investment in the Shares will not cause such overall commitment to become excessive. The undersigned understands that the statutory basis on which the Shares are being sold to the undersigned would not be available if the undersigned's present intention were to hold the Shares for a fixed period or until the occurrence of a certain event. The undersigned realizes that in the view of the Securities and Exchange Commission, a purchase now with a present intent to resell by reason of a foreseeable specific contingency or any anticipated change in the market value, or in the condition of the Company, or that of the industry in which the business of the Company is engaged or in connection with a contemplated liquidation, or settlement of any loan obtained by the undersigned for the acquisition of the Shares, and for which such Shares may be pledged as security or as donations to religious or charitable institutions for the purpose of securing a deduction on an income tax return, would, in fact, represent a purchase with an intent inconsistent with the undersigned's representations to the Company, and the Securities and Exchange Commission would then regard such sale as one for which no exemption from registration is available. The undersigned will not pledge, transfer or assign this Subscription Agreement.

(l) The undersigned represents that the funds provided for this investment are either separate property of the Undersigned, other property over which the undersigned has the right of control, or are otherwise funds as to which the undersigned has the sole right of management.

(m) The address shown under the undersigned's signature at the end of this Subscription Agreement is the undersigned's principal business address if a corporation or other entity.

(n) The undersigned has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares.

(o) The undersigned acknowledges that the certificates for the securities comprising the Shares which the undersigned will receive will contain a legend substantially as follows:

THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, TRANSFERRED, MADE SUBJECT TO A SECURITY INTEREST, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL TO THE HOLDER HEREOF SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

(p) This Subscription Agreement and all representations, warranties and statements made herein are true, complete and correct in all material respects.

(q) The undersigned acknowledges that the Company, except as set forth in the Shares, is under no obligation to register the Shares under the Securities Act or any state securities laws, or to take any action to make any exemption from any such registration provisions available, except that the Company agrees to undertake to file a registration statement under the Securities Act for the Shares, no later than December 31, 2002.

(r) This Subscription Agreement is a legally binding obligation of the undersigned in accordance with its terms.

(s) The undersigned is an "accredited investor," as such term is defined in Regulation D of the Rules and Regulations promulgated under the Act.

(t) If the undersigned is a partnership, corporation, trust or other entity, (i) the undersigned has enclosed with this Subscription Agreement appropriate evidence of the authority of the individual executing this Subscription Agreement to act on its behalf (e.g., if a trust, a certified copy of the trust agreement; if a corporation, a certified corporate resolution authorizing the signature and a certified copy of the articles of incorporation; or if a partnership, a certified copy of the partnership agreement), (ii) the undersigned represents and warrants that it was not organized or reorganized for the specific purpose of acquiring the Shares, and (iii) the undersigned has the full power and authority to execute this Subscription Agreement on behalf of such entity and to make the representations and warranties made herein on its behalf, and (iv) this investment in the Company has been affirmatively authorized, if required, by the governing board of such entity and is not prohibited by the governing documents of the entity.

(u) The undersigned expressly acknowledges and agrees that the Company is relying upon the Undersigned's representation contained in this Subscription Agreement. The undersigned subscriber acknowledges that the undersigned understands the meaning and legal consequences of the representations and warranties which are contained herein and hereby agrees to indemnify, save and hold the Company, and their respective officers, directors and counsel harmless from and against any and all claims or actions arising out of a breach of any representation, warranty or acknowledgment of the undersigned contained in any Subscription Document. Such indemnification shall be deemed to include not only the specific liabilities or obligation with respect to which such indemnity is provided, but also all reasonable costs, expenses, counsel fees and expenses of settlement relating thereto, whether or not any such liability or obligation shall have been reduced to judgment.

(v) Except as otherwise specifically provided for hereunder, no party shall be deemed to have waived any of his or her or its rights hereunder or under any other agreement, instrument or papers signed by any of them with respect to the subject matter hereof unless such waiver is in writing signed by the party waiving said right. A waiver on any one occasion with respect to the subject matter hereof shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion. All rights and remedies with respect to the subject matter hereof, whether evidenced hereby or by any other agreement, instrument, or paper, will be cumulative, and may be exercised separately or concurrently.

(w) The parties have not made any representations or warranties with respect to the subject matter hereof not set forth in this Subscription Agreement, together with the Shares executed simultaneously herewith, constitutes the entire agreement between them with respect to the subject matter hereof. All understandings and agreements heretofore had between the parties with respect to the subject matter hereof are merged in this Subscription Agreement and the Shares which alone fully and completely expresses their agreement.

(x) This Agreement may not be changed, modified, extended, terminated or discharged orally, but only by an agreement in writing, which is signed by all of the parties to this Agreement.

(y) The parties agree to execute any and all such other and further instruments and documents, and to take any and all such further actions reasonably required to effectuate this Subscription Agreement and the intent and purposes hereof.

(z) This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and the undersigned hereby consents to the jurisdiction of the courts of the State of New Jersey and/or the United States District Court for the District of New Jersey.

(aa) The undersigned understands that this subscription is not binding upon the Company until the Company accepts it, which acceptance is at the sole discretion of the Company and is to be evidenced by the Company's execution of this Subscription Agreement where indicated. This Subscription Agreement shall be null and void if the Company does not accept it as aforesaid.

(bb) Intentionally Omitted.

(cc) Neither this Subscription Agreement nor any of the rights of the undersigned hereunder may be transferred or assigned by the undersigned.

(dd) Please check whether one or more of the following definitions of "accredited investor," if any, applies to you. If none of the following applies to you, please leave a blank.

(i) A Bank as defined in Section 3(a)(2) of the Securities Act of 1933, as amended ("Securities Act"), or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, or its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are Accredited Investors.

(ii) A Private Business Development Company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

(iii) An organization described in Section 501(c)(3) of the Internal Revenue Code or corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

(iv) A natural person whose individual net worth, or joint net worth with that person's spouse, at the time of purchase exceeds $1,000,000.

(v) A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

(vi) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D.

(vii) Any entity in which all of the equity owners are Accredited Investors.

2. This following information is required pursuant to Article III, Section 44 of the Rules of Fair Practice of the NASD and upon which the Company will rely in making any statement to the NASD concerning the association or affiliation of any officer, director or security holder of the Company with any NASD member.

(i) State whether you or any of your Affiliates or any of your Associates (See Definitions at the end of this Subscription Agreement) are

(a) Member of the National Association of Securities Dealers, Inc. ("NASD");

Yes____ No____

(b) a Person Associated with a Member of the NASD; or

Yes____ No____

(c) an Affiliate of a Member of the NASD.

Yes____ No____

(ii) State whether you or any of your Affiliates or any of your Associates own stock or other securities of any member of the NASD (other than securities purchased on the open market).

Yes____ No____

(iii) State whether you or any of your Affiliates or any of your Associates have made a subordinated loan to any Member of the NASD.

Yes____ No____

(iv) If you marked "Yes" to any of the questions above, please briefly describe the facts below, giving the names of the appropriate Members of the NASD to which your answers refer.

(v) The Undersigned has carefully reviewed the jurisdictional notices listed below and agrees to abide by any restrictions contained therein applicable to the undersigned.

JURISDICTIONAL NOTICES

THE SECURITIES OFFERED PURSUANT TO THE TERMS AND PROVISIONS OF THIS SUBSCRIPTION AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATES OF THE UNITED STATES OR ANY OTHER JURISDICTION AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IT IS THE RESPONSIBILITY OF THE SUBSCRIBER WISHING TO PURCHASE THE SHARES TO SATISFY ITSELF AS TO THE FULL OBSERVANCE OF THE LAWS OF ANY RELEVANT TERRITORY OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY SUCH PURCHASE, INCLUDING OBTAINING ANY REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER APPLICABLE FORMALITIES.

IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on this __ day of ________ , 2002

Purchase Price for the Shares: $________________ US.

Exact Name in Which Title is to be Held

Signature

Name (Please Print)

Title of Person Executing Agreement

Address: Number and Street

City State Zip Code

Tax Identification Number

Jurisdiction of Incorporation

Accepted this __ day of ___ , 2002, on behalf of

MAGNITUDE INFORMATION SYSTEMS, INC.

BY:

DEFINITIONS

Affiliate: An Affiliate of any person (for purposes hereof a "person" includes a partnership, corporation or other legal entity such as a trust or estate) is a person which controls, is controlled by or is under common control with such person. For purposes of this definition:

(i) a person should be presumed to control a Member if the person beneficially owns 10% or more of the outstanding voting securities of a Member which is a corporation, or beneficially owns a partnership interest in 10% or more of the outstanding voting securities of a person which is a corporation, or beneficially own a partnership interest in 10% or more of the distributable profits or losses of a person which is a partnership; and

(ii) a Member should be presumed to control a person if the Member and Persons Associated with the Member beneficially own 10% or more of the outstanding voting securities of a person which is a corporation, or beneficially own a partnership interest in 10% or more of the distributable profits or losses of a person which is a partnership; and

(iii) a person should be presumed to be under common control with a Member if:

(1) the same person controls both the Member and such person by beneficially owning 10% or more of the outstanding voting securities of the Member and other such person which is a corporation, or by beneficially owning a partnership interest in 10% or more of the distributable profits or losses of the Member and other such person which is a partnership; or

(2) a person having the power to direct or cause the direction of the management or policies of the Member also has the power to direct or cause the direction of the management or policies of the other entity in question.

Associate: An Associate is

(i) any corporation or organization of which you are an officer, director or partner, or of which you are directly or indirectly the beneficial owner of 10% or more of any class of equity securities.

(ii) any trust or other estate in which you have a substantial beneficial interest or as to which you serve as trustee or in a similar fiduciary capacity; and

(iii) any relative or spouse of yours, or any relative of such spouse who has the same home as you.

Member: A Member is any broker or dealer admitted to membership in the NASD.

Person A "Person Associated with a Member" is every sole proprietor, partner,

Associated officer, director or branch manager of any Member, or any natural person with a occupying a similar status or performing similar functions, or any person

Member: engaged in the investment banking or securities business who is directly or indirectly controlling or controlled by such Member (for example, any employee), whether or not any such person is registered or exempt from registration with the NASD.

EXHIBIT 10.7

Employment Agreement

EMPLOYMENT AGREEMENT dated as of April 15, 2002 (the "Agreement") between Magnitude Information Systems, Inc. (the "Company") and Steven D. Rudnik, presently residing at 8 Knollwood Terrace, Chester, NJ 07930 (the "Executive").

WHEREAS, Executive has represented to the Company that he has certain valuable expertise and know-how in the area of early-stage software companies; and

WHEREAS, based upon such valuable expertise and know-how the Company wishes to employ the services of Executive; and

WHEREAS, the parties desire to enter into this Agreement in order to insure Executive's employment by the Company, in such capacities and with such duties as hereinafter set forth and to insure the Company that it will have the benefit of his continued services for at least the Term of Employment herein described;

NOW THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

  EMPLOYMENT AND DUTIES

1.1. General. The Company hereby employs Executive, and Executive agrees to serve as Chairman, Chief Executive Officer and President of the Company upon the terms and conditions herein contained. Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the board of directors of the Company (the "Board"). Nothing contained herein shall restrict Executive from acting as a director of or owning shares in other companies not in competition with the Company, provided that such services and ownership interests do not materially interfere with Executive's performance of his duties hereunder. Executive shall report directly to the Board and shall provide such reports as may be requested by the Board.

1.2. Exclusive Services. For so long as Executive is employed by the Company, he shall devote his full-time working hours to his duties hereunder. Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation without the prior written approval of the Board or otherwise engage in activities which would interfere with his faithful performance of his duties hereunder.

1.3. Term of Employment. Executive's employment under this Agreement shall commence on the date hereof (the "Effective Date") and shall terminate five (5) years after the Effective Date (the "Initial Term"), unless terminated earlier due to death of Executive or Termination for Cause pursuant to this Agreement; subject, however, to automatic renewals for additional two year terms (the "Renewal Term(s)") except where the Company provides written notice of non-renewal no later than six months prior to the expiration of the Initial Term or any Renewal Term. The period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date, or such later date to which the term of Executive's employment shall have been extended, or such earlier date as may result from Termination for Cause or resignation, is hereinafter referred to as the "Employment Term".

1.4 Representation. Executive hereby confirms that he is in good health and has the mental and physical abilities to carry out and perform all of the services required under the terms of this Agreement.

2.

2. COMPENSATION

2.1. Base Salary. From the Effective Date, the Company shall pay Executive a base salary ("Base Salary") at a rate of $133,333 per annum, payable in accordance with the Company's payroll practices, as such practices may exist from time to time. The Base Salary may be increased by up to an aggregate $66,667 per annum during the Employment Term as follows: commencing at $-0- upon April 1, 2002, upon the attainment during the Employment Term of each of the below cumulative gross sales revenue amounts, determined in accordance with generally accepted accounting principles consistently applied, and as set forth below, the Base Salary shall be increased $11,111 annually, up to the maximum $200,000 per annum:

Gross Sales Revenues Base Salary Increase (per annum)

$750,000 $11,111

$1,000,000 $11,111

$1,250,000 $11,111

$1,500,000 $11,111

$1,750,000 $11,111

$2,000,000 $11,111

Each of the above increases in the Base Salary shall be effective and added to Executive's Base Salary for the next pay period following the Company's attainment of each of the respective cumulative gross sales revenue amounts.

2.2. Stock Grants. From time to time and commencing at $-0- upon April 1, 2002, the Company shall issue to Executive the following stock grants corresponding to the Company's attainment during the Employment Term of certain cumulative gross sales revenue amounts, determined in accordance with generally accepted accounting principles consistently applied, as follows:

Gross Sales Revenues Stock Grant Amounts

$750,000 20,833

$1,000,000 20,833

$1,250,000 20,833

$1,500,000 20,833

$1,750,000 20,833

$2,000,000 20,833

$2,500,000 25,000

$3,000,000 25,000

$3,500,000 25,000

$4,000,000 25,000

Each of the above stock grants shall fully vest and be delivered to Executive as soon as practicable following the Company's attainment of the specified cumulative Gross Sales Revenue amounts.

2.3 Stock Options. The Company hereby grants to Executive the following options to purchase, subject to the Company's attainment of the cumulative gross sales revenue amounts set forth below, commencing at $-0- upon April 1, 2002, and determined in accordance with generally accepted accounting principles consistently applied, the Company shall issue to Executive from time to time Stock Options to purchase up to an aggregate 545,833 of the common shares of the Company (the "Stock Option(s)"), exercisable at any time during the seven (7) year period following the date of their grant and whose exercise price shall be equal to the higher of $0.10 per share or that amount represented by the average trading price of the Company's common shares during the 20 successive trading day period immediately preceding the applicable date upon which any of the following Stock Options shall fully vest or, in the case of a stock grant or commission payable in the form of Company stock, on the date fully vested or on the date earned, as reported in the Electronic Bulletin Board, over-the-counter market or on any successor stock exchange (the "Market Price"), the designated amounts of which shall fully vest from time to time upon the Company's attainment of each cumulative level of gross sales revenue amounts in accordance with the following schedule:

Gross Sales Revenues Amount of Fully Vested Stock Option

$750,000 24,306

$1,000,000 24,306

$1,250,000 24,306

$1,500,000 24,306

$1,750,000 24,306

$2,000,000 24,306

$2,500,000 100,000

$3,000,000 100,000

$3,500,000 100,000

$4,000,000 100,000

3. EMPLOYMENT BENEFITS

3.1. General Benefits. Executive shall receive the following benefits during the Employment Term:

(a) Executive will be eligible to participate in benefit programs of the Company consistent with those benefit programs provided to other senior managers of the Company excluding any key employee stock option plans outside of this Agreement; and

(b) a fully paid medical/hospitalization policy for Executive and his family.

3.2. Vacation. Executive shall be entitled to four weeks paid vacation during the year 2002 and four weeks each year thereafter in accordance with Company policies and procedures. Executive may only carry up to an aggregate of five (5) vacation days from one calendar year to the next in accordance with current Company policy.

3.3. Automobile Allowance. Executive will receive a $900 car allowance per month and be responsible for mileage and all other car expense.

3.4. Reimbursement of Expenses. The Company will reimburse Executive for reasonable, ordinary and necessary pre-approved business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by Executive of an itemized account of such expenditures, in accordance with Company practices consistently applied.

3.5. Severance. Provided Executive's termination is not based upon "Cause" as defined in Section 4.2 below, the Company shall pay to Executive a severance benefit equal to six (6) months of Executive's then Base Salary, in the event such termination occurs during the remaining time of the Employment Term, or in case of non-renewal of the Employment Term..

3.6 Life Insurance. The Company shall purchase and maintain during the Employment Term a term life insurance policy, insuring the life of Executive, providing a death benefit in the amount of $2,000,000 and which proceeds shall be payable in such event to Executives designated beneficiaries.

  TERMINATION OF EMPLOYMENT

4.1. Termination for Cause; Resignation.

4.1.1. General. If, prior to the expiration of the Employment Term, Executive's employment is terminated by the Company for Cause, the only compensation to which Executive shall be entitled is his Base Salary as then in effect through and including the date of termination and his accrued unused vacation and his earned cash commissions, if applicable, unless such termination is for a Disloyalty Termination Event (as described in Section 4.2 below), in which case the only payment to which Executive shall be entitled is his Base Salary as then in effect through and including the date of termination and accrued unused vacation. If Executive resigns from his employment hereunder, the only payment to which Executive shall be entitled is his Base Salary as then in effect through and including the date of resignation, accrued unused vacation and severance as defined in section 3.4 above.

4.1.2. Date of Termination/Resignation. The date of termination for a Felony Termination Event or Substance Abuse (as defined in Section 4.2 below) shall be the date of the written Notice of Termination provided for in Section 4.1.3. The date of termination or cessation of employment for a Conduct, Performance or Disloyalty Termination Event shall be the date thirty (30) days after the Event is finally determined through applicable Company procedures governing the conduct of employees. In the event termination for Conduct, Performance or Disloyalty is disputed, the Company may, at its option, suspend Executive with fifty percent (50%) of Executive's then current pay until such dispute is resolved in accordance with this Agreement. The date of resignation shall be the date specified in the written notice of resignation from Executive to the Company, or if no date is specified by Executive therein, three (3) business days after receipt by the Company of written notice of resignation from Executive. In no event shall resignation date specified by Executive in any written notice of resignation be more than thirty (30) days from the date of such notice.

4.1.3. Notice of Termination for Felony Termination Event. Unless first terminated by a written notice of the Board, termination of Executive's employment for a Felony Termination Event (as defined in Section 4.2 below) shall be effected by delivery of a written notice of termination from the Company to Executive, which notice shall specify the event or events set forth in Section 4.2 giving rise to such termination (the "Notice of Termination").

4.1.4. Arbitration. All disputes involving termination of Executive's employment for a Conduct, Performance or Disloyalty Termination Event shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Agreement, and the Commercial Arbitration Rules of the AAA. In the event of any inconsistency between such rules and this Agreement, this Agreement shall control. The arbitration process shall commence when Executive has received written notice by the Company that Executive is being dismissed for any of the above referenced reasons. Either party may then notify the AAA who shall then supply the parties with a list of three potential arbitrators. Each party shall then have four (4) business days from the date of receipt to object to one of the potential arbitrators. The remaining potential arbitrator (and if more than one is remaining, then one shall be selected by lot) shall serve as the single arbitrator. Each party shall then have sixty (60) days to conduct discovery pursuant to the terms and provisions of the New Jersey Rules of Civil Procedure. Upon conclusion of the sixty (60) day period or such earlier time as the parties may agree the parties shall participate in an arbitration proceeding in accordance with the AAA's then current policies and procedures. The arbitration proceedings shall be conducted in New Jersey at the offices of AAA or such other place in New York as the parties shall mutually agree. The arbitrator shall be empowered to impose sanctions and take such other actions as the arbitrator deems necessary to the same extent a judge could do pursuant to the New Jersey Rules of Civil Procedure and applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Each party shall be responsible for their own expenses incurred in conjunction with any arbitration proceeding or action.

4.2 Cause. Termination for "Cause" shall mean termination of Executive's employment because Executive (a) has engaged in fraudulent or criminal conduct in connection with the performance of his duties hereunder which conduct materially and adversely affects the Company (a "Conduct Termination Event"), (b) admits to or has been convicted of a crime punishable by imprisonment for more than one year (a "Felony Termination Event"), (c) has failed to perform (following a written warning specifying such deficiency and a reasonable opportunity to cure) the normal and customary duties required of his position of employment (a "Performance Termination Event"), (d) has been disloyal to the Company by assisting competitors of the Company or their associates to the disadvantage of the Company by a breach of Section 6 or by otherwise actively assisting competitors to the disadvantage of the Company (a "Disloyalty Termination Event"), or (e) has failed to cure after a notice of a reasonable directive issued by the Board pertaining to conduct detrimental to the Company and/or its business, a breach of this Agreement and shall include but not be limited to alcohol and substance abuse, harassment and other such actions which jeopardize the Company and or its business.

5. PERMANENT DISABILITY

In the event Executive shall fail, because of Illness, physical or mental disability or other incapacity, for a period of three (3) consecutive months, or for shorter periods aggregating four (4) months during any twelve-month period, to render the services provided for by this Agreement, then the Company may, by written notice to Executive after the last day of the three (3) consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of four months, reduce Executive's compensation hereunder for "Permanent Disability" as follows:

First Four Months No Reduction

Following 12 months Fifty percent (50%)

(or if less, the of compensation

balance of the

Employment Term) Executive will use his reasonable best efforts to cooperate with any physician practicing in the State of New Jersey selected by the Company to determine whether or not Permanent Disability exists. To the extent a dispute should arise with respect to whether or not Permanent Disability exists, Executive and the Company shall each be entitled to select their own physician practicing in the State of New Jersey having appropriate and acknowledged levels of expertise in the area of the claimed disability, and the joint determination of such physicians made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement; provided that if such physicians cannot agree, the matter will be referred to arbitration in the manner set forth in Section 4.1.4. Any payments provided for in this Section 5 shall be reduced to the extent that such payments, together with any disability payments received by Executive under any disability plan, program or arrangements, exceed Executive's Base Salary. Except (i) as to the obligation to continue to pay Executive's medical insurance premiums for a period of 18 months following delivery of the written notice of "Permanent Disability" to Executive or (ii) as otherwise provided herein, upon final determination of permanent disability, the Company shall have no further obligation to Executive under this Agreement.

6. NON-COMPETITION/NON-SOLICITATION AND CONFIDENTIALITY

6.1. Non-competition/Non-solicitation. Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (a) engage in any business that is in competition with any business actively conducted by the Company or any of its subsidiaries/affiliates within the various states in which the Company or its subsidiaries/affiliates conduct business; (b) solicit or endeavor to entice away from the Company or any of its subsidiaries/affiliates any person who is, or was during the then most recent 24-month period, employed by or a subcontractor of the Company or any of its subsidiaries/affiliates; (c) solicit or endeavor to entice away from the Company or any of its subsidiaries/affiliates any person or entity who is, or was within the then most recent 24-month period, a customer, client or prospect of the Company or any of its subsidiaries/affiliates for a competing product; or (d) perform any services in competition with the Company or its subsidiaries/affiliates for or on behalf of any such customer, client or prospect. For purposes of this paragraph, the term "prospect" shall be mean those potential customers and/or contacts of the Company and/or its subsidiaries/affiliates on the date of termination of this Agreement, as determined and included in a then existing sales prospect report maintained by the Company's sales management . The obligations of this Section 6.1 shall apply for 24 months after termination of employment of, or resignation by Executive as well as after the end of the Term of Employment and during employment and shall be extended by a period of time equal to any period during which Executive shall be in breach of such obligations.

6.2. Confidentiality. Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that she may learn or has learned by reason of his association with the Company or any of its subsidiaries and affiliates. The term "confidential information" includes information not previously disclosed to the public or to the trade by the Company's management, or otherwise in the public domain, with respect to the Company's, or any of its affiliates or subsidiaries, products, services, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, products or service price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company's products), business plans, prospects or opportunities.

6.3. Exclusive Property . Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by Executive relating to the business of the Company shall be and remain the property of the Company. Similarly, all patents and/or inventions or new products developed by Executive, alone or with others during the term of this Agreement shall constitute "work product" as such term is generally used and shall remain the property of the Company upon termination or expiration of this Agreement.

6.4. Injunctive Relief. Without intending to limit the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6 and, to the extent it is successful on the merits, to obtain reimbursement for all its costs and expenses reasonably incurred, including reasonable attorneys fees, in connection with the enforcement of this Section 6. If for any reason a final decision of any court determines that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable.

The parties hereto acknowledge and agree that the consideration given for the non-competition clause contained in Section 6.1 above are the valuable and substantial stock options set forth in Section 2.4 hereinabove.

7 MISCELLANEOUS

7.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows

To Company: Board of Directors

Magnitude Information Systems, Inc.

401 Route 24, Chester, New Jersey 07930

With copy to: Chief Financial Officer

Magnitude Information Systems, Inc.

401 Route 24, Chester, New Jersey 07930

To Executive: Steven D. Rudnik

8 Knollwood Terrace, Chester, NJ 07930

Any such notice or communication shall be sent certified or registered mail, return receipt requested, or by recognized overnight delivery service, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt, as shown by the receipt therefore, shall determine the time at which notice was given.

7.2. Severability. If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

7.3. Assignment. This Agreement shall inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive.

7.4 Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and Executive with reference to the subject matter hereof. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

7.5. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

7.6. Governing Law. This Agreement shall he construed, interpreted, and governed in accordance with the laws of New Jersey without reference to rules relating to conflict of law.

IN WITNESS WHEREOF the Company has caused this Agreement to be duly executed and Executive has hereunto set his hand, as of the day and year first above written.

MAGNITUDE INFORMATION SYSTEMS, INC.

By:_/s/s Joerg H. Klaube

Joerg H. Klaube

EXECUTIVE

_/s/ Steven D. Rudnik

Steven D. Rudnik

Exhibit 10.8

Employment Agreement

EMPLOYMENT AGREEMENT dated as of February 15, 2002 (the '"Agreement'") between Magnitude Information Systems, Inc. (the "Company") and MARK FULLER, presently residing at 11010 Lake WindCrest Drive, Magnolia, Texas 77354 (the "Executive").

WHEREAS, the Executive has represented to the Company that he has certain valuable expertise and know-how in the area of large software sales to organizations and the development of marketing and sales programs for companies such as the Company; and

WHEREAS, based upon such valuable expertise and know-how the Company wishes to employ the services of Executive; and

WHEREAS, the parties desire to enter into this Agreement in order to insure Executive's employment by the Company, in such capacities and with such duties as hereinafter set forth and to insure the Company that it will have the benefit of his continued services for at least the Term of Employment herein described;

NOW THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. EMPLOYMENT AND DUTIES

1.1. General. The Company hereby employs the Executive, and the Executive agrees to serve as Senior Vice President of Business Development of the Company specifically responsible for Sales and Marketing of the Company's products upon the terms and conditions herein contained. The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Chief Executive Officer (the "CEO"). Nothing contained herein shall restrict the Executive from acting as a director of or owning shares in other companies not in competition with the Company, provided that such services and ownership interests do not materially interfere with the Executive's performance of his duties hereunder. Executive's duties shall include but not be limited to: management and coordination of sales and sales staff, initiation of contacts with the highest echelon corporate and government contacts, participation in sales meetings, assisting in closing of sales, investor relations and such additional or other duties as may be required from time to time by the Chief Executive Officer. Executive shall report directly to the Chief Executive Officer of the Company and shall provide such reports as may be requested by the Chief Executive Officer of the Company. Subject to the relocation provision of Section 1.5 below, Executive shall work out of the Company's headquarters in Chester, New Jersey.

1.2. Exclusive Services. For so long as the Executive is employed by the Company, he shall devote his full-time working hours to his duties hereunder. The Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation without the prior written approval of the Chief Executive Officer or otherwise engage in activities which would interfere with his faithful performance of his duties hereunder.

1.3. Term of Employment. Subject to Section 1.4 below, the Executive's employment under this Agreement shall commence on the date hereof (the "Effective Date") and shall terminate on the earliest of (i) the two (2) years after the Effective Date, (ii) the death of the Executive, (iii) the termination of the Executive's employment pursuant to this Agreement; provided however, that the term of the Executive's employment under this Agreement may be extended by mutual agreement between the parties for periods up to two years by notice of approval from the CEO to the Executive at least sixty days prior to the expiration of the then effective term of employment but not earlier than the second anniversary of the Effective Date, acceptance in writing to be tendered by the Executive within 60 days thereafter. The period commencing on the Effective Date and ending on the second anniversary of the Effective Date, or such later date to which the term of the Executive's employment shall have been extended, or such earlier date as may result from Termination for Cause or resignation, is hereinafter referred to as the "Employment Term".

1.4 Initial Probation Period. The Company, in its sole and absolute discretion,

may terminate this Agreement at any time without cause during the first thirty (30) days of the Employment Term, in which event Executive shall only be entitled to that portion of the base salary, defined below, covering the period prior to such termination and during which the Executive has performed services hereunder.

1.5. Relocation. Executive agrees to relocate to New Jersey as soon as practicable following the expiration of the school year covering Executive's minor children attending school in the State of Texas. The Company shall reimburse Executive's relocation expenses up to $10,000.

1.6 Representation. Executive hereby confirms that all of the statements set forth in his

r resume, a copy of which is attached hereto are true and accurate as of the date hereof. Executive hereby further confirms that he is in good health and has the mental and physical abilities to carry out and perform all of the services required under the terms of this Agreement.

2 2. COMPENSATION

2.1. Base Salary. From the Effective Date, the Company shall pay the Executive a base salary ("Base Salary") at a rate of $140,000.00 per annum, payable in accordance with the Company's payroll practices, as such practices may exist from time to time. The Base Salary may be increased by up to an aggregate $60,000 per annum during the Employment Term as follows: commencing at $-0- upon the Effective Date, upon the attainment during the Employment Term of each of the below cumulative gross sales revenue amounts, determined in accordance with generally accepted accounting principles consistently applied, and as set forth below, the Base Salary shall be increased by $10,000, up to the maximum $200,000:

Gross Sales Revenues Base Salary Increase (per annum)

$750,000 $10,000

$1,000,000 $10,000

$1,250,000 $10,000

$1,500,000 $10,000

$1,750,000 $10,000

$2,000,000 $10,000

Each of the above increases in the Base Salary shall be effective and added to Executive's Base Salary for the next pay period following the Company's receipt of the specified Gross Sales Revenue amounts throughout the term of this agreement.

2.2 Override Cash Compensation. In addition to the other compensation payable to the Executive in this Agreement, the Company hereby agrees to pay to Executive a commission equal in amount to seven and one-half (7-1/2%) percent on Company cumulative gross sales revenues, determined in accordance with generally accepted accounting principles consistently applied, for each twelve month period during the Employment Term, commencing at $-0- on the Effective Date and on each successive anniversary date thereof, payable five (5%) percent in cash and two and one-half (2-1/2%) percent payable in shares of the Company's common stock up to the maximum gross sales revenue amount of $5,000,000. In addition to the other compensation payable to the Executive in this Agreement, the Company hereby agrees to pay to Executive a commission equal in amount to three (3%) percent on Company cumulative gross sales revenues, determined in accordance with generally accepted accounting principles consistently applied, for each twelve month period during the Employment Term, commencing at $5,000,000 from the Effective Date and on each successive anniversary date thereof, payable in shares of the Company's common stock up to the maximum gross sales revenue amount of $10,000,000. The number of Company common shares to be earned and payable hereunder shall be determined by the "Market Price" as defined in this agreement at the payable date. All commissions shall be deemed earned when revenues are recorded on the books of the Company and shall be payable to Executive as soon as practicable after payments for such revenues are received by the Company.

2.3. Stock Grants. The Company shall issue to the Executive a fully-vested stock grant for 50,000 Company common shares upon the execution and delivery of this Agreement. In addition, from time to time and commencing at $-0- upon the Effective Date, the Company shall issue to the Executive the following stock grants corresponding to the Company's attainment during the Employment Term of certain cumulative gross sales revenue amounts, determined in accordance with generally accepted accounting principles consistently applied, as follows:

Gross Sales Revenues Stock Grant Amounts

$750,000 25,000

$1,000,000 25,000

$1,250,000 25,000

$1,500,000 25,000

$1,750,000 25,000

$2,000,000 25,000

$2,500,000 25,000

$3,000,000 25,000

$3,500,000 25,000

$4,000,000 25,000

Each of the above stock grants shall fully vest and be delivered to Executive as soon as practicable following the Company's attainment of the specified cumulative Gross Sales Revenue amounts.

2.4 Stock Options. The Company hereby grants to the Executive the following options to purchase the common shares of the Company (the "Stock Option(s)"), exercisable at any time during the seven (7) year period following the date of their grant and whose exercise price shall be equal to the higher of $0.10 per share or that amount represented by the average trading price of the Company's common shares during the 20 successive trading day period immediately preceding the applicable date upon which any of the following Stock Options shall fully vest or, in the case of a stock grant or commission payable in the form of Company stock, on the date fully vested or on the date earned, as reported in the Electronic Bulletin Board, over-the-counter market or on any successor stock exchange (the "Market Price"):

(a) upon the execution and delivery of this Agreement, the Company shall issue to Executive a fully-vested Stock Option to purchase 500,000 Company common shares at the Market Price;

(b) Subject to the Company's attainment of the cumulative gross sales revenue amounts set forth below, commencing at $-0- upon the Effective Date and determined in accordance with generally accepted accounting principles consistently applied, the Company shall issue to Executive from time to time Stock Options to purchase up to an aggregate 650,002 Company common shares, the designated amounts of which shall fully vest from time to time upon the Company's attainment of each cumulative level of gross sales revenue amounts in accordance with the following schedule:

Gross Sales Revenues Amount of Fully Vested Stock Option

$750,000 41,667

$1,000,000 41,667

$1,250,000 41,667

$1,500,000 41,667

$1,750,000 41,667

$2,000,000 41,667

$2,500,000 100,000

$3,000,000 100,000

$3,500,000 100,000

$4,000,000 100,000

2.5 Override Stock Options. The Company hereby grants to the Executive Stock Options to purchase up to 1,000,000 Company common shares at the Market Price as of the date of this agreement, exercisable at any time during the seven (7) year period following the date of their grant and vesting, as follows:

(a) Upon the execution and delivery of this Agreement, the Company shall issue to Executive a fully-vested Stock Option to purchase 250,000 Company common shares at the Market Price as of the date of this agreement;

(b) Subject to the Company's attainment of the cumulative gross sales revenue amounts set forth below, commencing at $-0- upon the Effective Date and determined in accordance with generally accepted accounting principles consistently applied, the Company shall issue to Executive from time to time Stock Options to purchase up to an aggregate 750,000 Company common shares, the designated amounts of which shall fully vest from time to time upon the Company's attainment of each cumulative level of gross sales revenue amounts in accordance with the following schedule:

Gross Sales Revenues Amount of Fully Vested Stock Option

$1,000,000 250,000

$2,000,000 250,000

$3,000,000 250,000

2.6 Executive Acknowledgment. Executive hereby acknowledges that all of the Company common shares he shall receive pursuant to the terms of this Agreement shall be restricted securities and may not be transferred or sold by Executive unless registered under the Securities Act of 1933, as amended (the "1933 Act"), or pursuant to exemptions from the requirements of the 1933 Act. Executive further acknowledges that no term or provision of this Agreement shall be construed to grant him any preemptive or antidilution rights with respect to any shares of Company stock issuable to him under the terms of this Agreement.

3. EMPLOYMENT BENEFITS

3.1. General Benefits. The Executive shall receive the following benefits during the Employment Term:

(a) the Executive will be eligible to participate in benefit programs of the Company consistent with those benefit programs provided to other senior managers of the Company excluding any key employee stock option plans outside of this Agreement; and

(b) a fully paid medical/hospitalization policy for Executive and his family.

3.2. Vacation. The Executive shall be entitled to two weeks paid vacation during the year 2002 and four weeks each year thereafter in accordance with Company policies and procedures. The Executive may only carry up to an aggregate of five (5) vacation days from one calendar year to the next to the next in accordance with current Company policy.

3.3. Reimbursement of Expenses. The Company will reimburse the Executive for reasonable, ordinary and necessary pre-approved business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices consistently applied.

3.4. Severance. Provided Executive's termination is not based upon "Cause" as defined in Section 4.2 below nor based upon Executive's voluntary resignation, the Company shall pay to Executive a severance benefit equal to (i) three (3) months of the Executive's then Base Salary, in the event such termination occurs during the first twelve months of the Employment Term, or (ii) six (6) months of the Executive's then Base Salary, in the event such termination occurs during the last twelve months of the Employment Term.

3.5 Life Insurance. The Company shall purchase and maintain during the Employment Term a term life insurance policy, insuring the life of the Executive, providing a death benefit in the amount of $500,000 and which proceeds shall be payable in such event to the Executives designated beneficiaries.

4. TERMINATION OF EMPLOYMENT

4.1. Termination for Cause; Resignation.

4.1.1. General. If, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company for Cause, the only compensation to which the Executive shall be entitled is his Base Salary as then in effect through and including the date of termination and his accrued unused vacation and his earned cash commissions, if applicable, unless such termination is for a Disloyalty Termination Event (as described in Section 4.2 below), in which case the only payment to which the Executive shall be entitled is his Base Salary as then in effect through and including the date of termination and accrued unused vacation. If the Executive resigns from his employment hereunder, the only payment to which the Executive shall be entitled is his Base Salary as then in effect through and including the date of resignation, any earned but unpaid cash commissions and accrued unused vacation. The Executive shall have no further rights hereunder to receive any other compensation or payments, or to participate in any other plan, arrangement, or benefit, after such termination or resignation of employment, subject to law or as otherwise provided herein, it being understood that any earned or granted Stock Options shall, if unexercised at the time of any such termination or resignation under this Section 4.1.1, shall be forfeited and cancelled.

4.1.2. Date of Termination/Resignation. The date of termination for a Felony Termination Event or Substance Abuse (as defined in Section 4.2 below) shall be the date of the written Notice of Termination provided for in Section 4.1.3. The date of termination or cessation of employment for a Conduct, Performance or Disloyalty Termination Event shall be the date thirty (30) days after the Event is finally determined through applicable Company procedures governing the conduct of employees. In the event termination for Conduct, Performance or Disloyalty is disputed, the Company may, at its option, suspend the Executive with fifty percent (50%) of Executive's then current pay until such dispute is resolved in accordance with this Agreement. The date of resignation shall be the date specified in the written notice of resignation from the Executive to the Company, or if no date is specified by the Executive therein, three (3) business days after receipt by the Company of written notice of resignation from the Executive. In no event shall resignation date specified by the Executive in any written notice of resignation be more than thirty (30) days from the date of such notice.

4.1.3. Notice of Termination for Felony Termination Event. Unless first terminated by a written notice of the CEO, termination of the Executive's employment for a Felony Termination Event (as defined in Section 4.2 below) shall be effected by delivery of a written notice of termination from the Company to the Executive, which notice shall specify the event or events set forth in Section 4.2 giving rise to such termination (the "Notice of Termination").

4.1.4. Arbitration. All disputes involving termination of the Executive's employment for a Conduct, Performance or Disloyalty Termination Event shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Agreement, and the Commercial Arbitration Rules of the AAA. In the event of any inconsistency between such rules and this Agreement, this Agreement shall control. The arbitration process shall commence when the Executive has received written notice by the Company that the Executive is being dismissed for any of the above referenced reasons. Either party may then notify the AAA who shall then supply the parties with a list of three potential arbitrators. Each party shall then have four (4) business days from the date of receipt to object to one of the potential arbitrators. The remaining potential arbitrator (and if more than one is remaining, then one shall be selected by lot) shall serve as the single arbitrator. Each party shall then have sixty (60) days to conduct discovery pursuant to the terms and provisions of the New Jersey Rules of Civil Procedure. Upon conclusion of the sixty (60) day period or such earlier time as the parties may agree the parties shall participate in an arbitration proceeding in accordance with the AAA's then current policies and procedures. The arbitration proceedings shall be conducted in New Jersey at the offices of AAA or such other place in New York as the parties shall mutually agree. The arbitrator shall be empowered to impose sanctions and take such other actions as the arbitrator deems necessary to the same extent a judge could do pursuant to the New Jersey Rules of Civil Procedure and applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Each party shall be responsible for their own expenses incurred in conjunction with any arbitration proceeding or action.

4.2 Cause. Termination for "Cause" shall mean termination of the Executive's employment because the Executive (a) has engaged in fraudulent or criminal conduct in connection with the performance of his duties hereunder which conduct materially and adversely affects the Company (a "Conduct Termination Event"), (b) admits to or has been convicted of a crime punishable by imprisonment for more than one year (a "Felony Termination Event"), (c) has failed to perform (following a written warning specifying such deficiency and a reasonable opportunity to cure) the normal and customary duties required of his position of employment (a "Performance Termination Event"), (d) has been disloyal to the Company by assisting competitors of the Company or their associates to the disadvantage of the Company by a breach of Section 6 or by otherwise actively assisting competitors to the disadvantage of the Company (a "Disloyalty Termination Event"), or (e) has failed to cure after a notice of a reasonable directive issued by the CEO or a Company officer pertaining to conduct detrimental to the Company and/or its business, a breach of this Agreement and shall include but not be limited to alcohol and substance abuse, harassment and other such actions which jeopardize the Company and or its business.

5. PERMANENT DISABILITY

In the event the Executive shall fail, because of Illness, physical or mental disability or other incapacity, for a period of three (3) consecutive months, or for shorter periods aggregating four (4) months during any twelve-month period, to render the services provided for by this Agreement, then the Company may, by written notice to the Executive after the last day of the three (3) consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of four months, reduce the Executive's compensation hereunder for "Permanent Disability" as follows:

First Four Months No Reduction

Following 12 months Fifty percent (50%)
(or if less, the of compensation
balance of the
Employment Term)

The Executive will use his reasonable best efforts to cooperate with any physician practicing in the State of New Jersey selected by the Company to determine whether or not Permanent Disability exists. To the extent a dispute should arise with respect to whether or not Permanent Disability exists, the Executive and the Company shall each be entitled to select their own physician practicing in the State of New Jersey having appropriate and acknowledged levels of expertise in the area of the claimed disability, and the joint determination of such physicians made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement; provided that if such physicians cannot agree, the matter will be referred to arbitration in the manner set forth in Section 4.1.4. Any payments provided for in this Section 5 shall be reduced to the extent that such payments, together with any disability payments received by the Executive under any disability plan, program or arrangements, exceed the Executive's Base Salary. Except (i) as to the obligation to continue to pay the Executive's medical insurance premiums for a period of 18 months following delivery of the written notice of "Permanent Disability" to the Executive or (ii) as otherwise provided herein, upon final determination of permanent disability, the Company shall have no further obligation to the Executive under this Agreement.

6. NON-COMPETITION/NON-SOLICITATION AND CONFIDENTIALITY

6.1. Non-competition/Non-solicitation. The Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (a) engage in any business that is in competition with any business actively conducted by the Company or any of its subsidiaries/affiliates within the various states in which the Company or its subsidiaries/affiliates conduct business; (b) solicit or endeavor to entice away from the Company or any of its subsidiaries/affiliates any person who is, or was during the then most recent 24-month period, employed by or a subcontractor of the Company or any of its subsidiaries/affiliates; (c) solicit or endeavor to entice away from the Company or any of its subsidiaries/affiliates any person or entity who is, or was within the then most recent 24-month period, a customer, client or prospect of the Company or any of its subsidiaries/affiliates for a competing product; or (d) perform any services in competition with the Company or its subsidiaries/affiliates for or on behalf of any such customer, client or prospect. For purposes of this paragraph, the term "prospect" shall be mean those potential customers and/or contacts of the Company and/or its subsidiaries/affiliates on the date of termination of this Agreement, as determined and included in a then existing sales prospect report maintained by the Company's sales management . The obligations of this Section 6.1 shall apply for 24 months after termination of employment of, or resignation by the Executive as well as after the end of the Term of Employment and during employment and shall be extended by a period of time equal to any period during which the Executive shall be in breach of such obligations.

6.2. Confidentiality. The Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that she may learn or has learned by reason of his association with the Company or any of its subsidiaries and affiliates. The term "confidential information" includes information not previously disclosed to the public or to the trade by the Company's management, or otherwise in the public domain, with respect to the Company's, or any of its affiliates or subsidiaries, products, services, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, products or service price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company's products), business plans, prospects or opportunities.

6.3. Exclusive Property . The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company. Similarly, all patents and/or inventions or new products developed by the Executive, alone or with others during the term of this Agreement shall constitute "work product" as such term is generally used and shall remain the property of the Company upon termination or expiration of this Agreement.

6.4. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6 and, to the extent it is successful on the merits, to obtain reimbursement for all its costs and expenses reasonably incurred, including reasonable attorneys fees, in connection with the enforcement of this Section 6. If for any reason a final decision of any court determines that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable.

The parties hereto acknowledge and agree that the consideration given for the non-competition clause contained in Section 6.1 above are the valuable and substantial stock options set forth in Section 2.4 hereinabove.

7 MISCELLANEOUS

7.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows

To Company: Chief Executive Officer

Magnitude Information Systems, Inc.,

401 Route 24, Chester, New Jersey 07930

With copy to: Chief Financial Officer,

Magnitude Information Systems, Inc.,

401 Route 24, Chester, New Jersey 07930

To the Executive:

MARK FULLER, 11010 Lake WindCrest Drive, Magnolia, Texas 77354

Any such notice or communication shall be sent certified or registered mail, return receipt requested, or by recognized overnight delivery service, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.

7.2. Severability. If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

7.3. Assignment. This Agreement shall inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

7.4 Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive with reference to the subject matter hereof. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

7.5. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to the Executive in connection with his employment hereunder.

7.6. Governing Law. This Agreement shall he construed, interpreted, and governed in accordance with the laws of New Jersey without reference to rules relating to conflict of law.

IN WITNESS WHEREOF the Company has caused this Agreement to be duly executed and the Executive hereunto set his hand, as of the day and year first above written.

MAGNITUDE INFORMATION SYSTEMS, INC.

By:_/s/ Steven D. Rudnik______________

Steven D. Rudnik, CEO

EXECUTIVE

/s/ Mark Fuller_____________________

Mark Fuller

Employment Agr - Fuller Mark - MIS

Exhibit 10.9

Employment Agreement

EMPLOYMENT AGREEMENT dated as of April 15, 2002 (the "Agreement") between Magnitude Information Systems, Inc. (the "Company") and Joerg H. Klaube, presently residing at 4 Claire Drive, Bridgewater, NJ 08807 (the "Executive").

WHEREAS, Executive has represented to the Company that he has certain valuable expertise and know-how in the area of financial management; and

WHEREAS, based upon such valuable expertise and know-how the Company wishes to employ the services of Executive; and

WHEREAS, the parties desire to enter into this Agreement in order to insure Executive's employment by the Company, in such capacities and with such duties as hereinafter set forth and to insure the Company that it will have the benefit of his continued services for at least the Term of Employment herein described;

NOW THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

  EMPLOYMENT AND DUTIES

1.1. General. The Company hereby employs Executive, and Executive agrees to serve as Senior Vice President and Chief Financial Officer of the Company upon the terms and conditions herein contained. Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Chief Executive Officer of the Company (the "CEO"). Nothing contained herein shall restrict Executive from acting as a director of or owning shares in other companies not in competition with the Company, provided that such services and ownership interests do not materially interfere with Executive's performance of his duties hereunder. Executive shall report directly to the CEO and shall provide such reports as may be requested by the CEO.

1.2. Exclusive Services. For so long as Executive is employed by the Company, he shall devote his full-time working hours to his duties hereunder. Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation without the prior written approval of the CEO or otherwise engage in activities which would interfere with his faithful performance of his duties hereunder.

1.3. Term of Employment. Executive's employment under this Agreement shall commence on the date hereof (the "Effective Date") and shall terminate five (5) years after the Effective Date (the "Initial Term"), unless terminated earlier due to death of Executive or Termination for Cause pursuant to this Agreement; subject, however, to automatic renewals for additional two year terms (the "Renewal Term(s)") except where the Company provides written notice of non-renewal no later than six months prior to the expiration of the Initial Term or any Renewal Term. The period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date, or such later date to which the term of Executive's employment shall have been extended, or such earlier date as may result from Termination for Cause or resignation, is hereinafter referred to as the "Employment Term".

1.4 Representation. Executive hereby confirms that he is in good health and has the mental and physical abilities to carry out and perform all of the services required under the terms of this Agreement.

2. 2. COMPENSATION

2.1. Base Salary. From the Effective Date, the Company shall pay Executive a base salary ("Base Salary") at a rate of $125,000 per annum, payable in accordance with the Company's payroll practices, as such practices may exist from time to time. The Base Salary may be increased by up to an aggregate $25,000 per annum during the Employment Term as follows: commencing at $-0- upon April 1, 2002, upon the attainment during the Employment Term of each of the below cumulative gross sales revenue amounts, determined in accordance with generally accepted accounting principles consistently applied, and as set forth below, the Base Salary shall be increased $4,167 annually, up to the maximum $150,000 per annum:

Gross Sales Revenues Base Salary Increase (per annum)

$750,000 $4,167

$1,000,000 $4,167

$1,250,000 $4,167

$1,500,000 $4,167

$1,750,000 $4,167

$2,000,000 $4,167

Each of the above increases in the Base Salary shall be effective and added to Executive's Base Salary for the next pay period following the Company's attainment of each of the respective cumulative gross sales revenue amounts.

2.2. Stock Grants. From time to time and commencing at $-0- upon April 1, 2002, the Company shall issue to Executive the following stock grants corresponding to the Company's attainment during the Employment Term of certain cumulative gross sales revenue amounts, determined in accordance with generally accepted accounting principles consistently applied, as follows:

Gross Sales Revenues Stock Grant Amounts

$750,000 20,833

$1,000,000 20,833

$1,250,000 20,833

$1,500,000 20,833

$1,750,000 20,833

$2,000,000 20,833

$2,500,000 25,000

$3,000,000 25,000

$3,500,000 25,000

$4,000,000 25,000

Each of the above stock grants shall fully vest and be delivered to Executive as soon as practicable following the Company's attainment of the specified cumulative Gross Sales Revenue amounts.

2.3 Stock Options. The Company hereby grants to Executive the following options to purchase, subject to the Company's attainment of the cumulative gross sales revenue amounts set forth below, commencing at $-0- upon April 1, 2002, and determined in accordance with generally accepted accounting principles consistently applied, the Company shall issue to Executive from time to time Stock Options to purchase up to an aggregate 608,333 of the common shares of the Company (the "Stock Option(s)"), exercisable at any time during the seven (7) year period following the date of their grant and whose exercise price shall be equal to the higher of $0.10 per share or that amount represented by the average trading price of the Company's common shares during the 20 successive trading day period immediately preceding the applicable date upon which any of the following Stock Options shall fully vest or, in the case of a stock grant or commission payable in the form of Company stock, on the date fully vested or on the date earned, as reported in the Electronic Bulletin Board, over-the-counter market or on any successor stock exchange (the "Market Price"), the designated amounts of which shall fully vest from time to time upon the Company's attainment of each cumulative level of gross sales revenue amounts in accordance with the following schedule:

Gross Sales Revenues Amount of Fully Vested Stock Option

$750,000 34,722

$1,000,000 34,722

$1,250,000 34,722

$1,500,000 34,722

$1,750,000 34,722

$2,000,000 34,722

$2,500,000 100,000

$3,000,000 100,000

$3,500,000 100,000

$4,000,000 100,000

3. EMPLOYMENT BENEFITS

3.1. General Benefits. Executive shall receive the following benefits during the Employment Term:

(a) Executive will be eligible to participate in benefit programs of the Company consistent with those benefit programs provided to other senior managers of the Company excluding any key employee stock option plans outside of this Agreement; and

(b) a fully paid medical/hospitalization policy for Executive and his family.

3.2. Vacation. Executive shall be entitled to four weeks paid vacation during the year 2002 and four weeks each year thereafter in accordance with Company policies and procedures. Executive may only carry up to an aggregate of five (5) vacation days from one calendar year to the next in accordance with current Company policy.

3.3. Automobile Allowance. Executive will receive a $750 car allowance per month and be responsible for mileage and all other car expense.

3.4. Reimbursement of Expenses. The Company will reimburse Executive for reasonable, ordinary and necessary pre-approved business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by Executive of an itemized account of such expenditures, in accordance with Company practices consistently applied.

3.5. Severance. Provided Executive's termination is not based upon "Cause" as defined in Section 4.2 below, the Company shall pay to Executive a severance benefit equal to six (6) months of Executive's then Base Salary, in the event such termination occurs during the remaining time of the Employment Term, or in case of non-renewal of the Employment Term..

3.6 Life Insurance. The Company shall purchase and maintain during the Employment Term a term life insurance policy, insuring the life of Executive, providing a death benefit in the amount of $400,000 and which proceeds shall be payable in such event to Executives designated beneficiaries.

4. TERMINATION OF EMPLOYMENT

4.1. Termination for Cause; Resignation.

4.1.1. General. If, prior to the expiration of the Employment Term, Executive's employment is terminated by the Company for Cause, the only compensation to which Executive shall be entitled is his Base Salary as then in effect through and including the date of termination and his accrued unused vacation and his earned cash commissions, if applicable, unless such termination is for a Disloyalty Termination Event (as described in Section 4.2 below), in which case the only payment to which Executive shall be entitled is his Base Salary as then in effect through and including the date of termination and accrued unused vacation. If Executive resigns from his employment hereunder, the only payment to which Executive shall be entitled is his Base Salary as then in effect through and including the date of resignation, accrued unused vacation and severance as defined in section 3.4 above.

4.1.2. Date of Termination/Resignation. The date of termination for a Felony Termination Event or Substance Abuse (as defined in Section 4.2 below) shall be the date of the written Notice of Termination provided for in Section 4.1.3. The date of termination or cessation of employment for a Conduct, Performance or Disloyalty Termination Event shall be the date thirty (30) days after the Event is finally determined through applicable Company procedures governing the conduct of employees. In the event termination for Conduct, Performance or Disloyalty is disputed, the Company may, at its option, suspend Executive with fifty percent (50%) of Executive's then current pay until such dispute is resolved in accordance with this Agreement. The date of resignation shall be the date specified in the written notice of resignation from Executive to the Company, or if no date is specified by Executive therein, three (3) business days after receipt by the Company of written notice of resignation from Executive. In no event shall resignation date specified by Executive in any written notice of resignation be more than thirty (30) days from the date of such notice.

4.1.3. Notice of Termination for Felony Termination Event. Unless first terminated by a written notice of the CEO, termination of Executive's employment for a Felony Termination Event (as defined in Section 4.2 below) shall be effected by delivery of a written notice of termination from the Company to Executive, which notice shall specify the event or events set forth in Section 4.2 giving rise to such termination (the "Notice of Termination").

4.1.4. Arbitration. All disputes involving termination of Executive's employment for a Conduct,

Performance or Disloyalty Termination Event shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Agreement, and the Commercial Arbitration Rules of the AAA. In the event of any inconsistency between such rules and this Agreement, this Agreement shall control. The arbitration process shall commence when Executive has received written notice by the Company that Executive is being dismissed for any of the above referenced reasons. Either party may then notify the AAA who shall then supply the parties with a list of three potential arbitrators. Each party shall then have four (4) business days from the date of receipt to object to one of the potential arbitrators. The remaining potential arbitrator (and if more than one is remaining, then one shall be selected by lot) shall serve as the single arbitrator. Each party shall then have sixty (60) days to conduct discovery pursuant to the terms and provisions of the New Jersey Rules of Civil Procedure. Upon conclusion of the sixty (60) day period or such earlier time as the parties may agree the parties shall participate in an arbitration proceeding in accordance with the AAA's then current policies and procedures. The arbitration proceedings shall be conducted in New Jersey at the offices of AAA or such other place in New York as the parties shall mutually agree. The arbitrator shall be empowered to impose sanctions and take such other actions as the arbitrator deems necessary to the same extent a judge could do pursuant to the New Jersey Rules of Civil Procedure and applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Each party shall be responsible for their own expenses incurred in conjunction with any arbitration proceeding or action.

4.2 Cause. Termination for "Cause" shall mean termination of Executive's employment because Executive (a) has engaged in fraudulent or criminal conduct in connection with the performance of his duties hereunder which conduct materially and adversely affects the Company (a "Conduct Termination Event"), (b) admits to or has been convicted of a crime punishable by imprisonment for more than one year (a "Felony Termination Event"), (c) has failed to perform (following a written warning specifying such deficiency and a reasonable opportunity to cure) the normal and customary duties required of his position of employment (a "Performance Termination Event"), (d) has been disloyal to the Company by assisting competitors of the Company or their associates to the disadvantage of the Company by a breach of Section 6 or by otherwise actively assisting competitors to the disadvantage of the Company (a "Disloyalty Termination Event"), or (e) has failed to cure after a notice of a reasonable directive issued by the CEO pertaining to conduct detrimental to the Company and/or its business, a breach of this Agreement and shall include but not be limited to alcohol and substance abuse, harassment and other such actions which jeopardize the Company and or its business.

5. PERMANENT DISABILITY

In the event Executive shall fail, because of Illness, physical or mental disability or other incapacity, for a period of three (3) consecutive months, or for shorter periods aggregating four (4) months during any twelve-month period, to render the services provided for by this Agreement, then the Company may, by written notice to Executive after the last day of the three (3) consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of four months, reduce Executive's compensation hereunder for "Permanent Disability" as follows:

First Four Months No Reduction

Following 12 months Fifty percent (50%)

(or if less, the of compensation

balance of the

Employment Term)

Executive will use his reasonable best efforts to cooperate with any physician practicing in the State of New Jersey selected by the Company to determine whether or not Permanent Disability exists. To the extent a dispute should arise with respect to whether or not Permanent Disability exists, Executive and the Company shall each be entitled to select their own physician practicing in the State of New Jersey having appropriate and acknowledged levels of expertise in the area of the claimed disability, and the joint determination of such physicians made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement; provided that if such physicians cannot agree, the matter will be referred to arbitration in the manner set forth in Section 4.1.4. Any payments provided for in this Section 5 shall be reduced to the extent that such payments, together with any disability payments received by Executive under any disability plan, program or arrangements, exceed Executive's Base Salary. Except (i) as to the obligation to continue to pay Executive's medical insurance premiums for a period of 18 months following delivery of the written notice of "Permanent Disability" to Executive or (ii) as otherwise provided herein, upon final determination of permanent disability, the Company shall have no further obligation to Executive under this Agreement.

6. NON-COMPETITION/NON-SOLICITATION AND CONFIDENTIALITY

6.1. Non-competition/Non-solicitation. Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (a) engage in any business that is in competition with any business actively conducted by the Company or any of its subsidiaries/affiliates within the various states in which the Company or its subsidiaries/affiliates conduct business; (b) solicit or endeavor to entice away from the Company or any of its subsidiaries/affiliates any person who is, or was during the then most recent 24-month period, employed by or a subcontractor of the Company or any of its subsidiaries/affiliates; (c) solicit or endeavor to entice away from the Company or any of its subsidiaries/affiliates any person or entity who is, or was within the then most recent 24-month period, a customer, client or prospect of the Company or any of its subsidiaries/affiliates for a competing product; or (d) perform any services in competition with the Company or its subsidiaries/affiliates for or on behalf of any such customer, client or prospect. For purposes of this paragraph, the term "prospect" shall be mean those potential customers and/or contacts of the Company and/or its subsidiaries/affiliates on the date of termination of this Agreement, as determined and included in a then existing sales prospect report maintained by the Company's sales management . The obligations of this Section 6.1 shall apply for 24 months after termination of employment of, or resignation by Executive as well as after the end of the Term of Employment and during employment and shall be extended by a period of time equal to any period during which Executive shall be in breach of such obligations.

6.2. Confidentiality. Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that she may learn or has learned by reason of his association with the Company or any of its subsidiaries and affiliates. The term "confidential information" includes information not previously disclosed to the public or to the trade by the Company's management, or otherwise in the public domain, with respect to the Company's, or any of its affiliates or subsidiaries, products, services, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, products or service price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company's products), business plans, prospects or opportunities.

6.3. Exclusive Property . Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by Executive relating to the business of the Company shall be and remain the property of the Company. Similarly, all patents and/or inventions or new products developed by Executive, alone or with others during the term of this Agreement shall constitute "work product" as such term is generally used and shall remain the property of the Company upon termination or expiration of this Agreement.

6.4. Injunctive Relief. Without intending to limit the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6 and, to the extent it is successful on the merits, to obtain reimbursement for all its costs and expenses reasonably incurred, including reasonable attorneys fees, in connection with the enforcement of this Section 6. If for any reason a final decision of any court determines that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable.

The parties hereto acknowledge and agree that the consideration given for the non-competition clause contained in Section 6.1 above are the valuable and substantial stock options set forth in Section 2.4 hereinabove.

7 MISCELLANEOUS

7.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows

To Company: Board of Directors

Magnitude Information Systems, Inc.

401 Route 24, Chester, New Jersey 07930

With copy to: Chief Financial Officer

Magnitude Information Systems, Inc.

401 Route 24, Chester, New Jersey 07930

To Executive: :Joerg H. Klaube

4 Claire Drive, Bridgewater, NJ 08807

Any such notice or communication shall be sent certified or registered mail, return receipt requested, or by recognized overnight delivery service, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt, as shown by the receipt therefore, shall determine the time at which notice was given.

7.2. Severability. If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

7.3. Assignment. This Agreement shall inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive.

7.4 Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and Executive with reference to the subject matter hereof. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

7.5. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

7.6. Governing Law. This Agreement shall he construed, interpreted, and governed in accordance with the laws of New Jersey without reference to rules relating to conflict of law.

IN WITNESS WHEREOF the Company has caused this Agreement to be duly executed and Executive has hereunto set his hand, as of the day and year first above written.

MAGNITUDE INFORMATION SYSTEMS, INC.

By:_/s/ Steven D. Rudnik_____

Steven D. Rudnik

EXECUTIVE

_/s/ Joerg H. Klaube_____

Joerg H. Klaube

Exhibit 10.10

Employment Agreement

EMPLOYMENT AGREEMENT dated as of April 15, 2002 (the "Agreement") between Magnitude Information Systems, Inc. (the "Company") and Steven W. Jagels, presently residing at 5 Corwin Street, Ironia, NJ 07845 (the "Executive").

WHEREAS, Executive has represented to the Company that he has certain valuable expertise and know-how in the area of information technology; and

WHEREAS, based upon such valuable expertise and know-how the Company wishes to employ the services of Executive; and

WHEREAS, the parties desire to enter into this Agreement in order to insure Executive's employment by the Company, in such capacities and with such duties as hereinafter set forth and to insure the Company that it will have the benefit of his continued services for at least the Term of Employment herein described;

NOW THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. .EMPLOYMENT AND DUTIES

1.1. General. The Company hereby employs Executive, and Executive agrees to serve as Senior Vice President Information Technology of the Company upon the terms and conditions herein contained. Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Chief Executive Officer of the Company (the "CEO"). Nothing contained herein shall restrict Executive from acting as a director of or owning shares in other companies not in competition with the Company, provided that such services and ownership interests do not materially interfere with Executive's performance of his duties hereunder. Executive shall report directly to the CEO and shall provide such reports as may be requested by the CEO.

1.2. Exclusive Services. For so long as Executive is employed by the Company, he shall devote his full-time working hours to his duties hereunder. Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation without the prior written approval of the CEO or otherwise engage in activities which would interfere with his faithful performance of his duties hereunder.

1.3. Term of Employment. Executive's employment under this Agreement shall commence on the date hereof (the "Effective Date") and shall terminate five (5) years after the Effective Date (the "Initial Term"), unless terminated earlier due to death of Executive or Termination for Cause pursuant to this Agreement; subject, however, to automatic renewals for additional two year terms (the "Renewal Term(s)") except where the Company provides written notice of non-renewal no later than six months prior to the expiration of the Initial Term or any Renewal Term. The period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date, or such later date to which the term of Executive's employment shall have been extended, or such earlier date as may result from Termination for Cause or resignation, is hereinafter referred to as the "Employment Term".

1.4 Representation. Executive hereby confirms that he is in good health and has the mental and physical abilities to carry out and perform all of the services required under the terms of this Agreement.

2. 2. COMPENSATION

2.1. Base Salary. From the Effective Date, the Company shall pay Executive a base salary ("Base Salary") at a rate of $108,333 per annum, payable in accordance with the Company's payroll practices, as such practices may exist from time to time. The Base Salary may be increased by up to an aggregate $41,667 per annum during the Employment Term as follows: commencing at $-0- upon April 1, 2002, upon the attainment during the Employment Term of each of the below cumulative gross sales revenue amounts, determined in accordance with generally accepted accounting principles consistently applied, and as set forth below, the Base Salary shall be increased $6,945 annually, up to the maximum $150,000 per annum:

Gross Sales Revenues Base Salary Increase (per annum)

$750,000 $6,945

$1,000,000 $6,945

$1,250,000 $6,945

$1,500,000 $6,945

$1,750,000 $6,945

$2,000,000 $6,945

Each of the above increases in the Base Salary shall be effective and added to Executive's Base Salary for the next pay period following the Company's attainment of each of the respective cumulative gross sales revenue amounts.

2.2. Stock Grants. From time to time and commencing at $-0- upon April 1, 2002, the Company shall issue to Executive the following stock grants corresponding to the Company's attainment during the Employment Term of certain cumulative gross sales revenue amounts, determined in accordance with generally accepted accounting principles consistently applied, as follows:

Gross Sales Revenues Stock Grant Amounts

$750,000 20,833

$1,000,000 20,833

$1,250,000 20,833

$1,500,000 20,833

$1,750,000 20,833

$2,000,000 20,833

$2,500,000 25,000

$3,000,000 25,000

$3,500,000 25,000

$4,000,000 25,000

Each of the above stock grants shall fully vest and be delivered to Executive as soon as practicable following the Company's attainment of the specified cumulative Gross Sales Revenue amounts.

2.3 Stock Options. The Company hereby grants to Executive the following options to purchase, subject to the Company's attainment of the cumulative gross sales revenue amounts set forth below, commencing at $-0- upon April 1, 2002, and determined in accordance with generally accepted accounting principles consistently applied, the Company shall issue to Executive from time to time Stock Options to purchase up to an aggregate 566,667 of the common shares of the Company (the "Stock Option(s)"), exercisable at any time during the seven (7) year period following the date of their grant and whose exercise price shall be equal to the higher of $0.10 per share or that amount represented by the average trading price of the Company's common shares during the 20 successive trading day period immediately preceding the applicable date upon which any of the following Stock Options shall fully vest or, in the case of a stock grant or commission payable in the form of Company stock, on the date fully vested or on the date earned, as reported in the Electronic Bulletin Board, over-the-counter market or on any successor stock exchange (the "Market Price"), the designated amounts of which shall fully vest from time to time upon the Company's attainment of each cumulative level of gross sales revenue amounts in accordance with the following schedule:

Gross Sales Revenues Amount of Fully Vested Stock Option

$750,000 27,778

$1,000,000 27,778

$1,250,000 27,778

$1,500,000 27,778

$1,750,000 27,778

$2,000,000 27,778

$2,500,000 100,000

$3,000,000 100,000

$3,500,000 100,000

$4,000,000 100,000

3. EMPLOYMENT BENEFITS

3.1. General Benefits. Executive shall receive the following benefits during the Employment Term:

(a) Executive will be eligible to participate in benefit programs of the Company consistent with those benefit programs provided to other senior managers of the Company excluding any key employee stock option plans outside of this Agreement; and

(b) a fully paid medical/hospitalization policy for Executive and his family.

3.2. Vacation. Executive shall be entitled to four weeks paid vacation during the year 2002 and four weeks each year thereafter in accordance with Company policies and procedures. Executive may only carry up to an aggregate of five (5) vacation days from one calendar year to the next in accordance with current Company policy.

3.3. Automobile Allowance. Executive will receive a $750 car allowance per month and be responsible for mileage and all other car expense.

3.4. Reimbursement of Expenses. The Company will reimburse Executive for reasonable, ordinary and necessary pre-approved business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by Executive of an itemized account of such expenditures, in accordance with Company practices consistently applied.

3.5. Severance. Provided Executive's termination is not based upon "Cause" as defined in Section 4.2 below, the Company shall pay to Executive a severance benefit equal to six (6) months of Executive's then Base Salary, in the event such termination occurs during the remaining time of the Employment Term, or in case of non-renewal of the Employment Term..

3.6 Life Insurance. The Company shall purchase and maintain during the Employment Term a term life insurance policy, insuring the life of Executive, providing a death benefit in the amount of $400,000 and which proceeds shall be payable in such event to Executives designated beneficiaries.

4. TERMINATION OF EMPLOYMENT

4.1. Termination for Cause; Resignation.

4.1.1. General. If, prior to the expiration of the Employment Term, Executive's employment is terminated by the Company for Cause, the only compensation to which Executive shall be entitled is his Base Salary as then in effect through and including the date of termination and his accrued unused vacation and his earned cash commissions, if applicable, unless such termination is for a Disloyalty Termination Event (as described in Section 4.2 below), in which case the only payment to which Executive shall be entitled is his Base Salary as then in effect through and including the date of termination and accrued unused vacation. If Executive resigns from his employment hereunder, the only payment to which Executive shall be entitled is his Base Salary as then in effect through and including the date of resignation, accrued unused vacation and severance as defined in section 3.4 above.

4.1.2. Date of Termination/Resignation. The date of termination for a Felony Termination Event or Substance Abuse (as defined in Section 4.2 below) shall be the date of the written Notice of Termination provided for in Section 4.1.3. The date of termination or cessation of employment for a Conduct, Performance or Disloyalty Termination Event shall be the date thirty (30) days after the Event is finally determined through applicable Company procedures governing the conduct of employees. In the event termination for Conduct, Performance or Disloyalty is disputed, the Company may, at its option, suspend Executive with fifty percent (50%) of Executive's then current pay until such dispute is resolved in accordance with this Agreement. The date of resignation shall be the date specified in the written notice of resignation from Executive to the Company, or if no date is specified by Executive therein, three (3) business days after receipt by the Company of written notice of resignation from Executive. In no event shall resignation date specified by Executive in any written notice of resignation be more than thirty (30) days from the date of such notice.

4.1.3. Notice of Termination for Felony Termination Event. Unless first terminated by a written notice of the CEO, termination of Executive's employment for a Felony Termination Event (as defined in Section 4.2 below) shall be effected by delivery of a written notice of termination from the Company to Executive, which notice shall specify the event or events set forth in Section 4.2 giving rise to such termination (the "Notice of Termination").

4.1.4. Arbitration. All disputes involving termination of Executive's employment for a Conduct, Performance or Disloyalty Termination Event shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Agreement, and the Commercial Arbitration Rules of the AAA. In the event of any inconsistency between such rules and this Agreement, this Agreement shall control. The arbitration process shall commence when Executive has received written notice by the Company that Executive is being dismissed for any of the above referenced reasons. Either party may then notify the AAA who shall then supply the parties with a list of three potential arbitrators. Each party shall then have four (4) business days from the date of receipt to object to one of the potential arbitrators. The remaining potential arbitrator (and if more than one is remaining, then one shall be selected by lot) shall serve as the single arbitrator. Each party shall then have sixty (60) days to conduct discovery pursuant to the terms and provisions of the New Jersey Rules of Civil Procedure. Upon conclusion of the sixty (60) day period or such earlier time as the parties may agree the parties shall participate in an arbitration proceeding in accordance with the AAA's then current policies and procedures. The arbitration proceedings shall be conducted in New Jersey at the offices of AAA or such other place in New York as the parties shall mutually agree. The arbitrator shall be empowered to impose sanctions and take such other actions as the arbitrator deems necessary to the same extent a judge could do pursuant to the New Jersey Rules of Civil Procedure and applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Each party shall be responsible for their own expenses incurred in conjunction with any arbitration proceeding or action.

4.2 Cause. Termination for "Cause" shall mean termination of Executive's employment because Executive (a) has engaged in fraudulent or criminal conduct in connection with the performance of his duties hereunder which conduct materially and adversely affects the Company (a "Conduct Termination Event"), (b) admits to or has been convicted of a crime punishable by imprisonment for more than one year (a "Felony Termination Event"), (c) has failed to perform (following a written warning specifying such deficiency and a reasonable opportunity to cure) the normal and customary duties required of his position of employment (a "Performance Termination Event"), (d) has been disloyal to the Company by assisting competitors of the Company or their associates to the disadvantage of the Company by a breach of Section 6 or by otherwise actively assisting competitors to the disadvantage of the Company (a "Disloyalty Termination Event"), or (e) has failed to cure after a notice of a reasonable directive issued by the CEO pertaining to conduct detrimental to the Company and/or its business, a breach of this Agreement and shall include but not be limited to alcohol and substance abuse, harassment and other such actions which jeopardize the Company and or its business.

5. PERMANENT DISABILITY

In the event Executive shall fail, because of Illness, physical or mental disability or other incapacity, for a period of three (3) consecutive months, or for shorter periods aggregating four (4) months during any twelve-month period, to render the services provided for by this Agreement, then the Company may, by written notice to Executive after the last day of the three (3) consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of four months, reduce Executive's compensation hereunder for "Permanent Disability" as follows:

First Four Months No Reduction

Following 12 months Fifty percent (50%)

(or if less, the of compensation

balance of the

Employment Term)

Executive will use his reasonable best efforts to cooperate with any physician practicing in the

State of New Jersey selected by the Company to determine whether or not Permanent Disability exists. To the extent a dispute should arise with respect to whether or not Permanent Disability exists, Executive and the Company shall each be entitled to select their own physician practicing in the State of New Jersey having appropriate and acknowledged levels of expertise in the area of the claimed disability, and the joint determination of such physicians made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement; provided that if such physicians cannot agree, the matter will be referred to arbitration in the manner set forth in Section 4.1.4. Any payments provided for in this Section 5 shall be reduced to the extent that such payments, together with any disability payments received by Executive under any disability plan, program or arrangements, exceed Executive's Base Salary. Except (i) as to the obligation to continue to pay Executive's medical insurance premiums for a period of 18 months following delivery of the written notice of "Permanent Disability" to Executive or (ii) as otherwise provided herein, upon final determination of permanent disability, the Company shall have no further obligation to Executive under this Agreement.

6 NON-COMPETITION/NON-SOLICITATION AND CONFIDENTIALITY

6.1. Non-competition/Non-solicitation. Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (a) engage in any business that is in competition with any business actively conducted by the Company or any of its subsidiaries/affiliates within the various states in which the Company or its subsidiaries/affiliates conduct business; (b) solicit or endeavor to entice away from the Company or any of its subsidiaries/affiliates any person who is, or was during the then most recent 24-month period, employed by or a subcontractor of the Company or any of its subsidiaries/affiliates; (c) solicit or endeavor to entice away from the Company or any of its subsidiaries/affiliates any person or entity who is, or was within the then most recent 24-month period, a customer, client or prospect of the Company or any of its subsidiaries/affiliates for a competing product; or (d) perform any services in competition with the Company or its subsidiaries/affiliates for or on behalf of any such customer, client or prospect. For purposes of this paragraph, the term "prospect" shall be mean those potential customers and/or contacts of the Company and/or its subsidiaries/affiliates on the date of termination of this Agreement, as determined and included in a then existing sales prospect report maintained by the Company's sales management . The obligations of this Section 6.1 shall apply for 24 months after termination of employment of, or resignation by Executive as well as after the end of the Term of Employment and during employment and shall be extended by a period of time equal to any period during which Executive shall be in breach of such obligations.

6.2. Confidentiality. Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that she may learn or has learned by reason of his association with the Company or any of its subsidiaries and affiliates. The term "confidential information" includes information not previously disclosed to the public or to the trade by the Company's management, or otherwise in the public domain, with respect to the Company's, or any of its affiliates or subsidiaries, products, services, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, products or service price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company's products), business plans, prospects or opportunities.

6.3. Exclusive Property . Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by Executive relating to the business of the Company shall be and remain the property of the Company. Similarly, all patents and/or inventions or new products developed by Executive, alone or with others during the term of this Agreement shall constitute "work product" as such term is generally used and shall remain the property of the Company upon termination or expiration of this Agreement.

6.4. Injunctive Relief. Without intending to limit the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6 and, to the extent it is successful on the merits, to obtain reimbursement for all its costs and expenses reasonably incurred, including reasonable attorneys fees, in connection with the enforcement of this Section 6. If for any reason a final decision of any court determines that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable.

The parties hereto acknowledge and agree that the consideration given for the non-competition clause contained in Section 6.1 above are the valuable and substantial stock options set forth in Section 2.4 hereinabove.

7 MISCELLANEOUS

7.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows

To Company: Board of Directors

Magnitude Information Systems, Inc.

401 Route 24, Chester, New Jersey 07930

With copy to: Chief Financial Officer

Magnitude Information Systems, Inc.

401 Route 24, Chester, New Jersey 07930

To Executive: :Steven W. Jagels

5 Corwin Street, Ironia, NJ 07845

Any such notice or communication shall be sent certified or registered mail, return receipt requested, or by recognized overnight delivery service, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt, as shown by the receipt therefore, shall determine the time at which notice was given.

7.2. Severability. If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

7.3. Assignment. This Agreement shall inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive.

7.4 Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and Executive with reference to the subject matter hereof. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

7.5. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

7.6. Governing Law. This Agreement shall he construed, interpreted, and governed in accordance with the laws of New Jersey without reference to rules relating to conflict of law.

IN WITNESS WHEREOF the Company has caused this Agreement to be duly executed and Executive has hereunto set his hand, as of the day and year first above written.

MAGNITUDE INFORMATION SYSTEMS, INC.

By:__/s/ Steven D. Rudnik____________

Steven D. Rudnik

EXECUTIVE

__/s/ Steven W. Jagels_____________

Steven W. Jagels

Exhibit 5.1 Exhibit 5.1

Joseph J. Tomasek

Attorney At Law

75-77 North Bridge Street

Somerville, New Jersey 08876

June 17, 2002

Magnitude Information Systems, Inc.

401 State Route 24

Chester, New Jersey 07930

Ladies and Gentlemen::

I have acted as counsel for Magnitude Information Systems, Inc., a Delaware corporation ("Magnitude"), in connection with the preparation of a Registration Statement on Form SB-2, Registration No. 333-73992, and Amendment No. 1 thereto (collectively, the "Registration Statement") to be filed by Magnitude with the Securities and Exchange Commission (the "Commission") on or about June 17, 2002 pursuant to the Securities Act of 1933 (the "Act"). The Registration Statement relates to up to 33,837,440 shares (the "Shares") of common stock, par value $.0001 per share (the "Common stock").

I have examined such corporate records, certificates and other documents as I have considered necessary or appropriate for the purposes of this opinion. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as copies. In examining agreements executed by parties other than Magnitude, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which I have not independently verified or established, I have relied upon statements and representations of officers and representatives of Magnitude and others.

Based on such examination, I am of the opinion that the Shares have been duly authorized for issuance and are validly issued, fully-paid and non-assessable.

I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to me and this opinion in the prospectus that forms a part of the Registration Statement.

Very truly yours,

/s/ Joseph J. Tomasek

Joseph J. Tomasek, Esq.

Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Magnitude Information Systems, Inc. and Subsidiaries

As independent public accountants, we hereby consent to the inclusion in the Amendment No. 1 to Form SB-2 Registration Statement of Magnitude Information Systems, Inc. and Subsidiaries, filed with the Commission on or about June 17, 2002, of (1) Unaudited Financial Statements for the three months period ended March 31, 2002, and; (2) our report dated March 27, 2002, on the Consolidated Financial Statements of Magnitude Information Systems, Inc. and Subsidiaries for the fiscal year ended December 31, 2001, and to all references to our Firm included in this Amendment No. 1 to the Registration Statement.

/s/ Rosenberg Rich Baker Berman & Company

Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey

June 17, 2002